As filed with the Securities and Exchange Commission on August 11, 2008

Registration No. 333-152096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WorldWater & Solar Technologies Corp.

(formerly WorldWater & Power Corp.)

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

8711

(Primary Standard Industrial Classification Code Number)

33-0123045

(I.R.S. Employer Identification Number)

200 Ludlow Drive

Ewing, New Jersey 08638

(609) 818-0700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Frank W. Smith

Chief Executive Officer

WorldWater & Solar Technologies Corp.

(609) 818-0700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Stephen A. Salvo

Salvo Landau Gruen and Rogers

510 Township Line Road

Blue Bell, Pennsylvania 19422

(215) 653-0110

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering . ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed per share offering price (2)	Amount of registration fee
Common stock, par value $.001 per share	69,483,187		$0.685	$1,871
Common stock, par value $.001 per share, underlying warrants and convertible preferred stock	99,599,470	(3)	$0.685	$2,681
Total	169,082,657		$0.685	$4,552.00
(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution in connection with a stock split, stock dividend or similar event.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock reported on the OTC Bulletin Board on June 30, 2008.

(3)	Represents shares issued to certain selling stockholders in connection with certain private placements and/or as compensation for services performed for the benefit of the Company.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE.  THE SELLING STOCKHOLDERS IDENTIFIED HEREIN MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 2, 2008

PROSPECTUS

WorldWater & Solar Technologies Corp.

200 Ludlow Drive

Ewing, New Jersey 08638

(609) 818-0700

169,082,657 Shares of Common Stock, par value .001 per share

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 169,082,657 shares of common stock of WorldWater & Solar Technologies Corp. (“WorldWater” or the “Company”), a Delaware corporation, for their own account.  The number of shares that the selling stockholders may offer for sale in accordance with this prospectus includes:

•                  Up to 69,483,187 shares of common stock;

•                  Up to 45,462,730 shares of common stock which may be issued upon exercise of warrants underlying shares of common stock;

•                  Up to 48,928,570 shares of common stock which may be issued upon conversion of up to 4,892,857 shares of the Company’s Series D Convertible Preferred Stock; and

•                  Up to 5,208,170 shares of common stock which may be issued upon (i) exercise of the Company’s Series D Convertible Preferred Stock warrants into up to 520,817 shares of convertible preferred stock and (ii) conversion of such preferred stock into common shares.

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf registration” process.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

The selling stockholders may offer all or part of their shares for resale from time to time pursuant to various agreements between certain selling stockholders and us and/or pursuant to public or private transactions, at either prevailing market prices or at privately negotiated prices. We will receive proceeds, which we intend to use for working capital and for general corporate purposes, upon the exercise by the selling stockholders of warrants underlying common shares and from the exercise of the warrants underlying the Company’s Series D preferred stock, but we will not receive any proceeds from the sale of common shares held by the selling stockholders or from the conversion of the Series D preferred stock into common shares.  In connection with any sales of common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.

We will pay all of the registration expenses incurred in connection with this offering, but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “WWAT.OB”. On June 30, 2008, the last reported sale price per share of our common stock as reported by the OTCBB was $0.71.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY READ THIS PROSPECTUS INCLUDING, WITHOUT LIMITATION, THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS AND ANY ACCOMPANYING PROSEPCTUS SUPPLEMENT, AS WELL AS ANY POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 2, 2008

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus.  The selling stockholders are offering to sell shares of our common stock, including shares they acquire on exercise of their warrants or through conversion of preferred stock (including preferred stock obtained through exercise of preferred stock warrants), only in jurisdictions where such offers and sales are permitted.  The information contained in this prospectus is believed accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  Our business, financial conditions, results of operations and prospects may have changed since that date.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or by any selling stockholder.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

Market data and certain industry forecasts used in this prospectus and the documents included in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

In this prospectus, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “WorldWater” or the “Company”, refer to WorldWater & Solar Technologies Corp., either alone or together with our subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in these securities. You should read the entire prospectus carefully, including, without limitation, “Risk Factors,” the consolidated financial statements and the related notes before making an investment decision.

Business Overview

WorldWater & Solar Technologies Corp. is a solar engineering and project management company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers, primarily in domestic markets. With significantly rising energy prices and related shortages, along with significant state and federal incentives, and utility company rebate programs, domestic markets have emerged as the Company’s highest priority. WorldWater is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value. The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, and Mobile MaxPure®.

The Company is continuing to work to develop innovative new products to meet customer needs, especially using new technology to clearly differentiate from current/competitive products.  On October 29, 2007, the Company entered into an Agreement and Plan of Merger with ENTECH, Inc. of Keller, Texas (“ENTECH”), to acquire all the outstanding shares of common stock of ENTECH upon completion of the necessary due diligence and after obtaining appropriate financing. The merger transaction was completed on January 28, 2008.  We expect the transaction to result in a combined company with significantly enhanced solar technology and efficiency of our large solar applications.  With the combined technologies of the Company and ENTECH, we believe our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates.  We believe the merger will provide substantial strategic and financial benefits to the Company and our stockholders.

We are a Delaware corporation. The Company’s common stock is publicly traded on the NASDAQ OTC Bulletin Board under the symbol WWAT.OB. Our corporate headquarters and research facilities are located at 200 Ludlow Drive in Ewing, New Jersey 08638.

The Offering

Securities Offered:

169,082,657 shares of common stock, par value $.001 per share, consisting of 69,483,187 issued common shares, 45,462,730 common shares issuable upon exercise of outstanding warrants, and 54,136,740 common shares issuable upon exercise of warrants and conversion of our Series D Convertible Preferred Stock, par value $.01 per share.

Offering Prices:	Prevailing market prices or at such other prices as the selling stockholders may determine.

Common Stock Outstanding: Before the Offering:	234,274,768 shares as of June 30, 2008.

Common Stock Outstanding: After the Offering:	333,874,238 shares.

Dividend Policy:

Dividends on our common stock may be declared and paid when and as determined by our Board of Directors. We have not paid and do not expect to pay dividends on our common stock for the foreseeable future.

OTC Bulletin Board symbol:	WWAT.OB.

Use of Proceeds:

We are not selling any of the shares of common stock being offered by this prospectus and we will not receive any of the proceeds from the sales of the common shares by the selling stockholders. All proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they sell their shares.

We will receive proceeds upon the exercise of warrants. We intend to use any cash proceeds received in connection with the exercise of warrants for working capital and other general corporate purposes. However, we cannot assure you that any warrants will be exercised by the selling stockholders.

Risk Factors:

An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest.

Our address:

Our principal executive offices are located at 200 Ludlow Drive in Ewing, New Jersey 08638. Our telephone number is (609) 818-0700 and our website domain address is www.worldwater.com. The information contained on our website is not part of this prospectus.

SUMMARY FINANCIAL DATA

The data set forth below should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited and unaudited consolidated financial statements and notes thereto, included elsewhere in this prospectus.  The statement of operations data for the three months ended March 31, 2007 and the fiscal years ended December 31, 2007, 2006, and 2005, and the balance sheet data at December 31, 2007 and 2006 have been derived from the audited financial statements appearing elsewhere in this filing. The statement of operations data for the fiscal years ended December 31, 2004, and 2003, and the balance sheet data at March 31, 2007 and December 31, 2005, 2004, and 2003 have been derived from audited financial statements, not included elsewhere herein.  The summary consolidated financial data for the three months ended March 31, 2008 and 2007 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operations.  Operating results for the three months ended March 31, 2008 or March 31, 2007 are not necessarily indicative of the results that may be expected for any other period.

Statement of	Three Months Ended March 31,		Year Ended December 31,
Operations Data:	2008	2007	2007	2006	2005	2004	2003
Total revenues	$9,004,174	$949,277	$18,466,020	$17,333,681	$2,031,480	$5,837,224	$1,279,573
Net loss attributable to common shareholders	(7,280,589)	(2,171,709)	(14,423,450)	(15,577,688)	(6,377,646)	(8,056,694)	(3,924,774)
Basic and diluted net loss per common share	(0.04)	(0.01)	(0.09)	(0.11)	(0.07)	(0.12)	(0.08)

	As of March 31,		As of December 31,
Balance Sheet Data:	2008	2007	2007	2006	2005	2004	2003
Cash and cash equivalents	$29,352,823	$2,997,487	$6,873,448	$5,770,595	$798,649	$38,852	$59,045
Total assets	102,291,775	13,666,916	31,489,988	17,268,146	2,664,404	1,790,868	221,225
Convertible redeemable preferred stock	11,619,561	11,929,561	11,679,561	11,929,561	—	—	—
Stockholders’ equity (deficiency)	79,292,809	(3,272,237)	7,610,889	(1,862,724)	(852,837)	(4,273,641)	(3,941,442)

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

The risks and uncertainties described below are not the only ones we may face.  Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, and/or operating results. If any of the following risks, or any other risks not described below, actually occur, it is likely that our business, financial condition, and/or operating results could be materially adversely affected.  In such case, the trading price of our common stock could decline and you could lose part or all of your investment.

The following factors, among others, could cause actual results to differ materially from those contained in the forward-looking statements made in this prospectus and presented elsewhere by management from time to time.

RISKS RELATED TO OUR BUSINESS

We have historically incurred losses and losses may continue in the future.

Since 1997, we have lost money.  In the quarter ended March 31, 2008, we sustained losses from operating activities of $7,544,777; the accumulated deficit as of March 31, 2008 was $71,290,196.  Future losses are likely to occur.  Accordingly, we may experience significant liquidity and cash flow problems and additional operating losses if we are not able to raise additional capital as needed and on acceptable terms.

If we are unable to raise additional capital to finance operations, our business operations will be curtailed.

Our operations have relied almost entirely on external financing to fund our operations.  Such financing has historically come from a combination of borrowings from, and sale of common and convertible preferred stock to, third parties.  We will need to raise additional capital to fund our anticipated operating expenses and future expansion.  The sale of additional shares of our common stock and/or convertible preferred stock to raise capital may cause dilution to our existing shareholders.  We will likely need to curtail business operations if we are unable to raise the necessary funds and any such curtailment could be materially harmful to our business and may result in a lower stock price.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Currently our common stock is quoted on the OTC Bulletin Board market and the trading volume developed to date is limited by the fact that many major institutional investment funds and mutual funds, as well as many individual investors, follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.  The OTC Bulletin Board market is an inter-dealer market and is much less regulated than the major stock exchanges, and trading in our common stock is potentially subject to abuses and volatilities and shorting.

There is currently no broadly followed and established trading market for our common stock.  An established trading market may never develop or be maintained.  Active trading markets generally result in less price volatility and more efficient execution of buy and sell orders.  Absence of an active trading market reduces the liquidity of the shares traded.

Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could reduce the market price of our common stock without regard to our operating performance.  In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Failure to retain or attract key personnel will have a material negative impact on the sales, development and enhancement of our products.

Our future success depends, in significant part, on the continued services of key officers. We may not able to find an appropriate replacement for our key personnel. Any loss or interruption of our key personnel’s services could have a material negative impact on our ability to develop and implement our business plan.

In addition, our business plan relies heavily on attracting and retaining industry specialists with extensive technical and industry experience and existing relationships with many industry participants so that we can fully develop and enhance our technology.  The markets for many of our experienced employees are extremely competitive.  The sale of our products, and the future development and enhancement of our products, will be limited if we are not successful in our efforts to recruit and retain the personnel we will need.

Our projects require substantial up-front costs before any revenues will be realized.

A significant portion of our revenue is expected to be derived from projects which require significant up-front expense to us; revenues will often not be realized until the projects are completed or certain significant milestones are met.  Our failure, or any failure by a third-party with which we may contract, to perform services or deliver our products on a timely basis could result in a substantial loss to us.

We may not be able to protect our intellectual property rights, and/or we inadvertently may be infringing on the intellectual property rights of others, which could result in significant expense and loss of intellectual property rights.

If a court determines that we infringed on the rights of others, we may be required to obtain licenses from such other parties and may be required to pay significant sums as damages to such parties.  The persons or organizations holding the desired technology may not grant licenses to us or the terms of such licenses may not be acceptable to us.  In addition, we could be required to expend significant resources to develop non-infringing technology, or to defend claims of infringement brought against us.

We rely on the registration of patents and trademarks, as well as on compliance with trade secret laws and confidentiality agreements with our employees.  We may need to expend significant resources to protect and enforce our intellectual property rights.

Any failure to meet the technological requirements of our customers may hinder sales of our products.

Our ability to continue to increase sales and use of our products is dependent on the advancement of our existing technology.  In order to obtain and maintain a significant market share, we are required to continually make advances in technology.  Any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on us.  We may encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products and processes.

Competitive conditions affecting WorldWater may limit our growth and profitability.

Our products compete with both conventional and solar technologies that generate electric power.  The main competitive technologies are diesel or gasoline generators and electrical grid line extension.

The cost of installing a solar array to drive a pump or motor may be more or less than the cost of grid line extension, depending upon the extent of the grid line extension.  However, the cost of operating a pump or motor driven by solar power is less expensive than the cost of running a conventional electric pump or motor because of the on-going cost of electric energy from the local electric utility.  It should be noted that the cost of electric line extension is usually subsidized by government authorities, which can adversely impact our ability to compete with installation costs.

The initial cost of acquiring a diesel pump or motor is less expensive than the initial cost of a solar pump.  However, the operations and maintenance cost of the diesel pump or motor is greater than a solar driven pump or motor; in remote areas, availability of fuel and spare parts are also unreliable.  An end-user may be able to pay off the higher installation cost of the solar driven pump or motor over time from the savings otherwise spent on operations and maintenance of the diesel pump.

Our proprietary technology permits use of “off-the-shelf” AC pumps and motors—AC driven pumps and motors are available in countries throughout the world, allowing replacement and maintenance parts to be supplied on a local basis.  Other forms of solar-powered photovoltaic (PV) pumps and motors currently available use less reliable and less durable DC pumps and motors or custom AC pumps which are more costly and not readily available in most developing countries.

In many regions of the world, competitive products are not available.  In those markets where competition exists, the most commonly encountered competitors are Grundfos A/S of Denmark, a manufacturer of a large range of water pumps including a solar pump line, and Aero-Environment of California, which produces AC pumps.  There are a number of other DC-powered solar pump companies including Solar Jack of the US, Sun Motor of Canada, Southern Cross of Australia, and Total Energie from Europe.  Our competitors generally have far greater financial resources, more experienced marketing organizations, and a greater number of employees than we do.

We may not be successful in competing with these competitors for new customers or in retaining existing customers.  Our results of operations will likely suffer if we cannot compete with larger and better-capitalized companies.

Our marketing efforts in developing nations have encountered significant obstacles that have impeded sales.

In addition to our marketing efforts in the United States, we market our products to certain developed and developing nations.  The ability of these customers to order and pay for our products and services is dependent on a variety of factors including government approval, adequate funding and vigorous testing procedures.  We have experienced significant obstacles in marketing products and services in certain developing nations, including delays caused by budget constraints, bureaucratic inefficiencies and regime changes.

Our directors are not personally liable and are indemnified for breach of fiduciary duties.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), provides, as permitted by the Delaware General Corporation Law (“the DGCL”), and with certain exceptions, that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may discourage our stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders against a director.  In addition, our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by the DGCL and our directors have the opportunity to enter into indemnification agreements with the Company.

We depend on a limited number of suppliers of components for our systems, and any delay in supply could affect our ability to fill orders.

We currently purchase parts and materials from a limited number of suppliers.  In addition, although historically we have not been dependent on any one supplier or group of suppliers of components for our systems, we may become dependent in the future.  The inability to obtain certain components on a timely basis would limit our ability to complete projects in a timely manner.

No dividends have been paid by the Company.

We have never paid, nor do we anticipate paying, any cash dividends on our common stock.  Future debt and/or the sale of equity instruments or other securities may impose additional restrictions on our ability to pay cash dividends on our common stock.

Delaware law and our charter may inhibit a takeover of our company that stockholders may consider favorable.

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our Company, even if such transactions would be viewed to have significant benefits to our stockholders.  As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

We are subject to foreign exchange rate fluctuations that may result in losses.

Operations overseas are subject to foreign currency exchange rate fluctuations.  We may suffer losses due to adverse foreign currency exchange rate fluctuations.

If we fail to promptly correct our deficiencies with respect to internal controls or, once corrected, fail to maintain effective systems, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and adversely impact the trading price of our common stock.

The Company determined that, as of December 31, 2007, it did not have sufficient internal disclosure controls and procedures in place to ensure that (i) information required to be disclosed in reports filed or submitted by the Company under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that (ii) the information required to be disclosed by the Company is accumulated and communicated to the Company’s management to allow timely decisions regarding the required disclosures.

Management is responsible for establishing and maintaining effective internal controls over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) so that we are able to provide timely and reliable financial reports.    In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10—K for the fiscal year ending December 31, 2007.  Management, including the Company’s former Chief Executive Officer and former Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.  In making this assessment, management applied the criteria based on the “Internal Control — Integrated Framework” set forth by the Committee of Sponsoring Organizations of the Treadway Commission.  Our assessment included documenting, evaluating, and testing the design and operating effectiveness of the Company’s internal control over financial reporting.  Based upon this evaluation, management concluded that the Company’s internal controls over financial reporting were deficient as they contained a material weakness:  The Company did not have sufficient resources in place to ensure timely and accurate financial reporting.  The Company intends to take a number of corrective actions to address this material weakness as promptly as practicable.  These actions are expected to include the hiring of additional internal and/or external accounting and financial reporting professionals.

As of March 31, 2008, there was one change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting:  The Company implemented a new general ledger system effective January 1, 2008.  The process of continuing to strengthen our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention.  We cannot be certain that these measures will ensure that we will promptly have in place adequate controls over our financial processes and reporting or that, once established, we will maintain these controls in the future.  Furthermore, if we are able to rapidly grow our business, our internal controls will likely become more complex and will likely require significantly more resources to ensure that our internal controls overall remain effective.  Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results and/or cause us to fail to meet our reporting obligations.  If we or our auditors discover further material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

We are authorized to issue “blank check” preferred stock, which can be issued without stockholder approval and may adversely affect the rights of holders of our common stock.

We are authorized to issue 10,000,000 shares of preferred stock and 6,253,968 shares are currently issued and outstanding.  The Board of Directors is authorized under our Certificate of Incorporation to provide for the issuance of additional shares of preferred stock by resolution, and upon filing a certificate of designations under Delaware law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders.  Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend and/or liquidation rights.  In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our Company and thereby prevent stockholders from receiving the maximum value for their shares.  We have no present intention to issue any additional shares of our preferred stock but there can be no assurance that preferred stock will not be issued at some time in the future.

The solar power industry is currently experiencing an industry-wide shortage of polysilicon.  This shortage poses several risks to our business, including possible constraints on revenue growth and possible decreases in our gross margins and profitability.

There is currently an industry-wide shortage of polysilicon which has resulted in significant price increases in solar cells.  Polysilicon is an essential raw material used in the production of solar cells.  We expect that the average spot price of polysilicon will continue to increase in the near-term.  Increases in polysilicon prices are likely to increase the price we pay for solar cells, which could impact our manufacturing costs, our operating margins and our net income.  Even with these price increases, demand for solar cells has increased, and many of our principal competitors have announced plans to add additional manufacturing capacity.  As this manufacturing capacity becomes operational, it may increase the demand for polysilicon in the near-term and further exacerbate the current shortage.  Polysilicon is also used in the semiconductor industry generally and any increase in demand from that and other sectors will compound the shortage.  The production of polysilicon is capital intensive and adding capacity requires significant lead time.  While we are aware that several new facilities for the manufacture of polysilicon are under construction, we do not believe that the supply imbalance will be remedied in the near-term, which could lead to higher prices for, and reduced availability of, solar cells.

As polysilicon supply increases, the corresponding increase in the global supply of solar cells and panels may cause substantial downward pressure on the prices of our products, resulting in lower revenues and earnings.

The scarcity of polysilicon has resulted in the underutilization of solar panel manufacturing capacity.  As additional polysilicon becomes available in the future, we expect solar panel production globally to increase.  Decreases in polysilicon pricing and increases in solar panel production could each result in substantial downward pressure on the price of solar cells and panels, including our products.  Such price reductions could have a negative impact on our revenue, operating margins and earnings, and materially adversely affect our business and financial condition.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

We believe that the growth of the markets for our applications depends, at least currently, in large part on the availability and size of government-generated economic incentives.  At present, the cost of producing solar energy generally exceeds the price of electricity in the U.S. from traditional sources.  As a result, to encourage the adoption of solar technologies, the U.S. government and numerous state governments have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end- users, distributors, systems integrators and manufacturers of solar power products.  Reduction, elimination and/or periodic interruption of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and our revenues.  Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in our markets.  The reduction or elimination of government subsidies and economic incentives for solar energy applications, especially those in our target markets, could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations.

We act as the general contractor for our customers in connection with the installations of our solar power systems and are subject to risks generally associated with construction, bonding, cost overruns, delays and other contingencies, which could have a material adverse effect on our business and results of operations.

We act as the general contractor for our customers in connection with the installation of our solar power systems.  All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project.  These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project.  In addition, we require qualified, licensed subcontractors to install most of our systems.  Shortages of such skilled labor could significantly delay a project or otherwise increase our costs.  Should miscalculations in planning a project or defective work or late completion occur, we may not achieve our expected margins or cover our costs.  Also, some systems’ customers require performance bonds issued by a bonding agency.  Due to the general performance risks inherent in construction activities, it has become increasingly difficult recently to secure suitable bonding agencies willing to provide performance bonding.  In the event we are unable to obtain bonding, we will be unable to bid on, or enter into, sales contracts requiring such bonding.

Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet required performance criteria, resulting in unanticipated and potentially severe revenue and earnings losses and financial penalties.  Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials.  The occurrence of any of these events could have a material adverse effect on our business and results of operations.

The execution of our growth strategy for our systems segment is significantly dependent upon the continued availability of third-party financing arrangements for our customers.

For many of our projects, our customers have entered into agreements to finance the power systems over an extended period of time based on energy savings generated by our solar power systems, rather than pay the full capital cost of purchasing the solar power systems up front.  For these types of projects, many of our customers choose to purchase solar electricity under a power purchase agreement with a financing company that purchases the system from us.  These structured finance arrangements are complex and may not be feasible in many situations.  In addition, customers opting to finance a solar power system may forgo certain tax advantages associated with an outright purchase on an accelerated basis which may make this alternative less attractive for certain potential customers.  If customers are unwilling or unable to finance the cost of our products, or if the parties that have historically provided this financing cease to do so, or only do so on terms that are substantially less favorable for us or for these customers, our growth will be adversely affected.

The success of our systems’ segment will depend in part on the continuing formation and availability of such financing companies and the potential revenue source they represent.  In deciding whether to form and invest in such financing companies, potential investors weigh a variety of considerations, including their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation.  Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax consequences which may adversely affect an investor’s projected return on investment and which could have a material adverse effect on our business and results of operations.

We may be subject to unexpected warranty expense; if we are subject to warranty and product liability claims, such claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products.  We have agreed to indemnify our customers and our distributors in some circumstances against liability from defects in our solar systems.  A successful indemnification claim against us could require us to make significant damage payments, which would negatively affect our financial results.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of our solar system products results in injury.  We may be subject to warranty and product liability claims in the event that our solar power systems fail to perform as expected or if a failure of our solar power systems results, or is alleged to result, in bodily injury, property damage or other damages.  Since our solar power products are electricity-producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes.  Moreover, we may not have adequate resources in the event of a successful claim against us.  We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims.  We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance.  However, a successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages.  In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, any or all of which could also adversely affect our business, operating results and the price of our common stock.

Warranty and product liability claims may result from defects or quality issues in certain third-party technology and components incorporated into its solar power systems, particularly solar cells and panels, over which we have no control.  While our agreements with suppliers generally include warranties, such provisions may not fully compensate us for any loss associated with third-party claims caused by defects or quality issues in such products.  In the event we seek recourse through warranties, we will also be dependent on the creditworthiness and continued existence of these suppliers.

Expansion of our manufacturing capacity has and will continue to increase our fixed costs, which increase may have a negative impact on our financial condition if demand for our products fails to increase or decreases.

We have recently expanded, and plan to continue to expand, our manufacturing facilities.  As we build additional manufacturing lines or facilities, our fixed costs will increase.  If the demand for our solar power products or our production output fails to increase, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per unit fixed cost, which would have a negative impact on our financial condition and results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

The market for electricity generation products is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities.  These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation.  In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified.  Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the demand for our solar power products.  For example, without a regulatory-mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network.  These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and/or financial condition.

We anticipate that our solar power products and their installation will continue to be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters.  It is difficult to track the requirements of individual states and design equipment to comply with the varying standards.  Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

We will continue to be dependent on a limited number of third-party suppliers for key components for our solar systems’ products during the near-term, which dependence could prevent us from delivering our products to our customers within required timeframes and could result in installation delays, cancellations, liquidated damages and loss of market share.

In addition to our reliance on a small number of suppliers for solar cells and panels, we rely on third-party suppliers for key components for our solar power systems, such as inverters that convert the direct current electricity generated by solar panels into alternating current electricity usable by the customer.

If we fail to develop or maintain our relationships with our limited number of suppliers or our suppliers experience production difficulties, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share.  To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, could impair our ability to manufacture our products or increase our costs.  If we cannot obtain substitute materials on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share, any of which could have a material adverse effect on our business and results of operations.

Acquisitions of other companies or investments in joint ventures with other companies could adversely affect our operating results, dilute our stockholders’ equity, or cause us to incur additional debt or assume contingent liabilities.

As part of our growth strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, increase our market coverage or enhance our technical capabilities, or otherwise offer growth opportunities.  From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. To increase our business and maintain our competitive position, we have acquired other companies and may in the future acquire additional other companies or engage in joint ventures.  Acquisitions and joint ventures involve a number of risks that could harm our business and result in the acquired business or joint venture not performing as expected, including:

•	insufficient experience with technologies and markets in which the acquired business is involved, which may be necessary to successfully operate and integrate the business;

•	problems integrating the acquired operations, personnel, technologies or products with the existing business and products;

•	diversion of management time and attention from the core business to the acquired business or joint venture;

•	potential failure to retain key technical, management, sales and other personnel of the acquired business or joint venture;

•	difficulties in retaining relationships with suppliers and customers of the acquired business, particularly where such customers or suppliers compete with us;

•	subsequent impairment of the acquired assets, including intangible assets; and

•	assumption of liabilities including, but not limited to, lawsuits, tax examinations, warranty issues, etc.

To the extent that we invest in, or joint venture with, upstream suppliers or downstream channel capabilities, we may experience competition or channel conflict with certain of our existing and potential suppliers and customers.  Specifically, existing and potential suppliers and customers may perceive that we are competing directly with them by virtue of such investments and may decide to reduce or eliminate their supply volume to us or order volume from us.

For example, as a result of our acquisition of ENTECH, we now directly compete with some of our own suppliers of solar cells and panels; the acquisition could cause one or more solar cell and panel suppliers to reduce or terminate their business relationship with us.  Any such reductions or terminations could adversely affect our ability to meet customer demand for solar power systems, and materially adversely affect our results of operations and financial condition.

The demand for products requiring significant initial capital expenditures such as our solar power products and services are affected by general economic conditions, such as increasing interest rates that may decrease the return on investment for certain customers or investors in projects, which could decrease demand for our systems’ products and services and which could have a material adverse effect on our business and results of operations.

The United States and many international economies are experiencing a period of slow economic growth.  A sustained economic recovery is uncertain.  In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar cells and solar power systems and new residential and commercial buildings.  If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

We have benefited from historically low interest rates in recent years, as these rates have made it more attractive for our customers to use debt financing to purchase our solar power systems.  Interest rates have fluctuated recently and may rise, which will likely increase the cost of financing these systems and may reduce an operating company’s profits and investors’ expected returns on investment.  This risk is becoming more significant to direct sales to financial institutions which sell electricity to end-customers under a power purchase agreement.  This sales model is highly sensitive to interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints.  Rising interest rates may also make certain alternative investments more attractive to investors, and therefore lead to a decline in demand for our solar power systems, which could have a material adverse effect on our business and results of operations.

RISKS RELATED TO ENTECH

ENTECH’s products include complex solar technology for markets which are subject to operational risks.

ENTECH, a subsidiary of the Company, is engaged in the development of complex solar technology for the solar energy market.  The technology developed by ENTECH is complex and susceptible to unique engineering elements that are not tested in the actual operating environment until commissioned.  As a result, ENTECH’s products may incur unanticipated engineering requirements or modifications which may cause ENTECH to incur additional operating, development and production expenses that have not been anticipated.

The industry in which ENTECH operates is highly competitive, which may result in a loss of market share or a decrease in revenue or profit margin.

ENTECH’s products and services are subject to competition from a number of similarly sized or larger businesses which may have greater financial and other resources than are available to ENTECH.  Factors that affect competition include timely delivery of products and services, reputation, manufacturing capabilities, price, performance and dependability.  Any failure to adapt to a changing competitive environment may result in a loss of market share and a decrease in revenue and profit margins.

ENTECH relies on a few key employees whose absence or loss could disrupt its operations or adversely affect its business.

ENTECH’s continued success is dependent on the continuity of the key management, operating and technical personnel.  The loss of these key employees would have a negative impact on its future growth and profitability.   ENTECH does not maintain key person insurance on any of these individuals.

ENTECH’s failure to attract and retain qualified personnel could lead to a loss of revenue or profitability.

The development, manufacture and installation of ENTECH’s products and services require continued access to qualified personnel at appropriate compensation levels.  The labor market for these labor categories, including electrical engineers and experienced licensed electricians, has been and is tightening.  Further, the solar energy industry in general, and ENTECH’s market in particular, has not attracted an adequate level of skilled personnel at all levels during the last two decades.  The continuation of this trend could impact ENTECH’s growth and profitability as well as cause unanticipated quality difficulties.

Natural disasters, terrorism, acts of war, international conflicts or other disruptions to ENTECH’s operations could harm its business.

Natural disasters, acts or threats of war or terrorism, international conflicts, and the actions taken by the United States and other governments in response to such events could cause damage to or disrupt ENTECH’s business operations or those of its customers, any of which could have an adverse effect on ENTECH’s business.

ENTECH could suffer a material loss as a result of such disruptions because it is not possible to predict future events or their consequences, any of which could decrease demand for ENTECH’s products, make it difficult or impossible for ENTECH to deliver its products, or disrupt its supply chain.

ENTECH’s success depends upon its ability to secure raw materials and supplies on acceptable terms.

Aluminum, steel and silicon represent a significant element of ENTECH’s material costs.  Significant increases in the prices of these materials can reduce ENTECH’s estimated operating margins if it is unable to recover such increases from customer revenues.

We have not yet fully evaluated the disclosure controls and procedures and internal control over financial reporting of ENTECH, and any deficiencies in ENTECH’s internal controls that we may find would require us to spend resources to correct those deficiencies and could undermine market confidence in our reported consolidated financial information and reduce the market price of our common stock.

Maintaining effective disclosure controls and procedures and internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud.  We are currently subject to certain provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which require, among other things, our management to make quarterly assessments of the effectiveness of our disclosure controls and procedures.  In the future, we will be subject to additional requirements to annually assess and report on our internal control over financial reporting and our independent registered public accounting firm will be required to issue a report on management’s assessment of our controls and procedures, which will be included in our annual reports filed with the Securities and Exchange Commission.  We are continuing to evaluate the strength of ENTECH’s disclosure controls and procedures and internal control over financial reporting.  If we identify any significant deficiencies or material weaknesses in ENTECH’s disclosure controls and procedures and internal control over financial reporting, we will be required to spend time and money to remedy those deficiencies.  If we are unable to sufficiently integrate ENTECH’s disclosure and control structure into our structure or correct any deficiencies we identify in a timely manner, we may conclude that these circumstances constitute a material weakness in disclosure controls and procedures and/or internal control over financial reporting and that our disclosure controls and procedures and/or internal control over financial reporting were not effective.  Investors could lose confidence in our reported consolidated financial information as a result, and the market price of our common stock could decline.

The Company may not realize the anticipated benefits and synergies of the merger with ENTECH due to the challenges associated with integrating the companies and other factors.

The success of our merger with ENTECH will depend in part on the success of management in integrating the operations, technologies, business, financial accounting systems and personnel of the two companies.  The inability of the combined company to meet the challenges involved in integrating successfully the operations of ENTECH and WorldWater or otherwise to realize any of the anticipated benefits of the merger could seriously harm the combined company’s results of operations.  In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses, liabilities and diversion of management’s attention. The challenges involved in integration include:

•                                          coordinating and integrating sales and marketing functions;

•                                          demonstrating to the combined company’s customers that the merger will not result in adverse changes in the business focus or the quality of the products and services previously provided by each company;

•                                          assimilating the personnel of both companies and integrating the business cultures of both companies;

•                                          consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•                                          maintaining employee morale and motivation.

WorldWater may not be able to successfully integrate ENTECH’s operations in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated.  The anticipated benefits and synergies of the merger are based on assumptions and current expectations, not actual experience, and assume a successful integration.  In addition to the potential integration challenges discussed above, the combined company’s ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent either company’s relationships with existing or potential customers, suppliers or strategic partners is adversely affected as a consequence of the merger.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

After the effective date of this registration statement on form S-1, a significant number of shares of our common stock will become eligible for resale in the open market, which could reduce the market price for our common stock and make it difficult for us to raise capital.

As of July 2, 2008, approximately 164,791,581 of the Company’s common shares were eligible for resale. After giving effect to this registration statement, assuming exercise of all warrants and conversion of all preferred stock registered hereunder, there would be 333,874,238 shares of our common stock eligible for resale.  The potential sale in the public market of a significant number of these shares within a relatively short period of time may cause the price of our common stock to decline.

The selling stockholders may sell their shares of common stock in the market, which may cause our stock price to decline.

Once this Registration Statement becomes effective, the selling stockholders will have the ability to sell in the public market the shares of common stock being registered in this offering.  The last reported sale price of our common stock as reported by the OTCBB on June 30, 2008 was $0.71 per share.  To the extent the selling stockholders acquired their shares or subsequently acquire common shares through the exercise of warrants at prices less than the current trading price of our common stock, they may have an incentive to immediately resell such shares in the market which may, in turn, cause the trading price of our common stock to decline.  Significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties that would place further downward pressure on our stock price.  Similarly, sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options, warrants or convertible preferred stock to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

Future sales of common stock may have the affect of lowering our stock price.

Sales of our common stock in the public market following this offering could lower the market price of our common stock.  Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

We may issue stock to finance acquisitions.

We may wish to acquire complementary technologies, additional facilities and other assets.  Whenever possible, we will try to use our stock as an acquisition currency in order to conserve our available cash for operations.  Future acquisitions may give rise to substantial charges for the impairment of goodwill and other intangible assets that would materially and adversely affect our reported operating results. Any future acquisitions will involve numerous business and financial risks, including, without limitation:

•       difficulties in integrating new operations, technologies, products and staff;

•       diversion of management attention from other business concerns; and

•       cost and availability of acquisition financing.

We will need to be able to successfully integrate any businesses we may acquire in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Our common stock is subject to the “penny stock” rules.

Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended, defines a “penny stock” as any equity security that is not listed on a national securities exchange or the NASDAQ system and has a bid price of less than $5 per share. We presently are subject to the penny stock rules. Our market price has been highly volatile and there is no assurance that the penny stock rules will not continue to apply to our shares for an indefinite period of time.  Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a decision respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser and receive the purchaser’s written approval of the transaction.  Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from purchasing penny stocks. Therefore, both the ability of broker-dealers to recommend our common stock and the ability of our stockholders to sell their shares in the secondary market could be adversely affected by the penny stock rules.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow.  These forward-looking statements may give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements involve risks and uncertainties and often include statements regarding, among other things, (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital.  They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology.  These statements may be found under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally.  In particular, forward-looking statements include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate.  They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties.  Consequently, no forward-looking statement can be guaranteed.  Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

USE OF PROCEEDS

We will receive proceeds upon the exercise by the selling stockholders of warrants, but we will not receive any proceeds from the sale of common shares by the selling stockholders or from the conversion by the selling stockholders of the Series D Convertible Preferred Stock into common shares.  We currently intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes.  We cannot assure you that any of the warrants will ever be exercised by the selling stockholders or the exact amount of proceeds that we may receive from the selling stockholders’ exercise of such warrants.

SELLING STOCKHOLDERS

We are, pursuant to the registration statement of which this prospectus forms a part, registering 169,082,657 shares of common stock, consisting of 69,483,187 shares of common stock, par value $.001 per share, 45,462,730 common shares issuable upon exercise of outstanding warrants and 54,136,740 common shares issuable upon exercise of warrants and conversion of our Series D Convertible Preferred Stock, par value $.01 per share.

The securities being offered hereunder may be offered for resale by the selling stockholders identified in the table below.  The table lists the names of the selling stockholders as well as, based upon information made available to us by each selling stockholder, the number of shares of common stock beneficially owned as of June 30, 2008 for each selling stockholder (including common shares underlying warrants and convertible preferred shares), the number of shares offered hereunder, the number of shares remaining after the offering, and the percentage of the Company’s outstanding shares beneficially owned by each selling stockholder who will own 1% or more of the Company’s common shares after the offering.

We have assumed that the selling stockholders will sell all of the shares registered for sale and, therefore, except as indicated in the table below, the selling stockholders will not own any shares common stock after the offering and sale.  Because the selling stockholders are under no obligation, however, to sell any shares pursuant to this prospectus, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how  many of our common shares will be owned by the selling stockholders after the offering.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had a material relationship of any kind with the Company, except for James Farrin, Walter Hesse, Quentin T. Kelly, Davinder Sethi, W. Harrison Wellford, Emcore Corporation (“Emcore”) and The Quercus Trust.

Mr. Farrin was the Company’s interim Chief Executive Officer for one year under an agreement which terminated on February 5, 2007.  Mr. Farrin holds 250,000 shares of the Company’s common stock and does not hold any stock options.   Presuming Mr. Farrin sells the 250,000 common shares that we are registering on his behalf on this Form S-1, Mr. Farrin will cease to own shares of common stock after the offering.

Dr. Hesse is Chief Executive Officer of the Solar Division of ENTECH, a subsidiary of the Company, and has served in that position since the Company’s acquisition of ENTECH on January 28, 2008.  He also serves on the Company’s Board of Directors.  Presuming Dr. Hesse sells the 2,992,549 common shares that we are registering on his behalf, and Mary Hesse, Dr. Hesse’s wife, sells the 1,086,255 common shares that we are registering on her behalf, neither Dr. Hesse nor Ms. Hesse will own shares of our common stock after the offering.

Mr. Kelly is a WorldWater employee and the Chairman of the Board of Directors.  Mr. Kelly currently holds 3,137,000 shares of the Company’s common stock and 4,090,000 fully vested stock options to acquire common stock.   Mr. Kelly’s current beneficial stock ownership consists of 2,380,940 shares owned directly by Mr. Kelly; 130,000 shares owned directly by Peggy R. Kelly, Mr. Kelly’s wife; 303,030 shares owned directly by QTK Limited Partnership; and 203,030 owned directly by CFK Limited Partnership.  Presuming Mr. Kelly sells the 27,000 common shares that we are registering on his behalf on this Form S-1, Mr. Kelly will beneficially own 3,110,000 shares of common stock and 4,090,000 fully vested stock options after the offering.

Dr. Sethi resigned his position as a member of our Board of Directors as of April 24, 2008.  Dr. Sethi currently holds 7,500 shares of the Company’s common stock and 450,000 fully vested stock options.  Presuming Dr. Sethi sells the 7,500 common shares that we are registering on his behalf on this Form S-1, Dr. Sethi will beneficially own 450,000 fully vested stock options after the offering.

Mr. Wellford resigned his position as a member of our Board of Directors as of April 24, 2008.  Mr. Wellford currently holds 133,333 shares of the Company’s common stock and 961,666 common stock warrants.   Mr. Wellford’s current beneficial stock ownership consists of 83,333 common shares and 961,166 warrants owned directly by Mr. Wellford, and 50,000 shares owned directly by Susanne Wellford, Mr. Wellford’s wife.  Presuming Mr. Wellford sells the 50,000 common shares and exercises and sells the 961,166 warrants that we are registering on his behalf on this Form S-1, Mr. Wellford will beneficially own 83,333 shares of common stock after the offering.

Emcore is registering 32,136,740 shares of our common stock, consisting of 2,892,857 shares of Series D convertible preferred stock and 320,817 warrants exercisable into Series D convertible preferred.  Each share of Series D preferred stock is convertible into ten shares of common stock in the Company.  These Series D stock and warrant holdings give effect to Emcore’s June 30, 2008 agreement to sell 2,000,000 shares of Series D convertible preferred stock and 200,000 Series D warrants to The Quercus Trust. The sale is scheduled to close by July 31, 2008.  Thus, presuming Emcore exercises the warrants, converts all Series D preferred shares into common shares and sells the 32,136,740 shares, Emcore will no longer own shares of our common stock after the offering.

The Quercus Trust is registering 107,200,000 shares of our common stock, consisting of 47,200,000 shares of common stock, 38,000,000 common stock warrants, 2,000,000 shares of Series D convertible preferred stock, and 200,000 warrants exercisable into Series D convertible preferred stock. Emcore, on June 30, 2008, announced that it had entered into an agreement to sell the 2,000,000 shares of Series D preferred stock and the 200,000 Series D warrants to The Quercus Trust for $6.54 per share of Series D convertible preferred stock. The sale is scheduled to close by July, 31, 2008.  Presuming that The Quercus Trust exercises the warrants and sells the 107,200,000 common shares, The Quercus Trust will own 1,892,500 shares of our common stock after the offering.

Pursuant to the terms of the selling stockholders’ agreements with us, all expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with the re-sale of shares.

	Ownership Before Offering		Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned(a)(b)	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned (c)(d)
Robert Abernethy (1)	80,000	80,000	0	*
Andrecca Inc. (2)	75,000	75,000	0	*
Thomas Anderson (3)	100,000	100,000	0	*
Aries Electronics, Inc. (4)	125,000	125,000	0	*
Avendis Absolute Alternative 1 Trading, LTD (5)	350,000	350,000	0	*
Bifrost Fund LP (6)	100,000	100,000	0	*
Black Forest International, LLC (7)	250,000	250,000	0	*
Debra Bremer (8)	25,000	25,000	0	*
Hope Callow (9)	4,585	4,585	0	*
Richard G. Callow (10)	4,585	4,585	0	*
Mary Castillo (11)	4,585	4,585	0	*
Crestview Capital Master, LLC (12)	100,000	100,000	0	*
Crystal Research Associates, LLC (13)	325,000	325,000	0	*
Lawrence Dubov (14)	100,000	100,000	0	*
Emcore Corp. (e) (15)	32,136,740	32,136,740	0	*
James Farrin (16)	250,000	250,000	0	*
Michael Giordano (17)	35,000	35,000	0	*
Glacier Partners (18)	375,000	375,000	0	*
John W. Heilshorn, Jr. (19)	175,000	175,000	0	*
Walter J. Hesse (20)	2,992,549	2,992,549	0	*
Walter J. and Mary G. Hesse (21)	1,086,255	1,086,255	0	*
Hollis Capital Partners LP (22)	150,000	150,000	0	*
Hyperion USA LLC (23)	500,000	500,000	0	*
Mark C. Jackson (24)	30,564	30,564	0	*
Just Business LLC (25)	15,000	15,000	0	*
Quentin T. Kelly (26)	7,227,000	27,000	7,200,000	3.1%
Keystone Trading Partners (27)	125,000	125,000	0	*
Gloria Star Kins (28)	50,000	50,000	0	*
Lifschultz Terminal & Leasing Co., Inc. (29)	326,923	326,923	0	*
Keith L. Lippert (30)	175,000	175,000	0	*
Market Street Securities, Inc. (31)	250,000	250,000	0	*
Jeanne Sable McClung (32)	4,509,455	4,509,455	0	*
Sharon L. McClung (33)	30,564	30,564	0	*
Almus J. McDanal, III (34)	1,230,213	1,230,213	0	*
Meaux Street Capital, LP (35)	1,250,000	1,250,000	0	*
Merriman Curhan Ford & Co. (36)	1,812,169	1,812,169	0	*
Amy Mesa-Jonassen, MD and Richardo Mesa-Tejada, MD (37)	30,242	30,242	0	*
Metropolitan Investments LLC (38)	600,000	600,000	0	*
Mark J. O’Neil (39)	1,556,333	1,556,333	0	*
Jeffrey L. Perry (40)	1,171,988	1,171,988	0	*
Suzanne Callow Qasem (41)	6,877	6,877	0	*
Radcliffe SPC, Ltd (o/b/o Class A Segregated Portfolio) (42)	500,000	500,000	0	*
Frank Ravenna (43)	115,200	115,200	0	*

	Ownership Before Offering		Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned(a)(b)	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned (c)(d)
Alexander Ruckdaeschel (44)	100,000	100,000	0	*
Leland Ruth (45)	60,000	60,000	0	*
Donald E. Sable, II (46)	4,509,455	4,509,455	0	*
Stephen Salvo (47)	15,000	15,000	0	*
SBI Brightline VII, LLC (48)	756,691	756,691	0	*
Nelson Schaenan, Jr. (49)	250,000	250,000	0	*
Henry J. Schneider (50)	384,279	384,279	0	*
Davinder Sethi (51)	457,500	7,500	450,000	*
Robby D. Sims (52)	10,698	10,698	0	*
Don H. Spears (53)	18,339	18,339	0	*
The Quercus Trust (f) (54)	109,092,500	107,200,000	1,892,500	*
Thieme Consulting (55)	10,081	10,081	0	*
J. David Watson (56)	34,385	34,385	0	*
Robert R. Walters (57)	1,507,736	1,507,736	0	*
W. Harrison Wellford (58)	1,094,999	1,011,666	83,333	*
Wharton Capital Partners (59)	50,000	50,000	0	*

(a)   For purposes of the above table, the number of shares offered includes all shares beneficially owned by each selling stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that may be obtained within sixty days of June 30, 2008 are deemed to be beneficially owned by the person holding securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless set forth in the footnotes below, investment and voting control over the shares is held in the name of each selling stockholder.

(b)  The Company’s common stockholders, at a special meeting of stockholders held on June 26, 2008, voted a majority of WorldWater’s outstanding common shares in favor of adopting an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at an exchange ratio of not less than 1-for-4 and not more than 1-for-8 and to authorize the Board of Directors to implement the reverse stock split with this range at any time prior to the 2009 annual meeting of stockholders.  If the reverse split is implemented before certain selling stockholders have re-sold their registered shares, then the number of shares owned by each such selling stockholder and offered in accordance with this prospectus shall be adjusted to reflect the exchange ratio of the reverse stock split.

(c)  As of June 30, 2008 there were 234,274,768 shares of our common stock issued and outstanding.  In determining the percentage of common stock beneficially owned by a selling stockholder on June 30, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder, and (b) the denominator is the sum of (i) the 234,274,768 shares outstanding on June 30, 2008 and (ii) the number of shares of common stock which each of the selling stockholders has the right to acquire within 60 days of June 30, 2008.

(d)  Percentages shown as * means that the selling stockholder will own less than 1% of the common stock outstanding after the offering presuming that all shares offered pursuant to this Registration Statement on Form S-1 are sold.

(e)  Emcore. in accordance with its ownership of the Company’s Series D Convertible Preferred Stock, is entitled to elect two directors to the Company’s Board of Directors. Emcore has elected Dr. Hong Hou and Reuben F. Richards. Jr.

(f)  The Ouercus Trust, in accordance with its ownership of the Company’s Series F Convertible Preferred Stock, is entitled to elect two directors to the Company’s Board of Directors. The Ouercus Trust had elected David Anthony and David Gelbaum.

(1)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 50,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.15 and a January 15, 2009 expiration date, and 20,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.15 and an April 6, 2009 expiration date. The selling stockholder received the warrants and stock in connection with two loans – $25,000 and $50,000—made to the Company in 2005.

 (2)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  75,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in consideration for an April 16, 2007 payment of $150,000, part of the Company’s $5,450,000 private placement that year (the “2007 Private Placement”).

(3)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 100,000 shares of common stock. The selling stockholder received the shares in connection with the settlement of litigation between the Company and the selling stockholder.

(4)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 125,000 shares of common stock. The selling stockholder received the shares in connection with an October 2, 2006 loan of $400,000 to the Company.

(5)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 200,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.50 and a May 7, 2012 expiration date, and 150,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.50 and a May 24, 2012 expiration date. The selling stockholder received the warrants in connection with an April 25, 2007 payment of $400,000 and a May 8, 2008 payment of $300,000, each payment being made to the Company as part of the 2007 Private Placement.

(6)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 100,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in conncetion with an April 5, 2007 payment of $200,000 made to the Company as part of the 2007 Private Placement.

(7)  The  number of shares of common stock listed as beneficially owned by such selling stockholder consists of 200,000 shares of common stock and 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 7, 2012 expiration date. WSITE International Foundation has investment and voting control over 100,000 shares and 25,000 warrants, and Fundacion De Las Mercedes has investment and voting control over the remaining shares and warrants. The selling stockholder received 250,000 warrants in connection with an April 17, 2007 payment of $100,000 made to the Company as part of the 2007 Private Placement. The selling stockholder received 200,000 shares of common stock upon exercising 200,000 warrants.

(8)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 25,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in connection with an April 13, 2007 payment of $50,000 made to the Company as part of the 2007 Private Placement.

(9)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 4,585 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(10)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 4,585 shares of common stock.  The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(11)   The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 4,585 shares of common stock.  The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

 (12)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 100,000 shares of common stock. Crestview Capital Partners, LLC (“CCP”) has investment and voting control over the shares. The selling stockholder received 100,000 warrants in connection with a warrant transfer agreement and, upon exercising the warrants, received 100,000 shares of common stock from the Company. Stewart Flink, one of the managing members of CCP, is an affiliate of a broker-dealer. Mr Flink has confirmed that the warrants were acquired to be resold in the ordinary course of CCP’s business.

(13)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 175,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.31 and an August 24, 2009 expiration date and 150,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.41 and a January 17, 2009 expiration date. The warrants were issued to that selling stockholder on August 24, 2005 and January 18, 2006 in connection with various investor relation services provided by the selling stockholder to the Company.

 (14)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 100,000 shares of common stock. The selling stockholder received the shares in connection with a $50,000 loan to the Company made on or about May 14, 2004.

(15)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 28,928,570 shares of common stock issuable upon conversion of 2,892,857 shares of Series D convertible preferred stock, and 505,044 warrants exercisable into an additional 305,044 shares of Series D Stock (equivalent to 3,050,440 shares of common stock) with an exercise price of $3.17 per warrant and a November 29, 2016 expiration date. The shares and warrants were issued to Emcore in connection with a $13,500,000 investment in the Company made by Emcore on Novemeber 29, 2006 and a $50,000 bridge loan made to the Company. See “Certain Relationships and Related Transactions—EMCORE Investement in the Company” below on page 81 for additional information. On June 30, 2008, Emcore announced that it had agreed to sell 2,000,000 shares of Series D stock and 200,000 Series D warrants to The Quercus Trust, Based on the Company’s review of Form 4 filings by The Quercus Trust, the Company believes that the transaction has closed.

(16)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 250,000 shares of common stock. The shares represent partial consideration for consulting services rendered by the selling stockholder to the Company on or about September 2, 2005.

 (17)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  35,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in connection with an April 16, 2007 payment of $70,000 made to the Company as part of the Company’s 2007 Private Placement.

(18)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 375,000 shares of common stock. The selling stockholder received the warrants in connection with an April 9, 2007 payment of $500,000 and an April 17, 2007 payment of $250,000, each made to the Company as part of the 2007 Private Placement.

(19)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  175,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.41 and a January 17,  2009 expiration date. The selling stockholder received the warrants as consideration for investor relation services rendered to the Company on or about January 18, 2006.

(20)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 2,992,549 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(21)   The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,086,255 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(22)   The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 150,00 shares of common stock. The selling stockholder received 150,000 warrants in connection with an April 13, 2007 payment of $300,000 made to the Company as part of the 2007 Private Placement. The selling stockholder exercised the warrants and received 150,000 shares of common stock.

(23)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  500,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in connection with an April 23, 2007 payment of $1,000,000 made to the Company as part of the 2007 Private Placement.

(24) The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 30,564 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(25)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 15,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.65 and a May 24, 2012 expiration date.  The selling stockholder received the warrants in connection with investment banking services provided to the Company.

(26)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 3,137,000 shares of common stock and 4,090,000 fully vested stock options.  Presuming the selling stockholder sells the 27,000 common shares that we are registering on his behalf on this Form S-1, the selling stockholder will beneficially own 3,110,000 shares of common stock and 4,090,000 stock options after the offering. The selling stockholder received 27,000 shares in connection with a $27,000 loan made to the Company on May 9, 2005.  All other shares and options were provided in connection with the selling stockholder’s employment by the Company.

(27) The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  100,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.50 and a May 24, 2012 expiration date.  The selling stockholder received the 125,000  warrants in connection with a May 9, 2007 payment of $50,000 made to the Company as part of the 2007 Private Placement. The selling stockholder previously exercised 100,000 warrants and received 100,000 shares of common stock. The selling stockholder is a registered broker-dealer but has not provided investment banking services to the Company.  The securities were acquired, and will be sold, in the ordinary course of business.

(28)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 50,000 shares of common stock. The shares were issued to the selling stockholder as consideration for consulting services provided from June 1, 2007 through May 31, 2008.

(29)  The number of shares of common stock listed as beneficially owned by such selling stockholder  consists of  326,923 shares  of common stock issuable upon exercise of warrants with an exercise price of  $0.39 and a January 31, 2009 expiration date. The warrants were issued as an inducement for the early exercise of warrants previously issued to the selling stockholder in connection with providing loans to the Company and performing consulting services.

(30)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  175,000 shares of common stock issuable upon exercise of warrants with an exercise price of  $0.41 and a January 17, 2009 expiration date. The warrants were issued as consideration for investor relation services provided by the selling stockholder on or about January 18, 2006.

(31)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  200,000 shares of common stock, and 50,000 shares of common stock  issuable upon exercise of warrants with an exercise price of  $0.50 and a May 24, 2012 expiration date. The selling stockholder received 250,000 warrants in connection with a $100,000 payment made to the Company as part of the 2007 Private Placement. The selling stockholder previously exercised 200,000 warrants and received 200,000 shares of common stock. The selling stockholder is a registered broker-dealer but has not provided investment banking services to the Company.  The securities were acquired, and will be resold, in the ordinary course of business.

(32)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 4,509,455 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(33)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 30,564 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(34)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,230,213 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(35) The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,000,000 shares of common stock and  250,000 shares of common stock issuable upon exercise of warrants with an exercise price of $.50 and a May 7, 2012 expiration. The selling stockholder received 1,250,000 warrants in connection with an April 17, 2007 payment of $100,000 made to the Company as part of the 2007 Private Placement. The selling stockholder previously exercised 1,000,000 warrants and received 1,000,000 shares of common stock.

(36) The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,812,169 shares of common stock issuable upon exercise of warrants with an exercise price of $.32 and a November 28, 2011 expiration date. The selling stockholder is a registered broker-dealer and received the warrants on December 18, 2006 as compensation for investment banking service provided to the Company. The selling stockholder intends to resell the shares in the ordinary course of business.

(37)  The number of shares of common stock listed as beneficially owned by such selling stockholders consists of 30,242 shares of common stock. The selling stockholder received 30,242 warrants on July 25, 2005 as consideration for various services rendered to the Company in 2005 and received 30,242 shares of common stock upon exercising the warrants.

(38)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 200,000 shares of common stock issuable upon exercise of warrants with an exercise price of $.22 and an August 23, 2011 expiration date, and 400,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.22 and a December 17, 2011 expiration date. The warrants were issued in connection with a $400,000 loan made to the Company on August 24, 2006, and a $400,000 loan provided on December 18, 2006.

(39)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,556,333 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(40)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,171,988 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(41)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 6,877 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(42)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 500,000 shares of common stock issuable upon exercise of warrants with an exercise price of $.50 and a May 7, 2012 expiration date. RGC Management Company LLC, the owner of the selling stockholder, has investment and voting control of the shares. The selling stockholder received the warrants in connection with an April 18, 2007 payment of $1,000,000 made to the Company as part of the 2007 Private Placement.

(43)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 115,200 shares of common stock issuable upon exercise of warrants with an exercise price of $.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in connection with an April 16, 2007 payment of $180,000 made to the Company as part of the 2007 Private Placement.

(44)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  100,000 shares of common stock  issuable upon exercise of warrants with an exercise price of $0.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants from CD Capital Advisors, LLC. CD Capital Advisors, LLC received the warrants in connection with consulting services provided to the Company.

(45)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 60,000 shares of common stock.  The selling stockholder received the shares as consideration for consulting services provided to the Company from May 1, 2005 through April 30, 2006.

(46)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 4,509,455 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(47)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 15,000 shares of common stock. The selling stockholder received the shares in consideration of a $15,000 loan provided to the Company on or about May 19, 2005.

(48)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 250,000 shares of common stock issuable upon exercise of warrants with an exercise price of $.375 and a May 29, 2011 expiration date, and 506,691 shares of common stock issuable upon exercise of warrants with an exercise price of $0.35 and a June 1, 2011 expiration date. The selling stockholder received the warrants as an inducement for the early exercise of warrants previously issued to the selling stockholder in connection with performing investment banking services and providing a loan to the Company.

(49)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 200,000 shares of common stock and  50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $.50 and a May 7, 2012 expiration date. The selling stockholder received the warrants in connection with an April 13, 2007 payment of $100,000 made to the Company as part of the 2007 Private Placement.

(50)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 384,279 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(51)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 7,500 shares of common stock and fully vested 450,000 stock options.  Presuming the selling stockholder sells the 7,500 common shares that we are registering on his behalf on this Form S-1, the selling stockholder will beneficially own 450,000 stock options after the offering. The selling stockholder received the 7,500 shares of common stock in connection with a $7,500 loan to the Company made on or about May 23, 2005. The selling stockholder received the stock options as part of the selling stockholder’s compensation as a director of the Company.

(52) The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 10,698 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(53)   The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 18,339 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(54)   The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 49,092,500 shares of common stock, 9,000,000 shares of common stock issuable upon exercise of warrants with an exercise price of $1.815 and a March 28, 2013 expiration date, 29,000,000 shares of common stock issuable upon exercise of warrants with an exercise price of $1.815 and an August 12, 2013 expiration date, 20,000,000 shares of stock issuable upon conversion of 2,000,000 shares of Series D convertible preferred stock, and 2,000,000 shares of stock issuable upon exercise of 200,000 Series D preferred stock warrants (equivalent to 2,000,000 shares of common stock upon conversion) with an exercise price of $3.17 per warrant and a November 29, 2016 expiration date.  Presuming the selling stockholder sells the 47,200,000 common shares, the 40,000,000 shares issuable upon exercise of 38,200,000 warrants, and the 20,000,000 shares issuable upon conversion of the Series D convertible preferred stock, the selling stockholder will beneficially own 1,892,500 common shares after the offering. David Gelbaum and Monica Gelbaum Chavez each have investment and voting control over the shares. The selling stockholder received the shares and warrants in connection with the selling stockholder’s investments in the Company. See “Certain Relationships and Related Transactions”—“The Quercus Trust Investment in the Company” below on page 82 for additional information.

(55)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 10,081 shares of common stock issuable upon exercise of warrants with an exercise price of $.31 and an August 15, 2009 expiration date. The selling stockholder received the warrants on July 25, 2005 as compensation for consulting services rendered to the Company in 2005.

(56)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 34,385 shares of common stock. The selling stockholder received the shares on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(57)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 1,507,736 shares of common stock. The selling stockholder received the share on January 28, 2008 in connection with the Company’s acquisition of ENTECH.

(58)  The number of shares of common stock listed as beneficially owned by such selling stockholder consists of  50,000 shares of common stock, the following warrants issuable upon exercise by paying of $.15:  166,666 shares with a September 15, 2008 expiration date, 15,000 shares with a December 15, 2008 expiration date, 15,000 shares with a January 15, 2009 expiration date, 15,000 shares with a February 15, 2009 expiration date, 350,000 shares with a May 16, 2009 expiration date and 50,000 shares with a December 14, 2009 expiration date; 250,000 shares issuable upon exercise of warrants with an exercise price of $.22 and an August 23, 2011 expiration date; 100,000 shares issuable upon exercise of warrants with an exercise price of $.18, and an expiration date of December 17, 2011.  Presuming the selling stockholder sells the 50,000 common shares and the 961,666 warrants exercisable into common stock that we are registering on his behalf on this Form S-1, the selling stockholder will beneficially own 83,333 shares of common stock after the offering. The selling stockholder received a total of 1,094,999 warrants in consideration for various loans made to the Company from 2003 through 2006. The selling stockholder previously exercised 50,000 of the warrants and received 50,000 shares of common stock.

(59)  The number  of shares of common stock listed as beneficially owned by such selling stockholder  consists of  50,000 shares  of common stock issuable upon exercise of warrants with an exercise price of $.85 and an April 17, 2012 expiration. The selling stockholder received the warrants as compensation for consulting services provided to the Company. The selling stockholder is an affiliate of a registered broker-dealer, and acquired the warrants, and intends to resell the warrants, in the ordinary course of business.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered through this prospectus on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.   The selling stockholders will act independently from us in making decisions with respect to the manner, timing, price and size of each sale of securities registered hereunder.  Any such sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  to cover short sales made after the date that this registration statement is declared effective by the SEC;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders also may transfer or pledge some or all of their shares of common stock in certain circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  In the event that a selling stockholder transfers, pledges or otherwise grants a security interest in some or all of its shares and such stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, to our knowledge, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Because the selling stockholders may be deemed “underwriters” within the meaning of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.  The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The selling stockholders may enter into hedging transactions with respect to our shares with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging positions they assume.  The selling stockholders may also sell our common stock short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell such securities.  Material amounts of short selling of our common stock could contribute to progressive declines in the trading price of our common stock.

The selling stockholders may also sell all or a portion of their shares under and subject to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

DESCRIPTION OF OUR SECURITIES

Our Certificate of Incorporation authorizes the issuance of up to 450,000,000 shares of common stock and 10,000,000 shares of preferred stock and, as of June 30, 2008, we have 234,274,768 common shares and 6,253,968 shares of preferred stock issued and outstanding.  Our issued and outstanding preferred stock consists of 611,111 shares of Series B 7% convertible preferred stock, 750,000 shares of Series C 6% convertible preferred stock and 4,892,857 shares of Series D convertible preferred stock (exclusive of 520,817 Series D warrants).  As set forth below, each share of the Company’s Series E convertible preferred stock and each share of the Company’s Series F convertible preferred stock automatically converted into 1,000 shares of the Company’s common stock when shareholders, representing a majority of our then outstanding shares, voted at the June 26, 2008 special meeting to increase our authorized shares of common stock from 275,000,000 to 450,000,000.  As such, no shares of Series E or Series F convertible preferred stock remain outstanding as of the date of this registration statement.

Within the limits established by our Certificate of Incorporation, our Board of Directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the Board of Directors believes is in the best interests of our Company.  Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our Board of Directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future.  Accordingly, our Board of Directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.  Subject to the directors’ duty to act in the best interest of our Company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated Certificate of Incorporation and our by-laws, each of which are incorporated herein by reference to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire Board of Directors. The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available.  In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.  The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock.  All of our outstanding shares of common stock are fully paid and non-assessable.  The selling stockholders are offering for re-sale 69,483,187 shares of our common stock and 45,462,730 common stock warrants pursuant to this Registration Statement on Form S-1.  The warrants have the exercise prices and expiration dates set forth in the above Section “Selling Stockholders” beginning on page 21.

Preferred Stock

Series B Convertible Preferred Stock

In 2000, the Company issued 611,111 shares of Series B 7% three-year Convertible Preferred Stock at $0.90 per share. The Series B Preferred Stock proceeds were intended to be used by the Company for the initial operating requirements of WorldWater (Phils) Inc., the Company’s Philippine subsidiary.  The conversion privileges, which expired September 2003, were convertible either into 10% of WorldWater (Phils) Inc. or into 611,111 shares of the Company’s common stock.

It is the Company’s position that the holder of these Series B preferred shares failed to convert to shares of the Company’s common stock in accordance with the terms of issuance, and that the preferred shares expired on September 8, 2003.  It is the Company’s position that the obligations for the payment of dividends on such shares also terminated on that date.  The Company is engaged in negotiations with the holder of the Series B preferred shares to resolve the disputed terms of conversion.

Dividends on the Series B were accrued through September 30, 2004 at the rate of 7%.

Series C 6% Convertible Preferred Stock

On June 30, 2006, the Company issued 750,000 shares of Series C 6% Convertible Preferred Stock at $1.00 per share.  The Series C 6% Convertible Preferred Stock proceeds were used to fund: (i) a $500,000 payment made to ENTECH to secure a binding letter of intent allowing the Company the opportunity to conduct due diligence for the proposed acquisition of all of the common shares of ENTECH by the Company or an affiliate; and (ii) due diligence expenses directly incurred in connection with the proposed acquisition.  Dividends on the Series C 6% Convertible Preferred Stock accrue at the annual rate of 6% and are payable monthly.

The Series C 6% Convertible Preferred Stock is convertible on an “all or none” basis, into either: (i) each holder’s proportionate share of a 6.5% interest in the ENTECH subsidiary if notice of conversion was provided by May 27, 2008, or (ii) common stock of the Company if notice of conversion is provided before January 1, 2009.  The conversion price to be used for conversions into the Company’s common stock is $0.39 per share of common stock.  Three Series C stockholders timely elected to convert a total of 170,000 shares of Series C Preferred Stock into shares of our ENTECH subsidiary.  As a result, the Company owns 98.53% of Entech’s common stock and the three former stockholders of our Series C 6% Convertible Preferred Stock collectively own 1.47% of ENTECH’s common stock.

Series D Convertible Preferred Stock

On November 29, 2006, the Company entered into an Investment Agreement with Emcore pursuant to which Emcore agreed to invest up to $18.0 million (the “Investment”) in return for (i) 6,523,810 shares of Series D Convertible Preferred Stock of the Company, par value $0.01 per share, and (ii) 668,139 warrants to purchase 668,139 shares of Series D Stock (the “Warrants”).   The Investment Agreement provides for Emcore to make the Investment in two (2) tranches.  On November 29, 2006, Emcore invested $13.5 million in the Company in return for which the Company issued to Emcore (i) 4,892,857 shares of Series D Convertible Preferred Stock and (ii) 505,044 warrants (the “Tranche A Warrants”) to purchase 505,044 shares of Series D Stock.  Each share of Series D Convertible Preferred Stock is convertible into ten shares of the Company’s common stock.

Consummation of the investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) is subject to the execution of a definitive strategic agreement between the parties and certain other conditions set forth in the Investment Agreement.  At the Tranche B Closing, the Company would issue to Emcore (i) 1,630,953 shares of Series D Convertible Preferred Stock and (ii) 163,095 warrants to purchase 163,095 shares of Series D Stock for $3.17 per warrant.

Emcore also received 15,773 warrants to purchase 157,730 shares of Series D Stock in connection with a bridge loan provided to the Company.  These warrants, like the Tranche A Warrants, are being registered hereunder and are exercisable upon payment to the Company of $3.17 per warrant.

On June 30, 2008, Emcore announced that it had agreed to sell 2,000,000 shares of Series D stock and 200,000 Series D warrants to the Quercus Trust.  The sale is scheduled to close by July 31, 2008.

Pursuant to the terms of this registration statement on Form S-1, Emcore is offering for sale 28,928,570 shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and 3,208,170 shares of common stock issuable upon exercise of 320,817 Series D Convertible Stock warrants and conversion of the 320,817 shares of Series D Convertible Preferred

Stock into common stock.  The Series D Convertible Preferred Stock warrants may be exercised from time to time by no later than 5:00 P.M. New York City time on November 29, 2016.  The exercise price is fixed at $3.17 per Series D Convertible Preferred Share.  There is no expiration date for when the Series D Convertible Preferred Stock may be converted into WorldWater common shares.

Series E Convertible Preferred

On October 29, 2007, we entered into a merger agreement to acquire ENTECH.  The merger agreement required, among other things, the payment of $5 million and the issuance of 19,672,131 shares of WorldWater common stock to the ENTECH stockholders. Since we did not then have sufficient authorized and unissued shares of common stock to complete the merger, on January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust and we concluded the merger on January 28, 2008.

Each share of the Series E Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock (total of 19,700,000 shares) upon the June 26, 2008 vote by holders of WorldWater common stock representing a majority of the then outstanding shares to increase our authorized shares of common stock from 275,000,000 to 450,000,000.

Series F Convertible Preferred

On February 12, 2008, the Company entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 20,000 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase 29 million shares of the Company’s common stock at an exercise price of $1.815 per share.  Like the Series E convertible, each share of Series F Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock (total of 20,000,000 shares) upon the June 26, 2008 vote by holders of the Company’s common stock representing a majority of the then outstanding shares to increase our authorized shares of common stock to 450,000,000.

Delaware Anti-takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  the transaction is approved by the Board of Directors before the date the interested stockholder attained that status;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                  on or after the date the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•                  the division of our Board of Directors into three classes of directors that serve for rotating three-year terms;

•                  the right of the Board of Directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the Board of Directors;

•                  the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•                  the requirement for advance notice for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•                  the ability of the Board of Directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of common stock; and

•                  the right of our Board of Directors to alter our by-laws without stockholder approval.

DESCRIPTION OF BUSINESS

Statements in this section describing our business and statements contained elsewhere in this Registration Statement on Form S-1 concerning the Company’s outlook or future economic performance; anticipated profitability, gross billings, commissions and fees, expenses or other financial items; and, statements concerning assumptions made or exceptions to any future events, conditions, performance or other matters constitute forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and such statements are qualified further by reference to the “Cautionary Note Regarding Forward Looking Statements” section on page 20 of this prospectus.  Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, (1) that there can be no assurance that the Company will grow and/or manage its growth profitably, (2) risks associated with governmental regulations, (3) competition, (4) the Company’s quarterly results have fluctuated in the past and are expected to fluctuate in the future, (5) the loss of services of key individuals which could have a material adverse effect on the Company’s business, financial condition or operating results, and (6) risks associated with operating in emerging countries.

Our Corporate History

WorldWater was incorporated in the State of Nevada on April 3, 1985 under the name of Golden Beverage Company.  In April 1997, the Company entered into a reverse merger transaction with WorldWater, Inc., a Delaware corporation formed in January 1984.  Since the merger transaction, the Company, operating under the name of WorldWater Corp., has been engaged exclusively in the solar/water power industry.  In June of 2000, the Company shareholders voted to change the state of incorporation from Nevada to Delaware. In June 2005, the Company shareholders voted to change the name to WorldWater & Power Corp. from WorldWater Corp.  Effective May 2, 2007 the Company announced that the Board of Directors had approved a change in its corporate name to WorldWater & Solar Technologies Corp.  On September 7, 2007, legal confirmation of the name change was obtained. The Company’s stock is publicly traded on the NASDAQ OTC Bulletin Board under the symbol “WWAT.OB.”

Our Business

WorldWater is an international solar engineering and project management Company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers in both domestic and international markets.  Until 2002, WorldWater’s business was focused exclusively on providing developing countries with water and power solutions.  Since then, following power advances in its technology, the Company has placed increasing emphasis on domestic markets, principally in California, Colorado, New Jersey, and their respective surrounding states, and is addressing the needs of residential, commercial and industrial customers, in both the public and private sectors.  The Company will continue to selectively submit proposals to various foreign governments in need of solving critical water supply and energy problems using the Company’s proprietary solar technology.

With significantly rising energy prices and related shortages, along with significant state and federal incentives to promote alternatives to fossil fuels, and various utility Company rebate programs, domestic markets have emerged as the Company’s highest priority.  The Company believes it is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value.  The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, and Mobile MaxPure®.

The Company’s patented AquaMax™ solar electric system, capable of operating pumps and motors up to 1,000 hp for irrigation, refrigeration and cooling, and water utilities, make it a breakthrough product delivering mainstream pumping capacity powered by solar technology.  The AquaMax™ System has an electronic board that reads and translates the output of direct current (DC) from solar panels, converting the flow into alternating current (AC) for delivery to the electric grid, water pumps or any 3-phase AC motor.  These hybrid solar irrigation pumps are able to operate on solar alone or in combination with the electric grid or diesel generators.  Among the unique advantages of the Company’s proprietary solar technology is that, in the event of a grid outage, load can be seamlessly and automatically transferred to the solar electric system for continued operation without interruption and without operator intervention.

WorldWater’s continuing commitment to its technology and innovation is demonstrated in the development of the Mobile MaxPure®, a self-contained, trailer-mounted solar-powered system designed to pump and purify water for both drinking and food preparation.  This system has the ability to draw surface water from contaminated city resources, lakes, streams, canals, ponds, rivers, wells or other sources and turn it into clean, drinkable water for thousands of people per day.  A predecessor of Mobile MaxPure® was used in the recovery efforts in Waveland, MS in the U.S. Gulf Coast in the wake of Hurricane Katrina.

On January 28, 2008, the Company completed the acquisition of ENTECH.  With the combined technologies of the Company and ENTECH, we believe our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored incentives.  ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction).  Due to the advantages of ENTECH’s concentrator, substantially less silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power.  Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply.   ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less than the costs for electricity generated, and for BTU’s of heat provided, versus separate competing systems currently on the market while being competitive with current retail energy prices.

ENTECH will maintain its identity, location, and business operations in both terrestrial and space solar energy. The Company anticipates, but can provide no assurance, that ENTECH will continue to perform its contract work for NASA, the U.S. Department of Defense, and other customers, as well as its internal R&D programs leading to improved future products.

The Company continues to evolve from an entrepreneurial operating mode to that of a fast growth company.  This transition has meant that the Company has developed and implemented more policies, procedures, and processes to enable effective efforts towards procuring additional business as well as the implementation of booked projects.

The Company plans to continue work to develop innovative new products to meet customer needs using new technologies which seek to clearly differentiate its products from competitive products.

The cash raised through the issuance of convertible debt and private placement sales has provided the Company with the working capital resources needed to meet its operating activities to date.  The Company will continue to seek to raise additional financing as required to fund the Company’s operations.

Products and Services

SOLAR POWER SYSTEMS

WorldWater’s photovoltaic (PV) net-metering systems are designed to “zero out” electrical usage charges for residential, commercial, industrial, and governmental applications. Such electrical usage charges are reduced and potentially eliminated because the systems generate clean electricity from the sun and, when the power from the sun exceeds the amount consumed by the facility, are able to “spin the meter backwards,” thus accumulating credit from the local electric utilities. These systems allow organizations to manage their present and future energy costs by significantly reducing the energy purchased from the utility. Therefore, hedging escalation of electricity charges over time, the net-metered client will be significantly less affected.

With the combined technologies of the Company and ENTECH, we believe our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Consequently, the technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply.  ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU’s of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

SOLAR WATER SYSTEMS

AquaMax™ high-yield hybrid irrigation pumps take solar water pumping systems to unprecedented production levels. WorldWater has the technological capability to drive motors and pumps up to 1,000 hp, delivering thousands of gallons of water per minute by solar energy alone or in combination with the electric grid or diesel generators. Irrigating fields in remote areas with solar power requires no fuel costs and limited maintenance, while generating no noise and no pollution. With WorldWater’s hybrid systems, if sunlight is not available or decreases as a result of cloud cover, the AquaMax™ can automatically switch to an alternate power source: diesel generation, batteries, or the electric grid.

The patented AquaDrive™ controller converts solar DC current to AC, then supplies the AC power to a motor or pump from either the solar array or the grid (or other sources such as diesel generators, wind generators, etc.) or simultaneously from both sources. The hybrid operation is programmed to be completely automatic so manual intervention is not required to switch from one power source to the other.

WorldWater has crossed another technological threshold in the deployment and use of photovoltaics into previously conventional electricity areas. Idyllwild Water District in California is the first water utility to be fully self-sustainable by solar power, in addition to saving about 70% of the electricity costs of its operation.  WorldWater’s technology runs Idyllwild’s booster pumps and operates its major wells while also is available to perform net metering and provide back-up power capability in the event of grid power interruption. Should the grid fail, disengagement from the grid will occur and power will be assumed by the solar equipment, allowing operations to continue running until the electric grid is restored, with solar power eliminating the use of diesel or natural gas during this potentially peak demand period.  WorldWater believes it is uniquely positioned to provide this service to the water utility market as well as the agricultural market.

Mobile MaxPure® is a portable, solar-powered pumping and water purification system. A self-contained, stand-alone unit, the Mobile MaxPure® also is equipped with a satellite-based communications system and a 3KW inverter with battery bank for emergency power needs. Compact and rugged, easy to operate and maintain, the Mobile MaxPure® harnesses the power of the sun to bring water and electricity to those in need.

The Mobile MaxPure®  unit is capable of purifying up to 30,000 gallons of potable water daily and can draw from both surface and well water sources. It can be powered by solar power alone or in combination with an optional back-up generator. The Mobile MaxPure ® water purification system incorporates a multi-stage micro filtration process and ultraviolet light treatment to sanitize water contaminated by dirt, silt, bacteria, cysts, parasites, viruses and other pathogens.

Mobile MaxPower™ is a 1.3 kilowatt solar array that feeds electric current through WorldWater’s patented AquaMax™ technology, which then pumps 200 gallons of water per minute from any water source, deep or surface. The unit is built into a 21-foot trailer for portability.

Competitive Conditions Affecting the Company

The Company’s products compete with both conventional power generation and other renewable energy technologies. The main competitive technologies are fossil-fuel generators, and electric grid extension. The cost of installing a solar energy system may be more or less than the cost of an electric grid extension, depending on the particular installation. However, the life-cycle cost benefit of the solar-driven motor or pump is the reduction in ongoing electric costs. Solar generation is a hedge against escalation in fossil fuel prices, without the negative pollution attributes. The initial cost of acquiring a diesel pump is less than the initial cost of a solar pumping system, but the ongoing incremental operating and maintenance costs of the diesel pump are greater and, in remote areas, the supply of fuel and spare parts are not always readily available.  The Company seeks to differentiate itself from potential competitors based on price, service, warranty and performance metrics.

The Company’s most commonly encountered solar pumping competitor is Grundfos A/S of Denmark, a manufacturer of a large range of water pumps, including a solar pump line. The Grundfos pumps run off a specially wound AC motor. Aero-Environment of California has somewhat similar technology using limited size AC pumps. There are a number of other solar pump companies, including Solar Jack of the US, Sun Motor of Canada, Southern Cross of Australia, and Total Energie from Europe, which produce limited horsepower DC pumps. The Company offers the only systems able to operate conventional AC powered pumps up to 1000 hp.

Source and Availability of Components

The solar modules used in the Company’s systems are composed of silicon and other photovoltaic materials.  Suppliers of solar modules include Sharp Electronics, GE Energy LLC, SolarWorld (formerly Shell Solar), Kyocera, BP Solar, SunTech, RWE Schott, and Emcore. WorldWater orders solar modules and related articles from several suppliers.

Subcontractors currently manufacture components of the AquaMax™ systems in the United States. WorldWater will continue to source components, specifically solar modules, worldwide, based on quality and cost considerations.

Intellectual Property

WorldWater has obtained six patents and continuations-in-part for its newly developed electronics systems and has filed for protections of its patents.  Various WorldWater and Princeton University engineers have been issued patents, all of which have been assigned to WorldWater. Among other patents, the Company holds patents on the electronic board controller AquaDrive™ of the AquaMax™ system and on an electronic board that allows, in case of the interruption of service in an AC grid power system, the automatic transfer to solar-powered systems for uninterrupted operation of motors and other power loads. The following table shows the Company’s patents and pending patent applications:

	Domestic/
Patent Title	International	Patent File No.	Status	Expiration
Solar Thermal Powered Water Pump	Domestic	U.S. 5,163,821	Granted	2011
Bias controlled DC to AC converter and systems	Domestic	US 6,275,403	Granted	2018
Bias controlled DC to AC converter and systems	Int’l Philippines	1-1999-03261	Granted	2019
Switchable Multiple Source Power Supply	Domestic	US 6,583,522	Granted	2020
AC/DC Hybrid Power System	Domestic	US 7,145,265 B2	Granted	2025
Maximum Power Point Motor Control	Domestic	US 7,148,650 B1	Granted	2025
No load motor cutoff method and apparatus	Domestic		Pending

Domestic/
Patent Title	International	Patent File No.	Status	Expiration
Multiple Motor Operation using Solar Power	Domestic		Pending
Using a Variable Frequency for Non motor Loads	Domestic		Pending
Mobile MaxPure®	Domestic		Pending/Provisional
Solar Power Control Using Irradiance	Domestic		Pending

Research and Development

A key strategy of WorldWater is to continue developing innovative, cutting-edge products to meet water and electricity needs with proprietary solar technology. The Company was awarded a patent in 2001 on the electronic board controller, AquaDrive™, of the AquaMax™ system.  In 2003, the Company was awarded a patent on its automatic switching technology, which enables the system to perform multiple functions such as water pumping and battery charging and also to switch automatically between solar and grid-tied, diesel or battery power sources. Through May 31, 2008, the Company has been granted six patents, with five more pending (see table above).

Employees

On June 30, 2008, the Company employed 86 people on a full-time basis.  The Company also hires consultants on an as-needed basis and has informal arrangements with two water consulting companies, the hydrogeological firm of Vincent Uhl Associates and Morehouse Engineering, specialists in power control, and water/wastewater treatment systems integration.

Major Customers by Geographic Region

California

The Company entered the California agriculture market in 2002 with the implementation of a 50 hp irrigation pumping system for a cotton farm in the San Joaquin Valley. In 2003, WorldWater installed its first solar refrigeration system at a food processing facility near Bakersfield, CA. In the first half of 2004, WorldWater supplied a one megawatt (MW) solar electric system at Cerro Coso Community College, Ridgecrest, CA, the largest PV installation on a U.S. community college campus. In December 2004, WorldWater completed the installation of a major solar irrigation pumping system at a citrus ranch in San Diego County, CA, which powers a 200 hp irrigation pump.

During 2007, the Company completed four commercial projects in California with recognized revenue of $406,488 and had one commercial project in progress as of December 31, 2007, with recognized revenue of $13,347,523. The Company completed fifteen residential projects with aggregate revenue of $666,657 in 2007.  The Company had one residential project under contract as of December 31, 2007 in the amount of $34,326.   This project was completed in the first quarter of 2008.

Colorado

On March 5, 2008, the Company announced that it has broken ground on the 2-Megawatt solar system for Denver International Airport (DIA). DIA is the fifth busiest international airport in the U.S. and served nearly 50 million passengers in 2007.  The solar installation will supply 3.5 million kilowatt-hours of clean energy annually for the airport and is valued at over $13 million. Since first announced last year, the project faced some unavoidable delays but is now scheduled for completion by August, in time for the Democratic National Convention.

New Jersey

The Company entered the New Jersey agricultural market in 2003 with the completion of a 24 kW solar electrical system at Flatbrook Farm, an organic meat and poultry farm in Montague, NJ.  The New Jersey Board of Public Utilities (BPU) has authorized a comprehensive range of incentives which took effect in January 2004 and which will support more than $600 million worth of new PV installations in the state over the next five years. The Company has made New Jersey a state to target for the commercial market.

14 commercial projects were completed in New Jersey in 2007 with recognized revenue of $2,691,901.

The Company recognized revenue of $34,453 in 2007 from a BPU grant for research in the development of cost effective, grid-tied motor drives for photovoltaic applications.

Three residential projects, with recognized revenue of $323,720 in 2007, were completed as of December 31, 2007.

In the fourth quarter of 2007, the Company recognized revenue on twelve units of Mobile MaxPure ® via a related party sale to a principal shareholder, in the amount of $900,000.  For the quarter ended March 31, 2008, the Company recognized revenue of $775,000 from the sale of ten units of Mobile MaxPure ® from the same related party.

Texas

The Company completed one project in the first quarter of 2007 in Texas, with recognized revenue of $51,274.

International

WorldWater operated in the Philippines from 1997 to 2006 when the Company delivered 25 solar-powered pumps for installation by the National Irrigation Authority under a directive from former President Fidel V. Ramos. The Company had a Philippine subsidiary, WorldWater (Phils) Inc. from 1997 to 2006.  The Company does not plan on doing any business in the Philippines in 2008.

In 2005, the Company was awarded a $360,000 grant from the U.S. Trade and Development Agency (USTDA) to support completion of a pilot project for water supply in Sri Lanka.  Billings of $213,054 were rendered as of December 31, 2006. Revenue of $3,348 was recognized in 2007.  The project is designed to assess the hydro-geological conditions of the project area, and to provide safe, sustainable water supplies to people in six villages near the tsunami-ravaged southern coast of Sri Lanka. Subject to satisfactory results of WorldWater’s ground water assessment study, WorldWater may enter into additional contracts with the Ministries of the Government of Sri Lanka to pump and deliver water to approximately 18,000 households in approximately 90 villages through use of its Mobile MaxPure® solar water pumping systems.

Political or economic instability in international markets in which we do business today or are pursuing new business could have an adverse impact on our results of operations due to diminished revenues in these countries. Our future revenue, costs of operations and profitability could also be affected by a number of other factors related to our international operations, including changes in economic conditions from country to country, changes in a country’s political condition, trade protection measures, licensing and other legal requirements, and local tax or foreign exchange issues. Unanticipated fluctuations in certain international currencies could lead to lower reported consolidated results of operations due to the translation of these currencies into U.S. dollars when we consolidate our financial results.

We seek growth opportunities for our business in parts of the world where we have had little or no prior experience. International expansion into new markets with different cultures and laws poses additional risks and costs, including the risk that we will not be able to obtain the required permits, comply with local laws and regulations, hire, train and maintain a workforce, and obtain and maintain physical facilities in a culture and under laws with which we are not familiar. In addition, we may have to customize certain of our collection techniques to work with a different consumer base in a different regulatory environment. Also, we may have to revise certain of our analytical portfolio techniques as we apply them in different countries.

DESCRIPTION OF PROPERTY

New Jersey

The Company’s executive office, research and development facility is housed in a 30,000 square foot site located at 200 Ludlow Drive, Ewing, New Jersey 08638.  The lease for the facility expires on June 30, 2015.  The Company also occupies 13,270 square feet at 55 Route 31 South, Pennington, NJ 08534.  This space is leased on a month-to-month basis.

Colorado

In September 2007, the Company opened a sales and technical support office in Greenwood Village, CO.  The Company’s office lease continues on a month-to-month basis.

California

In September 2005, the Company acquired the assets of MJD Solutions, Inc., dba Quantum Energy Group, in Applegate, California, which included the transfer of their five- year lease expiring April 30, 2009, with two five-year options to extend the lease.

In December 2007, the Company opened a sales office in Poway, CA under a two-year lease expiring December 24, 2009.  This office serves as the sales center for Southern California.

In March 2007, the Company opened a technical support office in Fresno, CA under a month to month lease.

Texas

In January 2008, the Company acquired ENTECH in Keller, TX which included the assumption of their lease expiring June 1, 2009.

On March 7, 2008, the Company entered into a lease for a 71,000 square foot manufacturing facility in Fort Worth, TX.  The lease expires March 6, 2018.

LEGAL PROCEEDINGS

Although WorldWater is involved in ordinary, routine litigation from time to time incidental to its business, it is not presently a party to any other legal proceeding, the adverse determination of which, either individually or in the aggregate, would reasonably be expected to have a material adverse affect on the Company’s business or financial condition.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

The Company’s common stock is included on the National Association of Securities Dealers Automated Quotation OTC Bulletin Board under the symbol “WWAT.OB.”  The following table sets forth the quarterly high and low sale prices for the Company’s common stock as reported on the OTC Bulletin Board for each fiscal quarter during each of the fiscal years ended December 31, 2006 and December 31, 2007, for the quarter ended March 31, 2008, and for the quarter ending June 30, 2008 (including high and low sales prices through June 30, 2008.  These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	High	Low
FISCAL 2008
First Quarter	$1.91	$0.98
Second Quarter	1.35	0.47

	High	Low
FISCAL 2007
First Quarter	$0.69	$0.38
Second Quarter	1.58	0.52
Third Quarter	2.52	1.07
Fourth Quarter	2.36	1.70

	High	Low
FISCAL 2006
First Quarter	$0.48	$0.31
Second Quarter	0.59	0.25
Third Quarter	0.30	0.17
Fourth Quarter	0.50	0.14

On June 30, 2008, the Company’s common stock high sale price was $0.73,  the low sale price was  $0.64, and the last sale price reported by the OTCBB was $0.71 per share.

Holders of Common Stock

On June 30, 2008, there were approximately 347 holders of record of common stock.  This number does not include beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

SELECTED FINANCIAL DATA

The data set forth below should be read in conjunction with the Company’s financial statements and related notes and the section captioned  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this registration statement.  The statement of operations data for the fiscal years ended December 31, 2007, 2006, and 2005, and the balance sheet data at December 31, 2007 and 2006 have been derived from the audited financial statements appearing elsewhere in this filing. The statement of operations data for the fiscal years ended December 31, 2004, and 2003, and the balance sheet data at March 31, 2007 and December 31, 2005, 2004, and 2003 have been derived from audited financial statements, not included elsewhere herein.  The summary consolidated financial data for the three months ended March 31, 2008 have been derived from unaudited consolidated financial statements included elsewhere in this registration statement.  These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operations.  Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for any other period.

Statement of	Three Months Ended March 31,		Year Ended December 31,
Operations Data:	2008	2007	2007	2006	2005	2004	2003
Total revenues	$9,004,174	$949,277	$18,466,020	$17,333,681	$2,031,480	$5,837,224	$1,279,573
Loss from operations	(7,544,777)	(2,147,709)	(14,456,285)	(5,257,298)	(5,075,285)	(6,087,358)	(3,301,020)
Net loss attributable to common shareholders	(7,280,589)	(2,171,709)	(14,423,450)	(15,577,688)	(6,377,646)	(8,056,694)	(3,924,774)
Weighted average common shares used in per share calculation	190,325,720	151,311,763	168,960,895	135,921,421	93,767,378	65,360,690	51,008,306
Basic and diluted net loss per common share	(0.04)	(0.01)	(0.09)	(0.11)	(0.07)	(0.12)	(0.08)

	As of March 31,		As of December 31,
Balance Sheet Data:	2008	2007	2007	2006	2005	2004	2003
Cash and cash equivalents	$29,352,823	$2,997,487	$6,873,448	$5,770,595	$798,649	$38,852	$59,045
Total assets	102,291,775	13,666,916	31,489,988	17,268,146	2,664,404	1,790,868	221,225
Long-term obligations net of current portion	229,618	316,849	268,073	289,300	667,668	2,026,589	1,665,396
Convertible redeemable preferred stock	11,619,569	11,929,561	11,679,561	11,929,561	—	—	—
Stockholders’ equity (deficiency)	79,292,809	(2,833,237)	7,610,889	(1,862,724)	(852,837)	(4,273,641)	(3,941,442)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Statements in this Management’s Discussion and Analysis, and elsewhere in this Registration Statement on Form S-1 concerning the Company’s outlook or future economic performance; anticipated profitability, gross billings, commissions and fees, expenses or other financial items; and, statements concerning assumptions made or exceptions to any future events, conditions, performance or other matters constitute forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, (1) that there can be no assurance that the Company will grow and/or manage its growth profitably, (2) risks-associated reliance on governmental regulations, (3) competition, (4) the Company’s results have fluctuated in the past and are expected to fluctuate in the future, (5) the loss of services of key individuals which could have a material adverse effect on the Company’s business, financial condition or operating results, and (6) risks associated with operating in emerging countries.

OVERVIEW

WorldWater & Solar Technologies Corp. is a solar engineering and project management company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers, primarily in domestic markets. Until 2002, WorldWater’s business was focused exclusively on providing developing countries with water and power solutions. Since then, the Company has placed increasing emphasis on domestic markets, principally in California, New Jersey, and surrounding states, and is addressing the needs of residential, commercial and industrial customers, in both the public and private sectors. The Company will continue to selectively submit proposals to various foreign governments in need of solving critical water supply and energy problems using the Company’s proprietary solar technology.

With significantly rising energy prices and related shortages, along with significant state and federal incentives, and utility company rebate programs, domestic markets have emerged as the Company’s highest priority. WorldWater is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value. The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, Mobile MaxPure®.

On January 28, 2008, the Company completed the acquisition of ENTECH.  With the combined technologies of the Company and ENTECH, the Company believes its solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates.  ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction).  Due to the advantages of ENTECH’s concentrator, significantly lesser amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power. Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply. ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

The Company continues to move from an entrepreneurial operating mode to that of a fast growth company.  In this connection, significant effort is being made towards the development of policies, procedures and processes to bring greater efficiency and effectiveness to all areas of the business, with particular emphasis on the technical, commercial and financial evaluation of prospective projects and the successful execution and profitability of awarded contracts.

Importantly, the Company will continue work to develop innovative new products to meet customer needs, especially using new technology to clearly differentiate itself from current/competitive products.

CRITICAL ACCOUNTING ESTIMATES

The preparation of condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of these condensed consolidated financial statements:

REVENUE RECOGNITION

The Company derives revenue primarily from fixed-price contracts through which the Company provides engineering, design, and procurement services, materials and equipment, and construction / installation services. Revenue is also generated through the sale of solar-related equipment and, to a lesser extent, from consulting projects and government-funded grants.  Contract revenues are recorded when there is persuasive evidence that a binding contractual arrangement exists, the price is fixed and determinable, the Company has commenced work on the project, and collectability is reasonably assured.

Contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct cost of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards, in regard to billing and collection.

Revenues from equipment sales containing acceptance provisions are recognized upon customer acceptance. Cash payments received in advance of product or service revenue are recorded as customer deposits.

Revenues from consulting projects are recognized as services are rendered. Grant revenues are recognized when received, or if based on entitlement periods, when entitlement occurs.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the data we used to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. In recording any additional allowances, a respective charge against income is reflected in the general and administrative expenses, and would reduce the operating results in the period in which the increase is recorded.

The Company performed a sensitivity analysis to determine the impact of fluctuations in our estimates for our allowance for doubtful accounts. As of March 31, 2008, the allowance for doubtful accounts was $260,916. If this estimate was revised by  plus or minus one percent of the account receivable balance, the impact would be an additional $39,992 of income or expense.

SHARE-BASED COMPENSATION

On January 1, 2006, The Company adopted SFAS No. 123R, “Share-Based Payment,” which requires all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors. SFAS No. 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation plans for employees and directors under the recognition and measurement principles of Accounting

Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, and accordingly, the Company recognized no compensation expense related to the stock-based plans for grants to employees or directors. Grants to consultants under the plans were recorded under SFAS No. 123.

Under the modified prospective approach, SFAS No. 123R applies to new grants of options and awards of stock as well as to grants of options that were outstanding and unvested on January 1, 2006.  Under the modified prospective approach, compensation cost recognized for the years ended December 31, 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on fair value as of the prior grant date and estimated in accordance with the provisions of SFAS No. 123.  Prior periods were not required to be restated to reflect the impact of adopting the new standard.

The Company is in a net operating loss position; therefore, no excess tax benefits from share-based payment arrangements have been recognized for the years ended December 31, 2007, and 2006, and for the three months ended March 31, 2008 as the benefits have not yet been realized.

We utilize the Black-Scholes option pricing model to estimate the fair value of stock-based compensation at the date of grant.  The Black-Scholes model requires subjective assumptions regarding dividend yields, expected volatility, expected life of options and risk free interest rates. The assumptions reflect management’s best estimate. Changes in these assumptions can materially affect the estimate of fair value and the amount of our stock-based compensation expenses.

ACCOUNTING FOR INCOME TAXES

The Company is required to estimate its income taxes in each of the jurisdictions in which it operates as part of its condensed consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carry-forwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that the Company determines that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense. As of March 31, 2008 and December 31, 2007, an allowance equal to 100% of the deferred tax asset was recorded.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

(Amounts are rounded to the nearest thousand)

Contract Revenue.  Contract revenue for the quarter ended March 31, 2008 amounted to $8,229,000. Two main airport contracts, one in California, and one in Colorado accounted for 84% of the first quarter contract revenue, with revenue amounts totaling $1,449,000 and $6,140,000, respectively. Residential projects accounted for $199,000 of contract revenue. All contract revenue was generated by domestic projects. The Company had contract revenue of $949,000 in the quarter ended March 31, 2007.

Revenue – Related Party.   Contract Revenue – Related Party for the quarter ended March 31, 2008, amounted to $775,000, and related to a sale of 10 Mobile MaxPure® units to a principal shareholder. There was no Contract Revenue – Related Party recorded in the first quarter of 2007.

Cost of Contract Revenue.  Cost of contract revenue consists primarily of third party construction and installation expense, materials and supplies required for construction and component equipment, including solar panels, solar array, inverters, variable speed drives and meters.

Cost of Revenue – Related Party.  Cost of contract revenue – related party consists primarily of third party assembly and installation expense, materials and supplies required for construction and component equipment, including solar panels, solar array, inverters, variable speed drives and meters.

Gross Profit (Loss) on Contracts.  The Company generated a gross loss on contracts totaling $2,402,000 in the first quarter of 2008, as compared to the $199,000 gross profit generated in the first quarter of 2007. The Company attributes its first quarter 2008 gross loss on contracts to overruns on the two large-scale airport contracts in California and Colorado.  At the end of the quarter, it was determined that changes to the original estimates for both contracts were necessary, and it was also determined that these contracts would generate losses in the aggregate amount of approximately $2,263,000.  Within that estimate is a provision for future loss of $409,326, as detailed within the Consolidated Statements of Operations. The full provision relates directly to the two contracts discussed above.

Gross Profit (Loss) – Related Party.  The Company generated a gross profit on contracts – related party, totaling $102,000 in the first quarter of 2008. There were no related party contracts in the first quarter of 2007.

Marketing, General and Administrative Expenses.  Marketing, general and administrative expenses (MG&A) for the quarter ended March 31, 2008 amounted to $5,204,000, compared to $2,300,000 in the first quarter 2007, an increase of $2,904,000. The quarter to quarter variance is primarily made up of increases in the following categories: Salary, Wages and Benefits are up $1,061,000 due to increased headcount; Audit and Consulting expenses are up $380,000 due to Sarbanes compliance and accounting, legal, consulting and investor relations’ fees associated with SEC restatement review; General Office Expenses are up $240,000 due to increased staff and the office relocation to Ewing, New Jersey; Travel & Entertainment expenses were up $206,000 due to increased headcount and pursuit of international contracts; General Facility, Rent and Utility Expenses were up $170,000 due to the office relocation to Ewing, New Jersey; Recruiting Expense was up $86,000 due to the need for ramp-up to support larger scale contracts; Investor Relations Expense was up $56,000 due to increased business activity demanding public disclosure; Insurance was up $51,000 due to additional staff and increased coverages necessary for high dollar bid proposals; Bad Debt expense accounted for $42,000, which the Company recorded as an MG&A expense and attributed to an isolated large contract settlement on revenue recognized in 2007; Amortization and Depreciation were up $478,000, mainly due to the acquisition of ENTECH and the move to a new facility in Ewing in late 2007 as well as $134,000 of additional ENTECH salary and office expenses.

Research and Development Expense.  Research and development expense consists primarily of salary expense for internal personnel, and related personnel costs, as well as prototype costs incurred to improve the design of the Company’s installations, and expand the Company’s product line.  Research and development are critical to the Company’s strategic objectives of enhancing its technology to meet the requirements of its targeted customers. The Company expects to maintain, if not increase, its current level of expenditure for research and development on a going-forward basis.  Research and development expenses incurred in the quarter ended March 31, 2008 were $41,000, as compared to $47,000 in the first quarter of 2007.

Loss from Operations.  In the quarter ended March 31, 2008, the Company incurred a loss from operations of $7,545,000, an increase of $5,397,000 over the $2,148,000 loss during the same period in 2007.  The increased loss is primarily due to the increase in MG&A, and our losses on our two main contracts in California and Colorado, all of which are discussed in detail above.

Beneficial Conversion and Warrant Amortization. This expense is a non-cash charge incurred as a result of the market price of the Company’s common stock on the date of issuance of convertible notes being higher than the effective conversion price of the convertible notes being issued. In the quarter ended March 31, 2008, the Company recorded an expense of $31,864, as compared to $30,397 in the first quarter 2007. This increase is attributable to the amortization of the July 2005 convertible notes, using the effective interest method.

Interest Income (Expense), net.  Interest Income (Expense), net was $301,000 for the quarter ended March 31, 2008, an increase of $283,000 for the same period in 2007. The increase is a result of an interest accrual reversal of $145,000, along with an increase in interest income of approximately $102,000, based on cash investment income generated by capital raises conducted in the third quarter of 2007 and the first quarter 2008.

Net Loss.  In the quarter ended March 31, 2008, the Company incurred a net loss of $7,276,000, an increase of $5,116,000 over the $2,160,000 loss for the comparable quarter in 2007.  The increased loss is primarily due to the increased loss from operations of $5,397,000, partially offset by increases in Interest Income (Expense), net, of $301,000.  All of which are described in detail above.

Accretion of Preferred Stock Dividends. These dividends are associated with Series C 6% Preferred Stock, and are accrued monthly at a 6% annual interest rate.  In the quarter ended March 31, 2008, the Company recorded an expense of $4,900, as compared to $11,000 in the first quarter of 2007.  This decrease is a result of the conversion of preferred shares, which stood at 440,000 preferred shares at March 31, 2008, and 750,000 preferred shares at March 31, 2007.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

(amounts are rounded to the nearest thousand)

 Contract Revenue.   Contract revenue for the year ended December 31, 2007 was $17,530,000, an increase of $413,000, or 2%, from $17,117,000 for 2006. The Company continued its expanded revenue base with further continuing to upgrade the sales and marketing staff, along with taking a more aggressive approach to the bid proposal process. Staffing, both at an office and crew level, were increased and skills upgraded, which played a big part in the Company securing the biggest contract in its existence, a $16.25 million deal with an international airport in Fresno, California. Overall, the increase in revenue over 2007 was obtained as follows: In California, the Company completed four commercial projects with recognized revenue of $406,000, one commercial project was in progress as of December 31, 2007, with recognized revenue of $13,347,000, and fifteen residential projects were completed with aggregate revenue of $667,000; in New Jersey, fourteen commercial projects were completed in 2007 with recognized revenue of $2,692,000 and three residential jobs were completed with recognized revenue of $324,000; and, in Texas, the Company concluded a 2006 job in 2007, recognizing revenue of $51,000 as well as one small international job, recognizing revenue of $3,000.

Contract Revenue — Related Party.  The Company also recorded related party revenue from a sale to a principal shareholder of 12 Mobile MaxPure ® units, recognizing revenue of $900,000 in 2007 as compared to $0 in 2006.

Grant Revenue.   Grant revenue for the year ended December 31, 2007 was $36,000, a decrease of $181,000, or 84% from $217,000 for 2006. The fluctuation is a reflection of the timing of grant awards and completion of associated tasks/milestones called for under the grants. Grant revenue is expected to be an immaterial portion of the Company’s revenue stream going forward into 2008.

Cost of Contract Revenue.  The cost of contract revenue for the year ended December 31, 2007 was $16,042,000, an increase of $1,630,000 or 11% from $14,411,000 in 2006. The increase in cost of contract revenue is principally the result of higher volume in 2007.

Cost of Contract Revenue — Related Party.  The Company also recorded related party cost from a sale to a principal shareholder of 12 Mobile MaxPure® units, of $685,000 in 2007 as compared to $0 in 2006.

Cost of Grant Revenue.   There was no cost of grant revenue recorded for the year ended December 31, 2007, as compared to $203,000 in 2006.

Gross Profit on Contracts.   The Company generated a gross profit on contracts in 2007 of $1,489,000, representing a decrease of $1,216,000, versus the gross profit of $2,705,000 in 2006. Gross profits totaling $1,840,000 were attributable to 36 projects. Gross profits were offset by $216,000 in gross losses generated by five projects. Gross profits are also offset by warranty reserves and other expenses not allocated to individual contracts totaling $135,000. The Company attributes the decrease in margin primarily to its main job at the Fresno Yosemite International Airport in 2007, a highly competitively bidded contract, which generated a gross profit margin of 8%, as opposed to the main job in 2006 that offered a margin of 27%. The Company continued to achieve better overall efficiencies, bid processes, and trained staff in support of the increasingly challenging and complex job bid process.

Gross Profit on Contracts- Related Party.   The Company generated gross profits on related party contracts totaling $214,000, as compared to $0 in 2006.

Gross Profit from Grants.   The Company generated gross profit of $36,000 from grants in 2007, versus a gross profit of $14,000 in 2006.

Marketing, General and Administrative Expenses.   Marketing, general and administrative (MG&A) expenses for the year ended December 31, 2007 were $15,369,000, an increase of $7,594,000 or 98%, from $7,775,000 in 2006. The $7,594,000 increase includes increases in salaries and benefits of $2,278,000 associated with increased headcount in 2007. The number of full-time employees increased from 45 as of December 31, 2006 to 93 as of December 31, 2007. The increases were also a result of increases in professional fees totaling $2,900,000 made up of increased costs for legal, accounting, consulting and investor relations. Increases in Sales & Marketing of $700,000 were a result of increased staff and more focus on international markets. Facilities and Office expenses were up $885,000 covering areas such as our new facility in Ewing, recruiting expenses for high level staff, depreciation expense, and general office supplies, printing and postage. Insurance expenses increased by $250,000 due to the need for increased coverages on high exposure contracts, and significant increase in overall headcount. Shareholders expense increased by $160,000 due primarily to directors’ fees. Bad Debt expense, which the Company recorded as MG&A expense, increased by $318,000, mainly due to an isolated large contract settlement related to revenue recognized prior to 2007. The Company does not expect this type of write-off level to continue in 2008. Increases in other expenses of $103,000 accounted for the balance of the $7,594,000 change from 2006 to 2007.

Research and Development Expenses.   Research and development expenses incurred in the year ended December 31, 2007 were $826,000, an increase of $624,000 or 308% from $202,000 in 2006. The increase is partly a result of Mobile MaxPure®, which accounted for $326,000, and the balance was related to development work being performed by  (see Proposed Acquisition section). The Company continues to develop its intellectual property, and its increased efforts to market the Mobile Max product line.

Loss from Operations.   In the year ended December 31, 2007 the Company incurred a loss from operations of $14,456,000, an increase of $9,199,000 or 175% from $5,257,000 in 2006.

Debt Sourcing Fees and Commissions.   There were no fees and commission expenses incurred to raise debt funding in the year ended December 31, 2007 as compared to $284,000 in 2006.

Beneficial Conversion and Warrant Amortization.   This expense is a non-cash charge incurred as a result of the market price of the Company’s common stock on the date of issuance of convertible notes being higher than the effective conversion price of the convertible notes being issued. In the year ended December 31, 2007, the Company incurred $125,000 of beneficial conversion and warrant inducement fees, associated with the issuance of convertible notes in July of 2005. For the year ended December 31, 2006, the Company incurred beneficial conversion and warrant inducement fees of $3,400,000. The increase is attributable to the amortization of the July 2005 convertible notes, using the effective interest method.

Warrant Exercise Inducement Expense.   This expense is a non-cash charge incurred as a result of the Company granting short term inducements to certain warrant holders, whereby the exercise price was lowered for a limited period of time. In the years ended December 31, 2007 and 2006, the Company incurred $0 and $1,588,000, respectively.  At various times during 2006, the Company offered all individuals who were granted detachable warrants (issued in connection with convertible loans) in 2003 and 2004 a short-term inducement to exercise the warrants at a reduced exercise price ($0.20).  The offers were short term in nature and expired anywhere from 30-60 days from the initial offer. The Company notes that 9,099,698 warrants were exercised as a result of the offers.  Since the warrants were issued in connection with convertible loans, the Company recorded an expense related to the notes.  The expense for the inducement was recorded by obtaining the difference between the Black-Scholes value of the initial fair value of the warrants and that of the short-term modification multiplied by the number of parties who accepted the inducement. The Company used the current stock price, modified exercise price, current volatility, current interest and dividend rate and the 30-60 day term as their inputs for the Black-Scholes model.  The Company notes that the expense incurred as a result of these offers was $1,216,527.  The additional $371,905 of expense related to the Company issuing 1,447,422 shares of common stock to a debt holder to induce them to exercise their outstanding warrants (not at a discount).  The Company calculated this portion of the expense by multiplying the market price of the stock the date the inducement was offered by the number of shares issued.

Interest Expense/(Income)(net).   Interest expense was ($196,000) and $959,000 in the years ended December 31, 2007 and 2006, respectively, a decrease of $1,155,000 or 120%.  This decrease in interest expense was due to the combination of a significant reduction in outstanding debt from 2007 to 2006, an expense due to an increase in the value of our Series D Preferred Stock warrant liability of $439,000 during 2006, and capital raises in 2007 that resulted in interest income.

Accretion of Preferred Stock Dividends.  These dividends are associated with Series C 6% Preferred Stock, and are accrued monthly at a 6% annual  interest rate. In 2007 dividend expense was $38,000, as compared to $23,000 in 2006, where the dividend was only accrued over a six month period from the issuance of the preferred shares.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

(amounts are rounded to the nearest thousand)

        Contract Revenue.     Contract revenue for the year ended December 31, 2006 was $17,117,000, an increase of $15,199,000, or 792%, from $1,918,000 for 2005. The significant revenue growth can be attributed to the Company moving away from its entrepreneurial roots in 2006. The expanded revenue base from 2005 to 2006 was due to a mixture of upgrading the sales and marketing staff, along with taking a more aggressive approach to the bid proposal process. Staffing, both at an office and crew level, were increased and skills upgraded, which played a big part in the Company securing the biggest contract in its existence, a $7.8 million deal with an irrigation farm in California. Overall, the increase in revenue over 2005 was obtained as follows: in California, the Company completed two commercial projects with recognized revenue of $1,820,000, six commercial projects were in progress as of December 31, 2006, with recognized revenue of $9,658,000, and the Company completed nine residential projects with aggregate revenue of $524,000; in New Jersey, six commercial projects were completed in 2006 with recognized revenue of $2,108,000 and three commercial projects, with recognized revenue of $2,128,000 in 2006, were in progress as of December 31, 2006; and, in the Company recorded revenue of $567,000 from three commercial projects in Delaware, and $278,000 from one project in Texas.

        Grant Revenue.     Grant revenue for the year ended December 31, 2006 was $217,000, an increase of $104,000, or 92% from $113,000 for 2005. The fluctuation is a reflection of the timing of grant awards and completion of associated tasks/milestones called for under the grants. Grant revenue is expected to be an immaterial portion of the Company’s revenue stream going forward into 2007.

        Cost of Contract Revenue.     The cost of contract revenue for the year ended December 31, 2006 was $14,411,000, an increase of $11,966,000 or 489% from $2,445,000 in 2005. The increase in cost of contract revenue is principally the result of higher volume in 2006 (revenue is up 792%).

        Cost of Grant Revenue.     The cost of grant revenue for the year ended December 31, 2006 was $203,000, an increase of $132,000 from $71,000 in 2005.

        Gross Profit (Loss) on Contracts.     The Company generated a gross profit on contracts in 2006. The gross profit of $2,705,000 in 2006, represents an increase of $3,232,000, versus the gross loss of $527,000 in 2005. Gross profits totaling $3,463,000 were attributable to 27 projects. Gross profits were offset by $99,000 in gross losses generated by four projects. Gross profits are also offset by warranty reserves and other expenses not allocated to individual contracts totaling $659,000. The Company attributes its significant rise in gross profit partly to its evolution from an entrepreneurial to a fast growth company. Better overall efficiencies, bid processes, and trained staff have also supported the increased job margins.

        Gross Profit (Loss) from Grants.     The Company generated gross profit of $14,000 from grants in 2006, versus a gross profit of $42,000 in 2005. Gross profit is made up of a gross loss of $9,000 from the USTDA grant, and a gross profit of $25,000 from the NJBPU grant.

        Marketing, General and Administrative.     Marketing, general and administrative expenses for the year ended December 31, 2006 were $7,775,000, an increase of $3,327,000 or 75%, from $4,448,000 for 2005. The $3,327,000 increase includes increases in salaries and benefits of $1,450,000 and stock option expense of $1,124,000 associated with increased headcount in 2006. The number of full-time employees increased from 33 as of December 31, 2005 to 45 as of December 31, 2006. The increases were also associated with the September 2005 asset acquisition of MJD Solutions, Inc. dba Quantum Energy Group. The increases were also a result of increases in professional fees totaling $657,000 made up of increased costs for legal, consulting and investor relations.

        Research and Development Expenses.     Research and development expenses incurred in the year ended December 31, 2006 were $202,000, an increase of $60,000 or 42% from $142,000 in 2005. The increase is a result of the Mobile Max product line. The Company has continued to develop its intellectual property as evidenced by the filing of two patent applications in 2006.

        Loss from Operations.     In the year ended December 31, 2006 the Company incurred a loss from operations of $5,257,000, an increase of $182,000 or 4% from $5,075,000 in 2005.

        Debt Sourcing Fees and Commissions.     Fees and commission expenses incurred to raise debt funding in the year ended December 31, 2006 were $284,000, a decrease of $158,000 or 64% from $442,000 in 2005.

        Beneficial Conversion and Warrant Amortization.     This expense is a non-cash charge incurred as a result of the market price of the Company’s common stock on the date of issuance of convertible notes being higher than the conversion price of the convertible notes being issued. In the year ended December 31, 2006, the Company incurred $3,400,000 of beneficial conversion and warrant interest expense, associated with the issuance of convertible notes in July of 2005. For the year ended December 31, 2005, the Company incurred beneficial conversion and warrant interest expense of $6. The increase is attributable to the amortization of the July 2005 convertible notes, using the effective interest method.

        Warrant Exercise Inducement Expense.     This expense is a non-cash charge incurred as a result of the Company granting short term inducements to certain warrant holders, whereby the exercise price was lowered for a limited period of time. In the years ended December 31, 2006 and 2005, the Company incurred $1,588,000 and $0 of warrant exercise inducement expenses, respectively.  At various times during 2006, the Company offered all individuals who were granted detachable warrants (issued in connection with convertible loans) in 2003 and 2004 a short-term inducement to exercise the warrants at a reduced exercise price ($0.20). The offers were short term in nature and expired anywhere from 30-60 days from the initial offer. The Company notes that 9,099,698 warrants were exercised as a result of the offers. Since the warrants were issued in connection with convertible loans, the Company recorded an expense related to the notes. The expense for the inducement was recorded by obtaining the difference between the Black-Scholes value of the initial fair value of the warrants and that of the short-term modification multiplied by the number of parties who accepted the inducement. The Company used the current stock price, modified exercise price, current volatility, current interest and dividend rate and the 30-60 day term as their inputs for the Black-Scholes model. The Company notes that the expense incurred as a result of these offers was $1,216,527. The additional $371,905 of expense related to the Company issuing 1,447,422 shares of common stock to a debt holder to induce them to exercise their outstanding warrants (not at a discount). The company calculated this portion of the expense by multiplying the market price of the stock the date the inducement was offered by the number of shares issued.

        Interest Expense.     Interest expense was $1,079,000 and $1,029,000 in the years ended December 31, 2006 and 2005, respectively, an increase of $50,000 or 5%. This increase was due to a significant increase in outstanding debt from 2005 to 2006 offset by an expense due to an increase in the value of our Series D Preferred Stock warrant liability of $439,000 during 2006.

        Income Taxes.     The Company recognized an income tax benefit of $0 and $201,000 for the years ended December 31, 2006 and 2005, respectively. The Company participates in the State of New Jersey’s Corporation Business Tax Benefit Certificate Transfer Program (the “Program”), which allows certain high technology and biotechnology companies to sell unused New Jersey net operating loss carryovers and research and development tax credits to other New Jersey corporate taxpayers.

CONSOLIDATED CASH FLOW ACTIVITY

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Cash Flows from Operating Activities

	Three Months ended March 31,
	2008	2007

Net Cash Used in Operating Activities	$(5,620,035)	$(2,779,551)

In the three months ended March 31, 2008, the Company had an increase in net cash used in operating activities of $2,840,484 in a period when the Company had an increase in net loss of $5,115,241.  These changes in working capital items relate mainly to the significant increase in job contracts from 2007 to 2008, along with an increase in staffing to coincide with the growth of the Company.  An analysis of the increased loss is above in the RESULTS OF OPERATIONS discussion. Below is a reconciliation of the increase in net cash used in operating activities.

Increases (decreases) in non-cash charges:

Accretion of Preferred Stock Dividends	4,889

Increases (decreases) in non-cash charges:

Beneficial conversion and warrant amortization	1,467
Stock-based employee compensation cost	(79,734)
Amortization of intangibles and loan origination costs	416,669
Issuance of stock for services	(119,446)
Issuance of options and warrants for services	(60,000)
Issuance of stock in lieu of interest	51,640
Depreciation	68,887
Accrued losses on contracts	(409,326)
Other	(279,028)
(403,982)

Changes in timing of cash receipts and disbursements related to working capital items	2,672,378

2,268,396

Change in net loss- 2008 compared to 2007	(5,108,880)

Increase in net cash used in operating activities	$(2,840,484)

Cash Flows from Investing Activities

	Three Months ended March 31,
	2008	2007

Net Cash Used in Investing Activities	$(8,071,510)	$(175,749)

In the three months ended March 31, 2008, investing activities included the purchase of and advances to ENTECH.  In the three months ended March 31, 2007, investing activities included the deferred acquisition costs and advances to ENTECH Inc.  Investing activities also included leasehold improvements for the Company’s corporate headquarters in Ewing, NJ, and the purchase of office equipment including computers for the increased workforce. It also included the opening of a $4.0 million letter of credit to secure a contract in Colorado. The letter of credit will be released upon contract completion.

Cash Flows from Financing Activities

	Three Months ended March 31,
	2008	2007

Net Cash Provided By Financing Activities	$36,170,920	$182,192

In the three months ended March 31, 2008, the Company financed its operations principally through the issuance of common stock as the result of private sales and the exercise of warrants and stock options. The Company accounts for transactions with non-employees, in which financing, goods or services are the consideration received for the issuance of equity warrant instruments under the fair value method. The fair value of warrants issued is calculated using the Black-Scholes pricing model.

On February 13, 2008 the Company announced that it has raised $35.64 million from The Quercus Trust in a private placement of 20,000 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share.

In January 2008, The Quercus Trust advanced the Company $6.0 million at a rate of 8%. These funds were used primarily to expedite the acquisition of ENTECH on January 28, 2008. The outstanding principal amount of the note and all accrued and unpaid interest was repaid on February 12, 2008.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Cash Flows from Operating Activities

	Year ended December 31,
	2007	2006
Net Cash Used in Operating Activities	$(16,549,549)	$(10,362,259)

In 2007, the Company had an increase in net cash used in operating activities of $6,187,290 in a period when the Company also had an increase in net loss of $2,896,647. An analysis of the increased loss is above in the “Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006” Section beginning on page 46.  The increase in net cash used in operating activities in 2007, a period when the Company’s net loss increased, is attributable to changes in non-cash charges and from the timing of cash receipts and disbursements related to working capital items in 2007.  These changes in working capital items relate mainly to the significant increase in job contracts from 2006 to 2007, along with an increase in staffing to coincide with the growth of the Company.

Increases (decreases) in non-cash charges:
Beneficial conversion and warrant amortization	(3,275,034)
Warrant exercise inducement expenses	(1,588,432)
Issuance of stock for service	19,018
Depreciation and amortization	89,185
Loss on disposal of asset	160,279
Stock-based employee compensation cost	(106,034)
Interest expense attributable to increase in value of warrant liability	(439,000)
Amortization of interest expense	(333,823)
Issuance of options and warrants for services	(10,000)
Amortization of intangibles and loan origination costs	(290,688)
Share-based non-employee compensation cost	(44,280)
Amortization of deferred compensation	(45,000)
Issuance of stock in lieu of interest	(43,237)
(5,907,046)
Changes in timing of cash receipts and disbursements related to working capital items	2,616,403
(3,290,643)
Change in net loss—2007 compared to 2006	(2,896,647)
Increase in net cash used in operating activities	$(6,187,290)

Please refer to Warrant Exercise Inducement Expense section in this “Management’s Discussion and Analysis” for a detailed description of the transactions.

Cash Flows from Investing Activities

	Year ended December 31,
	2007	2006
Net Cash Used in Investing Activities	$(4,396,035)	$(966,234)

In 2007 and 2006, investing activities included the deferred acquisition costs and advances to ENTECH.  Investing activities also included leasehold improvements for the Company’s corporate headquarters in Ewing, NJ, and the purchase of office equipment including computers for the increased workforce.

As part of the merger agreement, the Company required to provide to ENTECH $5.0 million of working capital to provide research and development engineering related to the implementation of a new manufacturing plant in Texas.  Approximately $2.7 million of working capital was provided to ENTECH as of December 31, 2007, of which $500,000 was expensed as research and development expense on WorldWater’s Statement of Operations in the quarter ending September 30, 2007.  The remaining $2.3 million of capital was provided to ENTECH subsequent to December 31, 2007 and prior to the merger which was completed on January 28, 2008.

Cash Flows from Financing Activities

	Year ended December 31,
	2007	2006
Net Cash Provided By Financing Activities	$22,048,437	$16,300,439

In 2007, the Company issued 10% convertible debentures maturing in 2007 and 2008, generating net proceeds of $185,050. In addition, 18,884,465 shares of common stock were issued upon the exercise of warrants and stock options, raising $3,621,555.

On September 28, 2007, the Company entered into a Stock and Warrant Purchase Agreement with The Quercus Trust, whereby The Quercus Trust purchased 7.5 million shares of WorldWater’s common stock at a price of $1.782 per share, for total proceeds of $13,365,000. The Agreement also provides for the issuance of warrants to The Quercus Trust for the purchase of 9.0 million additional shares of WorldWater’s common stock at an exercise price of $1.815, subject to certain adjustments, with a March 28, 2013 expiration date.  Prior to the September 28, 2007 private placement, The Quercus Trust and its affiliates owned approximately 21.6 million shares of WorldWater common stock, then representing approximately 12.2% of the equity ownership in the Company, or 8.2% on a fully diluted basis.

On April 12, 2007, the Company initiated a private offering. A summary of the offering included 10,900,000 Shares of the Company’s Common stock issued at $0.50 per share, with a five-year warrant attached to purchase 3,500,000 Shares of the Company’s common stock at $0.50. Net proceeds from this offering amounted to $5,117,000. The net proceeds from this Offering were used by the Company primarily for working capital.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Cash Flows from Operating Activities

	Year ended December 31,
	2006	2005

Net Cash Used in Operating Activities	$10,362,000	$4,305,000

In 2006, the Company had an increase in net cash used in operating activities of $6,057,000 in a period when the Company had an increase in net loss of $5,110,746. An analysis of the decreased loss is above in the RESULTS OF OPERATIONS and COMPARISON OF YEARS ENDED DECEMBER 31, 2006 and 2005. The increase in net cash used in operating activities in 2006, a period when the Company’s net loss decreased, is attributable to changes in non-cash charges and from the timing of cash receipts and disbursements related to working capital items in 2006. These changes in working capital items relate mainly to the significant increase in job contracts from 2005 to 2006, along with an increase in staffing to coincide with the growth of the company.

Increases (decreases) in non-cash charges:
Beneficial conversion and Warrant amortization	$3,400,000
Warrant exercise inducement expenses	1,588,000
Issuance of stock for service	16,000
Depreciation and amortization	(37,000)
Issuance of warrants as inducement for warrants exercise	53,000
Stock-based employee compensation cost	1,124,000
Amortization of interest expense	(319,000)
Issuance of options and warrants for services	70,000
Amortization of intangibles and loan origination costs	(168,000)
Amortization of deferred compensation	15,000
Issuance of stock in lieu of interest	(302,000)

Interest expense attributable to increase in value of warrant liability	5,879,000
Changes in timing of cash receipts and disbursements related to working capital items	(6,825,000)

(946,000)
Change in net loss—2006 compared to 2005	(5,111,000)

Increase in net cash used in operating activities	$(6,057,000)

Refer to the “Warrant Exercise Inducement Expense” section in this Management’s Discussion and Analysis for a detailed description of the transactions.

Cash Flows from Investing Activities

	Year ended December 31,
	2006	2005

Net Cash Used in Investing Activities	$966,000	$36,000

In 2006 and 2005, investing activities included the purchase of office equipment including computers for the increased workforce.

Cash Flows from Financing Activities

	Year ended December 31,
	2006	2005

Net Cash Provided By Financing Activities	$16,300,000	$5,045,000

In 2006, the Company issued 21,422,223 shares of 10% convertible debentures maturing in 2007 and 2008 generating net proceeds of $3,792,500. In addition, 18,819,948 shares of common stock were issued upon the exercise of warrants and stock options, raising $3,287,642. In conjunction with the issuance of the convertible debentures, in 2006 the Company issued four-year warrants for the purchase of up to 17,731,387 shares of the Company’s common stock, at an average exercise price of $0.19 per share, which are exercisable at any time. These capital infusions were reduced by the repayment of $2,965,021 in long-term debt and the incurrence of $284,138 in loan origination costs.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2008, the Company’s current ratio was 4.45 compared to 2.19 at December 31, 2007.  As of March 31, 2008, the Company had $38,443,363 of working capital compared to working capital of $14,215,991 as of December 31, 2007.  Cash and cash equivalents were $29,352,823 as of March 31, 2008, as compared to $6,873,448 as of December 31, 2007.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales.  Management plans to continue to raise funds through the combination of borrowings from, and sale of common and convertible preferred stock to, third parties as well as from the sale of solar systems.

On February 13, 2008 the Company announced that it has raised $35.64 million from The Quercus Trust in a private placement of shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share.

In January 2008, Quercus Trust advanced the Company $6.0 million with an interest rate of 8%. These funds were used primarily to expedite the acquisition of ENTECH on January 28, 2008.  The outstanding principal amount of the note and all accrued and unpaid interest was repaid on February 12, 2008.

We believe that our existing cash balance together with our other existing financial resources, including our capital raise in 2008, and revenues from sales of our solar systems, will be sufficient to meet our operating and capital requirements beyond the first quarter of 2009.

Below is a table of the potential issuable shares as of March 31, 2008:

As of March 31, 2008

Number of authorized common shares:	275,000,000

Less common shares outstanding	192,522,836

Less potential issuable common shares:

Warrants	11,979,226

Debt conversion rights	416,667

Stock options	14,115,084

Preferred stock conversion rights	55,718,326

82,229,303

Available common shares to be issued:	247,861

On May 15, 2008, the Company issued a definitive Proxy relating to a special meeting of shareholders held on June 26, 2008 where, among other issues, shareholders considered and voted in favor of an amendment to Article 4 of the Company’s Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue from 275,000,000 to 450,000,000 and in favor of an amendment to the Company’s 1999 Incentive Stock Option Plan to increase the amount of shares of common stock available for issuance under the Stock Option Plan from a maximum of 25,000,000 shares to a maximum of 50,000,000 shares.

On October 29, 2007, we entered into a merger agreement to acquire ENTECH. The merger agreement required, among other things, the payment of $5 million and the issuance of 19,672,131 shares of WorldWater common stock to the ENTECH stockholders. Since we did not have sufficient authorized and unissued shares of common stock to complete the merger, on January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. Each share of the Series E Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock—a total of 19,700,000 common shares—when the Company, at the June 26, 2008 special meeting of stockholders, received votes from shareholders representing a majority of the outstanding shares of the Company in favor of an amendment to the Company’s Certificate of Incorporation to increase our authorized common stock from 275,000,000 to 450,000,000 (See “The Acquisition of ENTECH” below).

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 20,000 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase twenty nine million shares of the Company’s common stock, at an exercise price of $1.815 per share. Like the Series E Convertible Preferred Stock, the Series F Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock—a total of 20,000,000— when the Company, at the June 26, 2008 special meeting of stockholders, received votes from shareholders representing a majority of the outstanding shares of the Company in favor of an amendment to the Company’s Certificate of Incorporation to increase our authorized common stock to 450,000,000.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

At December 31, 2007, our current ratio was 2.19 compared to 2.34 at December 31, 2006. As of December 31, 2007, we had $14,215,991 of working capital compared to working capital of $9,294,450 as of December 31, 2006. Cash and cash equivalents were $6,873,448 as of December 31, 2007, as compared to $5,801,852 as of December 31, 2006.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales. Management plans to continue to raise funds through the sale of capital and forecasts increased revenues.

On September 28, 2007, the Company raised $13,365,000 through a Stock and Warrant Purchase Agreement with The Quercus Trust, whereby The Quercus Trust purchased 7.5 million shares of WorldWater’s common stock at a price of $1.782 per share.

On February 13, 2008 the Company announced that it has raised $35.64 million from The Quercus Trust in a private placement of 20,000 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782.00 per share.

The Company has budgeted for $5.5 million of capital expenses in 2008, mainly consisting of machinery and equipment for its 71,000 square foot technical and manufacturing facility, which is leased in the County of Tarrant, TX.

In January 2008, The Quercus Trust, advanced the Company $6.0 million at a rate of 8%. These funds were used primarily to expedite the acquisition of ENTECH on January 28, 2008. The outstanding principal amount of the note and all accrued and unpaid interest was repaid on February 12, 2008.

We believe that our existing cash balance together with our other existing financial resources, including our capital raise in 2008, and revenues from sales of our solar systems, will be sufficient to meet our operating and capital requirements beyond the first quarter of 2009.

Below is a table showing the potential issuable shares and available authorized common to be issued as of December 31, 2007.

As of December 31, 2007
Number of authorized common shares:	275,000,000
Less common shares outstanding:	189,352,674
Less potential issuable common shares:
Warrants	13,484,226
Debt conversion rights	1,454,470
Stock options	14,589,417
Preferred stock conversion rights	55,842,797
Total Potential Issuable Common Shares	85,370,910
Available common shares to be issued:	276,416

On October 29, 2007, we entered into a merger agreement to acquire ENTECH. The merger agreement required, among other things, the payment of $5 million and the issuance of 19,672,131 shares of WorldWater common stock to the stockholders. Since we did not have sufficient authorized and unissued shares of common stock to complete the merger, on January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. The merger closed on January 28, 2008.

Each share of the Series E Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock—a total of 19,700,000 common shares—when the Company, at the June 26, 2008 special meeting of stockholders, received votes from shareholders representing a majority of the outstanding shares of the Company in favor of an amendment to the Company’s Certificate of Incorporation to increase our authorized common stock from 275,000,000 to 450,000,000.

Additionally, the increase in the authorized number of shares was obtained to accommodate the Company’s anticipated growth and to pursue new business. The increased share authorization is expected to provide the Company with an ability to raise capital funds that may be necessary to further develop its core business, to fund other potential acquisitions, to finance working capital requirements, to have shares available for use in connection with its stock option plans, and to pursue other corporate purposes that may be identified by the Board of Directors. The Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any future actions. No further action or authorization by the Company’s stockholders would be necessary prior to issuance of these additional shares of common stock authorized under the amendment, except as may be required for a particular transaction by the Company’s Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of the NASDAQ Stock Market or of any stock exchange on which the Company’s common stock may then be listed.

Although an increase in the authorized shares of common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in the acquisition of the Company by another company), the Company’s decision to seek amendment of its certificate of incorporation was not done in response to any effort by any person or group to accumulate the Company’s stock or to obtain control of the Company by any means. In addition, the proposal was not part of any plan by the Board of Directors to recommend or implement a series of anti-takeover measures.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

At December 31, 2006, our current ratio was 2.34 compared to 0.76 at December 31, 2005. As of December 31, 2006, we had $9,294,450 of working capital compared to a working capital deficit of $674,523 as of December 31, 2005. Cash and cash equivalents were $5,801,852 as of December 31, 2006, as compared to $810,792 as of December 31, 2005.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales. Management plans to continue to raise funds through the sale of capital and forecasts increased revenues.

We believe that our existing cash balance together with our other existing financial resources, including anticipated additional capital raises in 2007, and revenues from sales of our solar systems, will be sufficient to meet our operating and capital requirements beyond the first quarter of 2008. In light of our recent private placement of approximately $13.5 million worth of our convertible preferred stock in November 2006, we believe that we shall have the necessary financing to meet our operating and capital requirements, at a minimum, into 2008.

Below is a table showing the potential issuable shares and available authorized common to be issued as of December 31, 2006.

As of December 31, 2006
Number of authorized common shares:	275,000,000
Less common shares outstanding:	149,359,052
Less potential issuable common shares:
Warrants	24,792,873
Debt conversion rights	2,688,137
Stock options	20,270,623
Stock purchase agreement rights	1,542,000
Preferred stock conversion rights	51,462,759

100,756,392
Available common shares to be issued:	24,884,556

COMMITMENTS AND GUARANTEES

The Company’s commitments as of December 31, 2007, for the years 2008 through 2012 and thereafter, are summarized below:

	2008	2009	2010	2011	2012	Thereafter	Total
Long-term debt maturities (face amount)	$560,897	$—	$38,456	$—	$—	$—	$599,353
Employment obligations	1,352,707	1,440,680	1,082,347	316,667	—	—	4,192,401
Renewable energy credit guarantee obligations	64,701	64,701	64,701	64,701	35,509		294,313
Operating lease payments	885,743	829,469	772,631	772,631	772,631	3,516,555	7,549,660
Total	$2,864,048	$2,334,850	$1,958,135	$1,153,999	$808,140	$3,516,555	$12,635,731

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

INCOME TAXES

As of December 31, 2007, the Company had federal and state net operating loss carry-forwards totaling approximately $44,845,500 and $29,409,800, respectively, available to reduce future taxable income and tax liabilities which expire at various dates between 2007 and 2026. In addition, as of December 31, 2007, the Company had federal research and development tax credit carry-forwards of approximately $180,600 available to reduce future taxable income and tax liabilities which expire at various dates between 2026. Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may limit the amount of net operating loss carry-forwards and research and development credit carry-forwards, which can be used in future years.

ACQUISITION

In June, 2006, the Company announced that it entered into a letter of intent with ENTECH, Inc., based in Keller, Texas, to acquire all the outstanding stock of ENTECH upon completion of the necessary due diligence and after obtaining appropriate financing. ENTECH, a private company formed in 1983, is a developer and manufacturer of advanced concentrating solar photovoltaic and thermal technologies for terrestrial and space power applications. ENTECH has developed concentrator solar power systems, supplied solar power for space missions for NASA, and installed ground-based concentrating solar systems in North America.

To obtain the exclusive opportunity through December 31, 2006 to conduct due diligence, the Company made a $500,000 non-refundable payment to ENTECH in 2006. From June 2006 through early 2007, we performed due diligence review of business, legal and financial matters relating to the acquisition of ENTECH, and negotiations were ongoing regarding the terms of definitive agreements, however, no agreement was completed as originally anticipated under the original letter of intent.

On May 25, 2007, we entered into a second letter of intent to acquire ENTECH.  This letter of intent was subsequently amended on August 1, 2007 to extend the date by which the merger must be completed.  On October 29, 2007, the Company and ENTECH entered into an Agreement and Plan of Merger. The merger was completed on January 28, 2008. Specifically, ENTECH merged with and into a wholly-owned subsidiary of the Company and the subsidiary survived the merger as a wholly-owned subsidiary of the Company.  We then changed the name of the subsidiary to ENTECH, Inc.

Under the terms of the merger agreement, WorldWater paid the following consideration to ENTECH stockholders in 2008:

•	$4.5 million in cash, (in addition to $500,000 that was paid during 2007), and

•

19,672,131 shares of the Company’s common stock for an aggregate value of  $42,295,082. This determination of value is based on a $2.15 per share value of the Company’s common stock, which is its estimate of the fair market value of its common stock for a reasonable period before and after the date of merger agreement, October 29, 2007.

Additionally, the ENTECH stockholders are entitled to receive future earn-out consideration calculated as 5% of the ENTECH subsidiary’s gross revenues determined in accordance with generally accepted accounting principles until the accumulated total of such earn-out payments paid by WorldWater to the ENTECH stockholders equals $5.0 million. WorldWater also was responsible for the payment of $1.3 million of ENTECH’s liabilities, which was paid at the closing on January 28, 2008.

In addition to the consideration to be paid to ENTECH’s stockholders, WorldWater was required to provide to ENTECH $5.0 million of working capital to provide research and development engineering related to the implementation of a new manufacturing plant in Texas.  Approximately $2.7 million of working capital was provided to ENTECH as of December 31, 2007, of which $500,000 was expensed as research and development expense on WorldWater’s Statement of Operations in the quarter ending September 31, 2007.   The balance of such funds was recorded as tangible assets or was in the bank accounts of ENTECH as of the acquisition date.  The remaining $2.3 million of working capital was provided to ENTECH subsequent to December 31, 2007, prior to the merger’s completion on January 28, 2008.

With the combined technologies of the Company and ENTECH, we believe our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates.  ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Due to the advantages of ENTECH’s concentrator, a significantly lesser amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power.  Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply.  ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU’s of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

ENTECH will maintain its identity, location, and business operations in both terrestrial and space solar energy. The Company anticipates that ENTECH will continue to perform its contract work for NASA, the U.S. Department of Defense, and other customers, as well as its internal R&D programs leading to improved future products.

As a result of the ENTECH merger transaction, ENTECH’s stockholders own approximately 10% of the fully-diluted common stock of WorldWater.  ENTECH’s stockholders are registering their WorldWater common shares pursuant to this Registration Statement on Form S-1.

RISKS AND UNCERTAINTIES

Fixed-price Contracts

The Company utilizes fixed-price contracts which result in business risk, such as:

•	uncertainty in estimating the technical aspects and effort involved to accomplish the work within the contract scope and schedule;

•	labor availability and productivity;

•	supplier and subcontractor pricing and performance; and

•	availability and pricing of components (particularly solar modules).

Intellectual Property Rights

The Company relies on a variety of intellectual property rights in the performance of its product and service delivery to its customers. The Company may not be able to preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our equipment may be sold do not protect intellectual property rights to the same extent as the United States. Failure to protect the Company’s proprietary information and successfully defend challenges or infringement proceedings against the Company could materially and adversely affect the Company’s competitive position.

Technological Developments

The market for our equipment and services is characterized by continual technological developments to provide better and more reliable performance and services. If the Company is not able to design, develop, and produce commercially competitive products and complete installation in a timely manner in response to changes in technology, the business and revenues could be materially and adversely affected.

Similarly, if the Company’s proprietary technologies and equipment become obsolete, it may no longer be competitive and its business and revenues could be materially and adversely affected.

Technical Personnel

The engineering services provided by the Company are complex and highly engineered and often must be performed in harsh conditions. The Company’s success depends on its ability to employ and retain technical personnel with the ability to design, utilize and enhance these products and services. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and the supply is limited. A significant increase in wages paid by competing employers could result in a reduction of our skilled labor force and/or increases in wage rates that we must pay. If either of these events were to occur, our cost structure could increase, our margins decrease and our growth potential could be impaired.

Government Incentives

The competitiveness of our technology and equipment is very much dependent upon governmental and utility rebates and incentives, including tax incentives. If these rebates and incentives were to be materially reduced or eliminated, the Company’s business and revenues could be materially and adversely affected.

Effective Internal Controls

Effective internal controls are necessary for the Company to provide reliable financial reports. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to evaluate and report on its internal controls over financial reporting and have its independent auditors annually attest to its evaluation, as well as issue their own opinion on the Company’s internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the year ending December 31, 2007.

The Company has prepared for compliance with Section 404 by strengthening, assessing and testing its system of internal controls to provide the basis for its report. The process of strengthening its internal controls and complying with Section 404 is expensive and time-consuming, and requires significant management attention. The Company cannot be certain that these measures will ensure that it will maintain adequate controls over its financial processes and reporting in the future. Furthermore, as the Company grows its business, its internal controls will become more complex and will require significantly more resources to ensure its internal controls remain effective.

In February 2007, the Company engaged RSM McGladrey, Inc., who performed a Sarbanes-Oxley Act consulting engagement designed to assist the Company in its efforts to comply with SOX Section 404, “Management’s Assessment of Internal Controls.”  The engagement was designed with the understanding that the Company would meet the criteria for an accelerated filing, and that the Company’s external auditor were required to attest to the internal controls over financial reporting in the fiscal year ending December 31, 2007.

In March 2007, the Company engaged Microstrategies, Inc. to provide an improved IT, financial reporting, and ERP system to enhance efficiencies and financial and operating controls as it works to implement Sarbanes-Oxley requirements and procedures.  The Company implemented a new general ledger system effective January 1, 2008.

A material weakness regarding the Company’s failure to design and maintain adequate and timely controls over financial reporting was identified during the 2007 audit; the Company is currently working to allocate additional resources to the financial reporting area.

Foreign Operations

The Company operates in various countries that are subject to risks peculiar to each country. With respect to any particular country, these risks may include:

•      expropriation and nationalization of our assets (including intellectual property) in that country;

•      political and economic instability;

•      social unrest, acts of terrorism, force majeure, war or other armed conflict;

•      inflation;

•      currency fluctuations, devaluations and conversion restrictions;

•      confiscatory taxation or other adverse tax policies;

•      governmental activities that limit or disrupt markets, restrict payments or limit the movement of funds;

•      governmental activities that may result in the deprivation of contract rights; and

•      trade restrictions and economic embargoes imposed by the United States and other countries.

There was no grant revenue recognized in the first nine months of 2007. Unsettled political conditions, social unrest, acts of terrorism, force majeure, war or other armed conflict, exploitation or other governmental actions, inflation, exchange controls or currency devaluation may result in increased business risk in these regions.

Financing

While the Company was successful in raising capital in the quarter ended March 31, 2008, the Company does not know whether it will be able to raise additional financing or financing on terms favorable to it in the future. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund current operations or otherwise respond to competitive pressures will be significantly limited.

SUBSIDIARIES

In addition to the Company’s 98.53% ownership of ENTECH, Inc., WorldWater has the following wholly-owned subsidiaries:

•	WorldWater Holdings Inc.

•	WorldWater, Inc.

•	WorldWater East Africa Ltd.

•	WorldWater Pakistan (Pvt.), Ltd.

•	WWST Ocean City, LLC

•	WWST Windsor, LLC

•	WWST Highstown, LLC

•	WWAT SolarTech, LLC

GOVERNMENT REGULATIONS

Compliance with federal, state, and local provisions regarding the production and discharge of materials into the environment is expected to have no effect on capital expenditures, earnings and competitive position. The Company has a program to comply fully with the U.S. Foreign Corrupt Practices Act.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree, and the goodwill acquired. FAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“FAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning January 1, 2009. We are currently evaluating the potential impact, if any, of the adoption of FAS 160 on our consolidated financial position, results of operations and cash flows.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for us beginning with the first quarter of 2008. The Company has determined that the adoption of this FASB will not have a material effect on the first quarter 2008 consolidated financial statements. The Company will continue to review any materiality issues that may arise in regard to this pronouncement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for the Company on January 1, 2008. The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company has determined that the adoption of this FASB will not have a material effect on the first quarter 2008 consolidated financial statements. The Company will continue to review any materiality issues that may arise in regard to this pronouncement.

DISCLOSURES ABOUT MARKET RISK

WorldWater is exposed to certain market risks arising from transactions it has entered into in the normal course of business.  These risks primarily relate to fluctuations in commodity prices.

Foreign Currency Transaction Risk

WorldWater does not believe it is exposed to foreign currency exchange risk because all of its sales and purchases are denominated in United States dollars.

Commodity Price Risk

WorldWater is subject to market risk from fluctuating market prices of certain raw materials.  While such materials are typically available from numerous suppliers, commodity raw materials are subject to price fluctuations.  WorldWater endeavors to recoup these price increases from its customers on an individual contract basis to avoid operating margin erosion. WorldWater has historically not entered into any contracts to hedge its commodity risk although it may do so in the future.  Commodity price changes can have a material impact on WorldWater’s prospective earnings and cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of the current executive officers and directors of the Company.  Their respective backgrounds are described following the table.

NAME	AGE	POSITION WITH THE COMPANY
Quentin T. Kelly	73	Chairman of the Board of Directors
Dr. Frank W. Smith	49	Chief Executive Officer and Director
James S. Brown	52	Executive Vice President, Project Finance
Robert P. Magyar	52	Senior Vice President of Sales
Robert A. Gunther	56	Senior Vice President and General Counsel
Dr. Hong Hou	44	Director
Reuben F. Richards, Jr.	52	Director
David Gelbaum	59	Director
David Anthony	47	Director
Dr. Walter Hesse	85	Director

Quentin T. Kelly founded WorldWater, Inc. in 1984 as a consulting and R&D company and has been Chairman since that time.  Mr. Kelly also served as Chief Executive Officer from 1984 to January 2006, and again from January 2007 until March 2008.  Mr. Kelly was previously Director of Information Services and Assistant to the President of Westinghouse Electric Corporation from 1965 to 1971, and subsequently became President of Kelly-Jordan Enterprises, Inc., a leisure products company from 1971 to 1975, and then President of Pressurized Products, Inc., manufacturers and international marketers of specialized water systems and products, from 1976 to 1984. Mr. Kelly is an alumnus of Kenyon College and holds three U.S. patents relating to water systems. He has many years of experience in business relating to water and power needs in the U.S. and the developing world. He has worked on water supply and solar power projects in the U.S. and with more than a dozen governments and private contractors throughout the world. Mr. Kelly’s term as director expires in 2009.  On March 14, 2008 the Company announced that Mr. Kelly was resigning his position as CEO effective March 20, 2008.  Mr. Kelly remains as a non-executive Chairman and continues to provide services to the Company.

Dr. Frank W. Smith joined the Company as Chief Operating Officer in February 2007. On March 20, 2008, the Company promoted Dr. Smith to Chief Executive Officer and elected him to the Board of Directors. He previously served as Vice President of Strategy and Business Development at EMCORE Corporation in 2006, where he identified target acquisitions, managed the due diligence process, and provided strategic direction for the company. From 2004 to 2005, he was an Operations Director at JDS Uniphase, where he managed several business units between 1999 and 2004, before which he was a Program Manager at Lockheed Martin. He was also a Manager at MIT’s Lincoln Labs and has accumulated five patents under his name as well as having published nearly two dozen articles. Dr. Smith graduated with a B.S. in Engineering & Applied Science from Yale University and completed a Masters and Ph.D. in Electrical Engineering & Computer Science from MIT, with a minor in Business Administration from MIT’s Sloan School of Business.  Dr. Smith’s term as director expires in 2011.

James S. Brown, Executive Vice President, Project Finance, joined the Company in May 2004. Mr. Brown has extensive financial experience in the energy industry. From August 2002 until May 2004, Mr. Brown served as an independent financial consultant. From October 1999 until August 2002, he was Director of Structured Finance, Americas, for Energy Wholesale Operations in Houston, Texas. Prior to that, Mr. Brown served as a Project Finance Director for El Paso Energy International. Mr. Brown has also held executive finance positions with Westmoreland Energy Inc. and AMVEST Corporation. Mr. Brown graduated from Georgetown University with a degree in Accounting and holds an MBA from Texas A&M University.

Dr. Hong Hou has been a Director of the Company since January 2007.  Dr. Hou is also a member of the board of directors of Emcore Corp. where he has served in a variety of leadership roles since 1998. He currently is Chief Executive Officer of Emcore. He co-started Emcore’s Photovoltaics Division, and subsequently managed the Fiber Optics Division. He was Executive Vice President of Business Development and Product Strategy before becoming Vice President and General Manager of Emcore’s Ortel Division. From 1995 to 1998 he was a Principal Member of the Technical Staff at Sandia National Laboratories, a Department of Energy weapons research laboratory managed by Lockheed Martin. Prior to that, he served with AT&T Bell Laboratories, engaging in research on high-speed optoelectronic devices. He holds a Ph.D. in electrical engineering from the University of California at San Diego. He has published over 150 journal articles and holds seven U.S. patents.  Emcore, as holder of the Company’s Series D Convertible Preferred Stock, is entitled to elect two directors to the Board.  Dr. Hou is one such director (see “Certain Relationships and Related Transactions—EMCORE Investment in the Company” below on page 81).

Reuben F. Richards, Jr. has been a Director of the Company since January 2007.  Mr. Richards, like Dr. Hou, is a director and an executive officer of Emcore Corp.  Mr. Richards joined Emcore in October 1995 as its President and Chief Operating Officer, and has been Executive Chairman since 2008 and Chief Executive Officer and Chairman of the Board of Directors since December 1996.  Mr. Richards has been a director of Emcore since May 1995.  From December 1993 to December 1995, Mr. Richards was a member and President of Jessup & Lamont Merchant Partners.  From 1991-1993, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 to 1991, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards has served on the Boards of the University of New Mexico School of Engineering, Sandia National Laboratories External Review Panel and was a member of the board of directors of GELcore, Emcore’s joint venture with General Electric.  Emcore, as holder of the Company’s Series D Convertible Preferred Stock, is entitled to elect two directors to the Board.  Mr. Richards is one such director (see “Certain Relationships and Related Transactions—EMCORE Investment in the Company” below on page 81).

 David Gelbaum has been a private investor since 2002.  From 1989 until 2002, he performed quantitative modeling for stock price returns and derivative securities for TGS Management, and from 1972 until 1989 he worked at Oakley & Sutton in a similar capacity. Mr. Gelbaum is a trustee of The Quercus Trust.  Quercus is entitled to nominate two directors to the Board (see “Certain Relationships and Related Transactions”—“The Quercus Trust Investment in the Company” below on page 82).  Mr. Gelbaum is one such director.

 David Anthony is, and for the past five years has been, Managing Partner of 21 Ventures, LLC, a New York based company that provides seed and bridge capital to early stage technology ventures. Mr. Anthony also serves on the board of directors of Agent Video Intelligence, Orion Solar, BioPetroClean, Cell2Bet, Juice Wireless, Visioneered Image Systems, and VOIP Logic. He is an Adjunct Professor at the New York Academy of Sciences and also serves as entrepreneur-in-residence at the University of Alabama, Birmingham School of Business. Mr. Anthony received his MBA from The Tuck School of Business at Dartmouth College in 1989 and a BA in economics from George Washington University in 1982.  Mr. Anthony is one of two directors on the Company’s Board of Directors nominated by Quercus (see “Certain Relationships and Related Transactions”—“The Quercus Trust Investment in the Company” below on page 82).

  Dr. Walter Hesse is chief executive officer of the Solar Division of ENTECH, a subsidiary of the Company, and has served in that position since the Company’s acquisition of ENTECH on January 28, 2008. From 1983 to January 28, 2008, he served as the chief executive officer and chairman of the board of directors of ENTECH. Dr. Hesse has been involved in high technology research and development work for more than 60 years. Dr. Hesse was a twelve year Board Member and served as Chairman and President of the Solar Energy Industry Association. He served on the Advisory Board of the Electrical Engineering Department of the University of Texas at Arlington and the advisory board of the U.S. Solar Energy Research Institute. He was a member of the Scientific Panel to the Congressional House Committee on Science and Astronautics, a member of the Advisory Board for Joint Task Force Two of the Joint Chiefs of Staff, a member of the Texas Commission on Atomic Energy, and was Chairman of the Board of the Aerospace Education Foundation of the Air Force Association. He currently serves on the Advisory Board for the College of Arts and Sciences of the University of North Texas.  Dr. Hesse’s term as director expires in 2011.

Robert P. Magyar joined the Company as Senior Vice President of Sales in August 2007.  From May 2004 to August 2007, he served as President of Sentry Power Technology of Newark, Delaware.  From August 2003 to April 2004, Mr. Magyar served as Business Development Consultant for BP Solar.  From June 2001 to August 2003, Mr. Magyar served as Director of Residential Solar Programs for Astropower, Inc.   Prior to Astropower Inc, Mr. Magyar served as VP of Sales at American Standard, Marketing Manager at Hubbell, Inc, Regional Manager and later Marketing Manager for GTE’s Electrical Equipment Group.  He brings WorldWater over 25-years of executive sales management experience at leading American manufacturers of electric, plumbing and solar products.   Mr. Magyar holds several U.S. patents for his electrical and plumbing inventions. He is a graduate of the State University of New York, Binghamton and did postgraduate work at the University of Michigan, Ann Arbor.

Robert A. Gunther joined the Company as Senior Vice President and General Counsel in January 2008. From June 2005 to May 2007, Mr. Gunther served as Vice President & General Counsel of Keating Building Corp., a construction management firm based in Philadelphia. Before Keating, Mr. Gunther served as Senior Regional Counsel for PeopleSoft USA from April 2002 to January 2005.  Prior to PeopleSoft, he held senior legal positions with Vertis, Inc. and Summit Bancorp. He began his legal career in private practice as an Associate at the firm of Ballard Spahr Andrews & Ingersoll in its Philadelphia office. Mr. Gunther is a graduate of Colgate University and Rutgers Law School, where he served on the Law Review, and is admitted to the Bars of both Pennsylvania and New Jersey.

Meeting Attendance

The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The board held seven meetings and, in addition, acted by unanimous written consent numerous times during the fiscal year ended December 31, 2007.  All of the Directors attended the meetings held during the year. While the Company has no policy with regard to board members’ attendance at our annual meetings of stockholders, all of our incumbent Directors attended the 2007 annual meeting.

The Board has determined that, except for Mr. Kelly, who serves as non-executive Chairman of the Company’s Board of Directors, Dr. Smith, our Chief Executive Officer, and Dr. Hesse, the chief executive officer of the Solar Division of ENTECH, a subsidiary of the Company, each of our current directors is independent.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The Audit Committee and Compensation Committee met following the end of each of the fiscal quarters in 2007 and 2006.

The Audit Committee of the Company’s Board was, until April 24, 2008, comprised of Mr. Joseph Cygler, Dr. Davinder Sethi and Ms. Lange Schermerhorn, all of whom were independent as defined by the listing standards of NASDAQ. Effective April 24, 2008, the Audit Committee is comprised of David Anthony and Reuben F. Richards, Jr.  The Board has determined that Mr. Anthony and Mr. Richards are audit committee financial experts within the meaning of regulations adopted by the SEC as a result of their accounting and related financial management expertise and experience. The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are in place to deter fraud, anticipate financial risks and promote accurate and timely disclosure of financial and other material information to the public markets, the Board and stockholders. The Audit Committee also reviews and recommends to the Board approval of the annual financial statements and provides a forum, independent of management, where the Company’s auditors can communicate any issues of concern. In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

The Audit Committee has adopted a formal, written charter, which has been approved by the full Board and which specifies the scope of the Audit Committee’s responsibilities, and how it should carry them out.

Mr. Anthony and Mr. Richards also comprise the Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the executive and employee compensation programs of our Company.

The Compensation Committee does not have a written charter.

Nominations for Directors

The Company does not have a standing nominating committee or a charter with respect to the nominating process. The Board is of the view that such a committee is unnecessary given the relatively small number of directors elected each year and the fact that all directors are considered by and recommended to the Company’s stockholders by the full Board.  To date, all director nominees who have been recommended to the stockholders have been identified by current directors or management or have been elected pursuant to investment agreements (see “Certain Relationships and Related Transactions”—“EMCORE Investment in the Company” and “The Quercus Trust Investment in the Company” below).  The Company has never engaged a third party to identify director candidates.  The Board will consider any director candidate proposed in good faith by a stockholder of the Company. Stockholders wishing to communicate with the Board regarding recommendations for director nominees should follow the procedure described in “Communication with the Board and its Committees” below. The Board will evaluate all director candidates, whether submitted by directors, executive officers, or stockholders based on their financial literacy, business acumen and experience, independence, and willingness, ability and availability for service.

Communication with the Board and its Committees

Any stockholder may communicate with the Board by directing correspondence to the Board, any of its committees or one or more individual members, in care of the corporate secretary, at WorldWater & Solar Technologies Corp., 200 Ludlow Drive, Ewing, New Jersey 08638. Communications concerning potential director nominees submitted by any of our stockholders should include the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate. The stockholder must also include his or her contact information and a statement of his or her share ownership, as well as any other information required by the Company’s By-laws.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions.  It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow.  In addition, in this section, we address the compensation paid or awarded during fiscal years 2007 and 2006 to our chief executive officer (principal executive officer), chief financial officer (principal financial officer) and three other executive officers who were the most highly compensated executive officers in fiscal year 2007.  We refer to these five executive officers as our “Named Executive Officers.”

Our executive compensation program is overseen and administered by the Compensation Committee.  The Compensation Committee has responsibility for discharging the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and related duties.  Management presents cash and equity compensation recommendations to the Compensation Committee for its consideration and approval.  The Compensation Committee reviews these proposals and makes all final compensation decisions for corporate executive officers by exercising its discretion in accepting, modifying or rejecting any management recommendations.

Three of our Named Executive Officers for fiscal year 2007, Quentin T. Kelly, Larry Crawford, and Dr. Anand Rangarajan, are no longer Named Executive Officers.  Mr. Kelly resigned as the Chief Executive Officer of the Company on March 20, 2008, Mr. Crawford resigned as the Chief Financial Officer of the Company on June 18, 2008, and Dr. Rangarajan’s employment was terminated on March 26, 2008 in connection with the elimination of his position of Executive Vice President and Chief Technology Officer.

Objectives of Our Compensation Program

Our executive compensation program is intended to meet three principal objectives:

•	to provide competitive compensation packages to attract and retain superior executive talent;

•	to reward successful performance by the executive and the Company by linking a significant portion of compensation to our financial and business results; and

•	to further align the interests of executive officers with those of our Company stockholders by providing long-term equity compensation and meaningful equity ownership.

To meet these objectives, our compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to stockholder value and overall performance.

Our compensation program for senior executives, including the Named Executive Officers, is designed to reward Company performance.  The compensation program is intended to reinforce the importance of performance and accountability at various operational levels, and therefore a significant portion of total compensation is in both cash and stock-based compensation incentives that reward performance as measured against established goals, i.e., “pay for performance.”  Each element of our compensation program is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program.  For each Named Executive Officer, we look at each individual’s contributions to our overall results as well as our operating and financial performance compared with targeted goals.

Elements of Our Executive Compensation Program

In 2007, the principal elements of compensation for Named Executive Officers were:

•	annual cash compensation consisting of base salary and performance-based incentive bonuses;

•	long-term equity incentive compensation; and

•	benefits and perquisites.

Annual Cash Compensation

Our annual cash compensation packages for executive officers include base salary and a performance-based executive incentive compensation bonus.

Base Salary.    We review the base salaries for each Named Executive Officer annually as well as at the time of any promotion or significant change in job responsibilities.  Base salaries are determined for each Named Executive Officer based on his or her position and responsibility by using survey data.  Salary for each Named Executive Officer for calendar year 2007 is reported in the Summary Compensation Table below.

Performance-Based Incentive Compensation.     The annual bonus for executive officers is designed to reward our executives for the achievement of annual financial goals related to the business for which they have responsibility.  A minimum incentive may be earned upon achieving certain threshold goals, which are set generally at levels that reflect an improvement over prior year results, and no payment is awarded if the threshold goal is not achieved Consistent with our focus on pay for performance, additional amounts can be earned when actual performance exceeds on-target performance.

Additional mid-range goals between threshold and target with corresponding incentive amounts are also established.  The Company may revise or cancel an executive’s bonus at any time as a result of a significant change in circumstances or the occurrence of an unusual event that was not anticipated when the performance plan was approved.

Long-Term Equity Compensation

We intend for our equity program to be the primary vehicle for offering long-term incentives and rewarding our executive officers, managers and key employees.  Because of the direct relationship between the value of an option award and the value of our stock, we believe that granting options is the best method of motivating our executive officers to manage our Company in a manner that is consistent with the interests of our Company and our stockholders.  We also regard our equity program as a key retention tool.  Retention is an important factor in our determination of the type of award to grant and the number of options to grant.

Benefits and Perquisites

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees in the particular country in which the Named Executive Officer resides, including medical and dental care coverage, life insurance coverage, short-and long-term disability and a 401(k) or defined contribution pension plan.

The Company limits the use of perquisites as a method of compensation and provides executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The perquisites provided to the Named Executive Officers include leased automobiles and related tax gross-ups and are quantified in the Summary Compensation Table below.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect the Compensation Committee’s compensation decisions.  However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate.

Stock Ownership

The Company does not have a formal policy requiring stock ownership by management. Our senior managers, including the Named Executive Officers, however, have committed significant personal capital to our Company.  See “Security Ownership of Certain Beneficial Owners and Management” on page 79.

Summary Compensation Table

The following table summarizes the compensation paid to our Named Executive Officers during fiscal years 2006 and 2007.

Summary Compensation Table for Named Executive Officers

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Quentin T. Kelly Chairman & CEO (7)	2005	170,000	—	—	37,200		—	—		46,000	(1)	253,200
	2006	160,000	50,000	—	—		—	—		58,000	(1)	268,000
	2007	250,000	59,750	—	270,000	(2)	—	110,072	(5)	58,000	(1)	727,822
Larry Crawford EVP, CFO (8)	2006	71,423	11,093	—	51,000	(3)	—	—		—		184,516
	2007	175,000	29,093	—	—		—	—		9,000	(4)	213,093
Dr. Frank W. Smith EVP, COO(9)	2006	—	—	—	—		—	—		—		—
	2007	178,030	27,865	—	52,000	(6)	—	—		—		249,895
Dr. Anand Rangarajan EVP, CTO (10)	2005	121,250	7,230	—	—		—	—		—		128,480
	2006	123,738	17,748	—	—		—	—		9,000	(4)	150,486
	2007	175,000	24,498	—	—		—	—		9,000	(4)	208,498
James S. Brown EVP, Project Finance	2005	150,000	—	—	—		—	—		—		150,000
	2006	131,625	16,269	—	—		—	—		—		147,894
	2007	136,250	21,399	—	—		—	—		—		157,649

(1)	Represents the premium paid for a life insurance policy, the beneficiary of which is Mr. Kelly’s wife ($46,000). Values for 2006 and 2007 also include the use of the Company vehicle ($12,000).

(2)

120,000 options granted 12/31/2005 at exercise price at date of grant; options vest over one-year.  5,000,000 options granted at 1/1/07 at exercise price at date of grant; options vest over 5 years. FASB 123R expense for 2006 and 2007 was $37,200 and $270,000, respectively.

(3)

600,000 options granted 7/10/2006 in connection with employment contract; options were granted at the market price at date of grant. No options vested during the year ended December 31, 2006. 100,000 options vested on 1/10/2007; the remainder vest monthly through 7/10/2009. FASB 123R expense for 2006 was $0.00; FASB 123R expense for 2007 was $34,000.

(4)	Represents $9,000 for Company provided vehicle.

(5)	Represents deferred compensation of $110,072 earned in prior years and paid in 2007.

(6)

600,000 options granted 2/11/07 in connection with employment contract; options were granted at the market price at date of grant.  151,723 options vested through the year ended December 31, 2007; FASB 123R expense for 2007 was $44,000.

(7)	On March 20, 2008, Quentin T. Kelly resigned as the Chief Executive Officer of the Company. Mr. Kelly will continue as the Chairman of the Board of Directors.

(8)	On June 18, 2008, Larry Crawford resigned as the Chief Financial Officer of the Company.

(9)	On March 20, 2008, the Board of Directors appointed Frank W. Smith as the Company’s Chief Executive Officer.

(10)	On March 26, 2008, the position of Executive Vice President and Chief Technology Officer was eliminated and the employment of Dr. Anand Rangarajan, who served in that position, was terminated.

The Company does not issue grants of plan-based awards.

 Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth information as of December 31, 2007, with respect to compensation plans under which our common stock is authorized for issuance.  The figures relate to equity compensation plans approved by security holders relate to options granted under the 1999 Stock Option Plan.  We do not have any equity compensation plans not approved by our security holders.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Warrants, Options and Rights	(B) Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	14,589,417	$0.33	0

OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 2007 – NAMED EXECUTIVE OFFICERS

(INDIVIDUAL GRANTS IN FISCAL YEAR)

Name	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise Price Per Share(1)	Expiration Date
Quentin T. Kelly	5,000,000	66%	0.39	1/18/2017
Dr. Frank W. Smith	600,000	8%	0.39	2/11/2017

(1)	All grants of options have been made with exercise prices equal to fair value at date of grant. The amounts shown represent an average share price for the shares indicated.

Outstanding Equity Awards at 2007 Fiscal Year-End for Named Executive Officers

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Quentin T. Kelly, Chairman and CEO (1):	120,000			0.34	6/29/08
	300,000			0.30	8/24/09
	1,250,000			0.15	12/30/11
	60,000			0.34	12/30/11
	60,000			0.15	12/30/12
	30,000			0.15	6/30/13
	30,000			0.15	9/30/13
	60,000			0.15	12/30/12
	30,000			0.15	6/30/14
	150,000			0.28	12/30/14
	120,000			0.31	12/30/15
	1,000,000	4,000,000		0.39	12/31/16

Larry L. Crawford, EVP & CFO (2):	258,333	316,667		0.27	7/9/16

Frank Smith, EVP & COO (3):	151,723	448,277		0.39	2/11/17

Anand Rangarajan, EVP & CTO (4):	175,000			0.28	12/30/14

James S. Brown, EVP, Project Finance:	50,000			0.38	6/18/14
	571,430			0.28	12/30/14

(1)	On March 20, 2008, Quentin T. Kelly resigned as the Chief Executive Officer of the Company. Mr. Kelly will continue as the Company’s chairman of the Board of Directors.

(2)	On June 18, 2008, Larry Crawford resigned as the Chief Financial Officer of the Company.

(3)	On March 20, 2008, the Board of Directors appointed Frank W. Smith as the Company’s Chief Executive Officer.

(4)	On March 26, 2008, the position of Executive Vice President and Chief Technology Officer was eliminated and the employment of Dr. Anand Rangarajan, who served in that position, was terminated.

The Company does not provide stock awards.

Aggregated Option Exercises

For Fiscal Year Ended December 31, 2007

And Year-End Option Values (1)

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Quentin T. Kelly, Chairman & CEO (1):	37,975	20,886
Larry L. Crawford, EVP & CFO (2):	25,000	25,000
Anand Rangarajan, EVP & CTO (3):	939,000	888,340
James S. Brown, EVP, Project Finance:	325,000	487,200

(1)	On March 20, 2008, Quentin T. Kelly resigned as the Chief Executive Officer of the Company. Mr. Kelly remains the Company’s chairman of the Board of Directors.

(2)	On June 18, 2008, Larry Crawford resigned as the Chief Financial Officer of the Company.

(3)	On March 26, 2008, the position of Executive Vice President and Chief Technology Officer was eliminated and the employment of Dr. Anand Rangarajan, who served in that position, was terminated.

The Company does not have a Pension Plan.

The Company does not have a Nonqualified Deferred Compensation Plan.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End 2007 (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End 2007 ($)(2)
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Quentin T. Kelly (3)	37,975	20,886	3,210,000	4,000,000	5,452,200	6,280,000
James S. Farrin	1,000,000	1,315,000	—	—	—	—
Larry L. Crawford (4)	25,000	25,000	266,667	308,333	436,583	535,167
Dr. Anand Rangarajan (5)	939,000	883,340	175,000	—	294,000	—
James S. Brown	325,000	487,200	621,430	—	1,039,002	—
Dr. Frank W. Smith (6)	—	—	151,723	448,277	238,205	703,795

(1)	The total number of unexercised options held as of December 31, 2007, separated between those options that were exercisable and those options that were not exercisable on that date.

(2)

For all unexercised options held as of December 31, 2007, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. As required, the price used to calculate these figures was the closing sale price of the common stock at year’s end, which was $1.96 per share on December 31, 2007.

(3)	On March 20, 2008, Quentin T. Kelly resigned as the Chief Executive Officer of the Company. Mr. Kelly will continue as the Company’s Chairman of the Board of Directors.

(4)	On June 18, 2008, Larry Crawford resigned as the Chief Financial Officer of the Company.

(5)	On March 26, 2008, the position of Executive Vice President and Chief Technology Officer was eliminated and the employment of Dr. Anand Rangarajan, who served in that position, was terminated.

(6)	On March 20, 2008, the Board of Directors appointed Frank W. Smith as the Company’s Chief Executive Officer.

Potential Payments Upon Termination or Change in Control

 The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with Parent and/or a change in control of Parent, changes in responsibilities, salary or benefits. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control under the terms of our 1999 Incentive Stock Option Plan.

Assumptions.     As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on the last business day of fiscal 2007 and that the price per share of our common stock is equal to the fair market value of a share of our common stock as of that date.

Quentin T. Kelly

Mr. Kelly’s employment agreement provides for certain benefits to be paid to Mr. Kelly in connection with a termination of his employment with the Company under the circumstances described below.

Severance Benefits.     In the event Mr. Kelly’s employment is terminated during the employment term by the Company pursuant to a termination for death, “Disability,” or without “Cause” (each as defined in the employment agreement) or by Mr. Kelly pursuant to a termination for “Good Reason” (as defined in the employment agreement), Mr. Kelly will be entitled to receive until December 31, 2011,  his annual base salary per year paid bi-weekly, benefits, any earned but unpaid bonus payments and continuing ownership of a $1,000,000 whole life insurance policy as currently funded by the Company.  In addition, Mr. Kelly’s stock options that have not yet vested will immediately vest upon termination for any such reasons.  In the event Mr. Kelly’s termination was due to a “Change in Control” (as defined in the employment agreement), Mr. Kelly would also receive an award of one million shares of the Company’s common stock.

Potential Payments.  If Mr. Kelly had terminated employment with us on December 31, 2007 pursuant to his employment agreement under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a cash payment approximately equal to $1,109,750.  This amount is derived by the sum of (i) the product of the number of years remaining under Mr. Kelly’s employment agreement at December 31, 2007, four, multiplied by $312,500, which represents the total of Mr. Kelly’s $250,000 annualized base salary rate in effect on December 31, 2007 plus $27,437.50, which represents 50% of the average of his bonus received in the last two fiscal years.  Finally, Mr. Kelly would have been entitled to accelerated vesting of unvested stock options with an aggregate value of $6,280,000 (based on the spread between the exercise price of the options and closing sale’s price of our common stock as of December 31, 2007).

Other Named Executive Officers

Frank W. Smith

Severance Benefits.  In the event Dr. Smith’s employment is terminated during the employment term by the Company pursuant to a termination for death, “Disability,” or without “Cause” (each as defined in the employment agreement), Dr. Smith or his estate, as applicable, will be entitled to receive six (6) months of his $200,000 annualized salary paid bi-weekly, any earned but unpaid bonus payments and any deferred compensation, if any.  In addition, Dr. Smith’s stock options that have not yet vested will immediately vest upon termination in the event of a Change of Control (as defined in the employment agreement).

Potential Payments.  Upon a termination of employment with us on December 31, 2007 other than due to death or disability and not with Cause, Mr. Smith would have been entitled to receive a total of $100,000 in bi-weekly payments.  Mr. Smith’s payment is equal to six months of his $200,000 annual base salary in effect on December 31, 2007.

DIRECTOR COMPENSATION

During fiscal year 2007, each non-employee director received $1,000 for each committee meeting held other than in conjunction with a Board meeting, other than the Chairs of the Audit and Compensation committees who each received $2,000 and $1,500 per meeting.  Each non-employee director also received option grants to purchase 100,000 shares of the Company’s common stock in fiscal year 2007.  Directors who are employees of WorldWater do not receive any compensation for their service as directors.

The following table sets forth information regarding compensation paid to current and former non-employee directors of the Company for fiscal year 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Joseph Cygler (5)	$22,000	$32,000	$54,000
Dr. Hong Hou(6)	$12,000	$32,000	$44,000
Reuben F. Richards, Jr.(6)	$12,000	$32,000	$44,000
Lange Schermerhorn (5)	$20,000	$32,000	$52,000
Dr. Davinder Sethi (5)	$24,000	$32,000	$56,000
W. Harrison Wellford (5)(6)	$12,000	$32,000	$44,000

(1)	Includes fees earned in fiscal year 2007.

(2)

The options vest and become exercisable on the date of the grant. The amounts shown do not reflect compensation actually received by each director. The amounts shown represent expense recognized in the Company’s fiscal year 2007 consolidated financial statements in accordance with FAS 123(R), excluding any impact of assumed forfeiture rates.

(3)

As of December 31, 2007, each director then in office or former director had the following number of options outstanding: Joseph Cygler, 750,000; Dr. Hong Hou, 100,000; Reuben F. Richards, Jr., 100,000; Lange Schermerhorn, 400,000; Dr. Davinder Sethi, 450,000; and W. Harrison Wellford, 100,000.

(4)

A 100,000 shares option grant for services, at a price of $0.44 per share, was issued on January 17, 2007 to each of the directors. The Black-Scholes method was utilized to determine the Company expense.

(5)	Resigned as a director effective April 24, 2008.

(6)	Messrs. Hou, Richards, and Wellford were approved as directors of the Company on January 17, 2007.

 The Company does not provide any of its directors non-equity incentive plan compensation, non-qualified deferred compensation, pension benefits or additional compensation other than as set forth in the table above.

OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 2007 – DIRECTORS

(INDIVIDUAL GRANTS IN FISCAL YEAR)

Name	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise Price Per Share(1)	Expiration Date
Joseph Cygler (2)	100,000	1%	$0.44	1/16/2017
Dr. Hong Hou	100,000	1%	0.44	1/16/2017
Reuben F. Richards, Jr.	100,000	1%	0.44	1/16/2017
Lange Schermerhorn (2)	100,000	1%	0.44	1/16/2017
Dr. Davinder Sethi (2)	100,000	1%	0.44	1/16/2017
Harrison Welford, Esq. (2)	100,000	1%	0.44	1/16/2017

(1)	All grants of options have been made with exercise prices equal to fair value at date of grant. The amounts shown represent an average share price for the shares indicated.

(2)	Resigned as a director effective April 24, 2008.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End 2007 (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End 2007 ($)(2)
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Cygler (3)	4,300	5,891	750,000	—	1,266,000	—
Dr. Hong Hou	—	—	100,000	—	152,000	—
Reuben F. Richards	—	—	100,000	—	152,000	—
Lange Schermerhorn (3)	—	—	400,000	—	668,000	—
Dr. Davinder Sethi (3)	262,600	354,474	450,000	—	768,000	—
Harrison Wellford, Esq.(3)	—	—	100,000	—	152,000	—

(1)	The total number of unexercised options held as of December 31, 2007, separated between those options that were exercisable and those options that were not exercisable on that date.

(2)

For all unexercised options held as of December 31, 2007, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. As required, the price used to calculate these figures was the closing sale price of the common stock at year’s end, which was $1.96 per share on December 31, 2007.

(3)	Resigned as a director effective April 24, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the shares of the registrant’s common stock owned as of June 18, 2008 by all persons known to the registrant who own more than 5% of the outstanding number of such shares, by all directors of the registrant, and by all officers and directors of the registrant as a group.  Unless otherwise indicated, to our knowledge each of the stockholders has sole voting and investment power with respect to the shares beneficially owned and, unless otherwise indicated, the address of each of the beneficial owners is c/o WorldWater & Solar Technologies Corp., 200 Ludlow Drive, Ewing, New Jersey 08638.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent of Class
EMCORE Corporation 10420 Research Road, SE Albuquerque, NM 87123	32,136,740	(2)	12.1%
The Quercus Trust 2309 Santiago Drive Newport Beach CA 92660	109,092,500	(3)	37.1%
Quentin T. Kelly	7,227,000	(4)	3.1%
Dr. Frank Smith	300,000	(5)	*
James S. Brown	321,430	(6)	*
Dr. Walter Hesse	4,202,442	(7)	2.1%
Dr. Hong Hou	100,000	(8)	*
Reuben Richards	100,000	(9)	*

All Directors and Officers as a group (7 Persons)	121,343,372		39.6%

* Percent of ownership is less than 1%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty days of June 30, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, there were 234,274,768 shares outstanding on June 30, 2008, and any security which such person or persons has or have the right to acquire within such a date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except community property laws, the Company believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own.

(2)

This amount includes (i) preferred stock convertible into 28,928,570 shares of common stock and warrants to purchase 305,044 shares of Series D preferred stock convertible into 3,050,440 shares of common stock and (ii) 15,773 Series D warrants exercisable into 157,730 shares of common stock. The shares registered by Emcore reflect Emcore’s June 30, 2008 announcement of its agreement to sell 2,000,000 shares of Series D preferred stock and 200,000 Series D warrants to The Quercus Trust.

(3)

This amount includes 49,092,500 shares of common stock, warrants to purchase 38,000,000 shares of the Company’s common stock, 2,000,000 shares of Series D preferred stock convertible into 20,000,000 shares of common stock, and 200,000 warrants exercisable into 2,000,000 common shares. The shares registered by The Quercus Trust reflect The Quercus Trust’s agreement to purchase 2,000,000 shares of Series D convertible preferred stock and 200,000 Series D warrants from Emcore. David Gelbaum, trustee of The Quercus Trust, is a director of the Company.

(4)	The number of shares of common stock listed as beneficially owned by such selling stockholder consists of 3,017,000 shares of common stock and 4,210,00 fully vested stock options.

(5)	This amount includes options vesting within 60 days of June 30, 2008 to purchase 300,000 shares of the Company’s common stock.

(6)	This amount includes options vesting within 60 days of June 30, 2008 to purchase 321,430 shares of the Company’s common stock.

(7)	This amount represents 3,083,260 shares of common stock held solely in Dr. Hesse’s name and 1,119,182 shares held by Dr. Hesse and Mrs. Hesse.

(8)	This amount includes options vesting within 60 days of June 30, 2008 to purchase 100,000 shares of the Company’s common stock.

(9)	This amount includes options vesting within 60 days of June 30, 2008 to purchase 100,000 shares of the Company’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filings required to be made by the Reporting Persons during and with respect to the fiscal years ended December 31, 2007 and 2006 were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company had outstanding notes payable owed to directors, officers and employees of the Company as of March 31, 2008, December 31, 2007 and 2006 as follows:

	March 31,	December 31,	December 31,
	2008	2007	2006
Directors	$—	$—	$3,000
Officers and employees	—	—	32,748
Total	—	—	35,748
Less current maturities	—	—	(35,748)
Total long term note payable, related party	$—	$—	$—

EMCORE Investment in the Company

Emcore has invested $13.5 million in the Company, representing the first tranche of its $18 million investment, in return for which WorldWater issued to Emcore (i) four million, eight hundred and ninety two thousand, eight hundred and fifty seven (4,892,857) shares of Series D Convertible Preferred Stock (the “Series D Stock”) and (ii) five hundred and five thousand and forty-four (505,044) warrants (the “Tranche A Warrants”) to purchase five hundred and five thousand and forty-four (505,044) shares of Series D Stock.  In addition, Emcore received 15,773 warrants to purchase Series D Stock in connection with a $500,000 bridge loan made to the Company.

Consummation of the investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) is subject to the execution of a definitive strategic agreement between the Parties and certain other conditions set forth in the Investment Agreement. At the Tranche B Closing, the Company would issue to Emcore (i) an additional one million, six hundred and thirty thousand, nine hundred and fifty-three (1,630,953) shares of Series D Stock and (ii) one hundred and sixty-three thousand and ninety-five (163,095) warrants to purchase one hundred and sixty-three thousand and ninety-five (163,095) shares of Series D Stock.

In the Investment Agreement, the Company and Emcore made customary representations, warranties and covenants and the Company agreed to indemnify Emcore against certain potential losses incurred in connection with its investment in the Company. Pursuant to the terms of the Investment Agreement, Emcore has been granted the following rights, among others: (i) the right to participate pro-rata in future financings and equity issuances by the Company; (ii) certain rights to obtain information regarding the financial results, financial performance, business and operations of WorldWater; and (iii) the right to nominate and appoint two individuals to WorldWater’s Board of Directors.

The Series D Stock has the designations, preferences and rights set forth in the certificate of designation filed with the Secretary of State for the State of Delaware on November 29, 2006 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, holders of Series D Stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D Stock at any time and from time to time into such number of fully paid and non-assessable shares of common stock, par value $0.001, of WorldWater (the “Common Stock”) initially equal to such number of shares of Series D Stock multiplied by ten, subject to certain adjustments as more fully set forth in the Certificate of Designation including weighted average anti-dilution rights, (ii) the right to vote together with the holders of Common Stock as a single class on all matters submitted for a vote of holders of Common Stock, (iii) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of Common Stock, the exclusive right to elect two members of the Board of Directors of WorldWater, (iv) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of Common Stock, the exclusive right to elect one member of the Board of Directors of WorldWater, (v) certain liquidation preferences as detailed in the Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D Stock into shares of Common Stock as of the date immediately prior to the record date for such dividend. The liquidity event is any change in control whereby the new person or entity has 50% or more beneficial ownership in the existing Company. Since the potential change in ownership is outside the control of the Company, the existing preferred shareholders would have the right to demand cash payment equal to the liquidation value of the preferred stock plus accrued dividends.

Closure of the second tranche cannot take place until the definitive strategic agreement is executed by the parties and certain other conditions set forth in the Investment Agreement have been satisfied.

On June 30, 2008, Emcore announced that it had entered into an agreement to sell 2,000,000 shares of Series D Stock and 200,000 Series D warrants to The Quercus Trust. The sale, according to Emcore’s announcement, is to close by July 31, 2008. For purposes of this Registration Statement on Form S-1, we give effect to the sale and purchase of the Series D Stock and warrants as of the date hereof.

The Quercus Trust Investment in the Company

On January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock (the “Series E Stock”) in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. Each share of the Series E Stock automatically converted into 1,000 shares of the Company’s common stock—a total of 19,700,000 common shares— upon  receipt from shareholders representing a majority of the outstanding shares to vote in favor of increasing our authorized common stock to 450,000,000 shares from 275,0000.

Also on January 25, 2008, we borrowed $6 million from The Quercus Trust as evidenced by a Promissory Note (the “Note”) dated as of that date. The Note bore interest at a rate of 8% per annum. The outstanding principal amount of the Note and all accrued and unpaid interest were due and payable on July 28, 2008.  The Note was paid in full on February 12, 2008

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 20,000 shares of its Series F Convertible Preferred Stock (the “Series F Stock”) at a price of $1,782 per share, and warrants to purchase twenty nine million shares of the Company’s Common Stock, at an exercise price of $1.815 per share.  Each share of the Series F Stock automatically converted into 1,000 shares of the Company’s common stock—a total of 20,000,000 common shares— upon the June 26, 2008 vote by shareholders representing a majority of the outstanding shares to  increase our authorized common stock to 450,000,000 shares.

The Company recorded a related party sale to The Quercus Trust of twelve Mobile MaxPure® units, recognizing revenue of $900,000 in 2007. The Company also recorded a related party sale to The Quercus Trust of ten Mobile MaxPure® units in the quarter ending March 31, 2008, recognizing revenue of $775,000.

Transactions between the Company and The Quercus Trust or its trustee, David Gelbaum, may be considered related party transactions. Under the terms of our Related Party Transaction Policy and Procedures, transactions with related parties requiring disclosure under United States securities laws require prior approval of (a) the Board of Directors and the Audit Committee (acting in each case by a majority of the directors then in office who have no interest in a proposed related party transaction) or (b) the Board of Directors and a committee of not less than two independent directors appointed by the Board of Directors who have no interest in the proposed related party transaction being considered (a “Special Committee”).

On June 30, 2008, Emcore announced that it had entered into an agreement to sell 2,000,000 shares of Series D Stock and 200,000 Series D warrants to The Quercus Trust. The sale, according to Emcore’s announcement, is to close by July 31, 2008. For purposes of this Registration Statement on Form S-1, we give effect to the sale and purchase of the Series D Stock and Series D warrants as of the date hereof.

Review and Approval of Transactions with Related Parties

The Board of Directors and either the Audit Committee or a Special Committee will review the material facts of all related party transactions that require approval in accordance with the Company’s policy and either approve or disapprove of the entry into the related party transaction.  In determining whether to approve a related party transaction, the Board of Directors, the Audit Committee and the Special Committee, as applicable, will take into account, among other factors each deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The issuance to The Quercus Trust of the Series E Stock, the loan evidenced by the Note and the issuance of the Series F Stock occurred prior to the adoption of our Related Party Transaction Policy and Procedures and, although approved by the Board of Directors, were not considered by the Audit Committee or a Special Committee.

Other Related Party Transactions

The Company previously leased office and laboratory facilities from the Chairman of the Company.  The lease has been terminated and payments to the Chairman were $0 and $18,000 in 2007 and 2006, respectively, plus utilities and maintenance.

DIRECTOR INDEPENDENCE

The Board has determined that, except for Mr. Kelly, who serves as the non-executive Chairman, Dr. Smith, the Chief Executive Officer, and Dr. Hesse, the chief executive officer of the Solar Division of ENTECH, a subsidiary of the Company, each of our current directors is independent.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information in this prospectus updates (and, to the extent of any conflict, supersedes) information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.   You should read all of the information incorporated by reference because it is an important part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 28, 2008.

•	Our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on May 15, 2008.

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 19, 2008.

•

Current Reports on Form 8-K filed with the SEC on January 23, 2007, February 9, 2007, April 13, 2007, April 17, 2007, May 7, 2007, May 10, 2007, May 30, 2007, September 12, 2007, October 3, 2007, October 5, 2007, November 2, 2007, November 9, 2007, January 31, 2008, February 19, 2008, February 26, 2008, March 3, 2008, March 13, 2008, March 24, 2008, April 1, 2008, April 11, 2008, April 30, 2008, May 19, 2008, May 20, 2008, June 13, 2008 and June 26, 2008.

WHERE YOU CAN FIND MORE INFORMATION

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto.  Requests for such copies should be directed to the Company at the following address:

WorldWater & Solar Technologies Corp.

200 Ludlow Drive

Ewing, New Jersey 08638

Telephone—609-818-0700

WorldWater files current, quarterly and annual reports with the SEC on forms 8-K, 10-Q and 10-K.  WorldWater has filed with the SEC under the Securities Act of 1933 a registration statement on Form S-1 with respect to the shares being offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.  You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.  Statements contained in this prospectus as to the contents  of  any  contract  or  other  document  filed  as  an  exhibit  to the registration  statement  are  not  necessarily  complete  and  in  each instance reference  is  made  to  the  copy  of  the  document filed as an exhibit to the registration  statement, each statement made in this prospectus relating to such documents  being  qualified  in  all  respect  by  such  reference. For  further  information  with  respect  to WorldWater and the securities being offered  hereby,  reference  is  hereby  made  to  the  registration  statement, including  the  exhibits  thereto  and  the  financial  statements,  notes,  and schedules  filed  as  a  part  thereof as well as to the Company’s website, www.worldwater.com, on which the Company makes available free of charge its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such reports and amendments are electronically filed with the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR FISCAL YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

Board of Directors

WorldWater & Solar Technologies Corp.

200 Ludlow Drive

Ewing, New Jersey 08638

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of WorldWater & Solar Technologies Corp. and Subsidiaries (formerly WorldWater & Power Corp. and Subsidiaries) (the “Company”) as of December 31, 2007 and 2006 (as restated), and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2007.  We also have audited WorldWater & Solar Technologies Corp. and Subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made my management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  A material weakness regarding Management’s failure to design and maintain adequate and timely controls over financial reporting has been identified and described in Management’s Assessment.  This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2007 financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WorldWater & Solar Technologies Corp. and Subsidiaries (formerly WorldWater & Power Corp. and Subsidiaries) as of December 31, 2007 and 2006 (as restated), and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  However, in our opinion, WorldWater & Solar Technologies Corp. and Subsidiaries did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note 4 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its consolidated financial statements for the year ended December 31, 2006.

/s/ Amper, Politziner & Mattia, P.C.

March 27, 2008
Edison, New Jersey

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF

	December 31, 2007	December 31, 2006

Assets

Current Assets:
Cash and cash equivalents	$6,873,448	$5,770,595
Restricted cash	—	31,257
Accounts receivable - trade, (net of allowance of $220,916 and $29,257 at December 31, 2007 and 2006, respectively)	10,155,589	5,288,241
Accounts receivable – other	—	22,500
Rebates receivable	1,153,800	—
Inventory	1,399,168	748,470
Costs and estimated earnings/losses in excess of billings	5,548,631	2,548,427
Prepaid expenses and deposits	973,795	1,763,293
Travel advances to employees	43,024	33,676
Total Current Assets	26,147,455	16,206,459

Equipment and Leasehold Improvements, Net	1,467,794	195,808

Intangible And Other Assets
Other intangible assets, net	26,667	66,667
Deferred costs on and advances to acquiree – ENTECH	3,795,362	790,769
Other deposits	52,710	8,443
Total Assets	$31,489,988	$17,268,146

Liabilities, Convertible Redeemable Preferred Stock, and Stockholders’ Equity/(Deficiency)

Current Liabilities:
Accounts payable and accrued expenses	$9,392,944	$4,862,877
Long-term debt and notes payable, current portion	298,092	360,897
Notes payable, related parties	—	3,000
Customer deposits	4,000	43,453
Customer deposits - related party	775,000	—
REC guarantee liability, current portion	64,701	98,710
Billings in excess of costs and estimated earnings/losses	2,900	149,245
Series D preferred stock warrants	1,393,827	1,393,827
Total Current Liabilities	11,931,464	6,912,009

Long-term debt and notes payable	38,456	38,456
REC guarantee liability, net of current portion	229,618	250,844
Total Liabilities	12,199,538	7,201,309

Convertible redeemable preferred stock
Series C convertible redeemable preferred stock	500,000	750,000
Series D convertible redeemable preferred stock	11,179,561	11,179,561
Total Convertible Redeemable Preferred Stock	11,679,561	11,929,561

Stockholders’ Equity / (Deficiency):
Preferred Stock Convertible $.01 par value authorized 10,000,000; issued and outstanding:
Series B 7%- 611,111 shares liquidation preference $550,000	6,111	6,111
Common Stock, $.001 par value; authorized 275,000,000; 189,352,674 and 149,359,052 issued and outstanding at December 31, 2007 and 2006, respectively	189,353	149,359

Additional paid-in capital	71,425,032	47,567,963
Accumulated deficit	(64,009,607)	(49,586,157)
Total Stockholders’ Equity / (Deficiency)	7,610,889	(1,862,724)

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity/(Deficiency)	$31,489,988	$17,268,146

The Notes to the Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2007, 2006 AND 2005

	Years Ended
	2007	2006	2005

Revenues:
Contract	$17,530,167	$17,116,789	$1,918,420
Contract - Related Party	900,000	—	—
Grant	35,853	216,892	113,060
Total	18,466,020	17,333,681	2,031,480

Cost of Revenues:
Contract	16,041,611	14,411,406	2,445,441
Contract - Related Party	685,571	—	—
Grant	—	202,688	71,375
Total	16,727,182	14,614,094	2,516,816
Gross Profit (Loss):
Contract	1,488,556	2,705,383	(527,021)
Contract - Related Party	214,429	—	—
Grant	35,853	14,204	41,685
Total	1,738,838	2,719,587	(485,336)

Operating Expenses:
Marketing, general and administrative expenses	15,369,285	7,774,871	4,447,767
Research and development expense	825,838	202,014	142,182
Total Operating Expenses	16,195,123	7,976,885	4,589,949
Loss from Operations	(14,456,285)	(5,257,298)	(5,075,285)

Other (Expense) Income
Debt sourcing fees and commissions	—	(284,138)	(441,956)
Beneficial Conversion and Warrant Amortization	(124,964)	(3,399,992)	(6)
Warrant exercise inducement fees	—	(1,588,432)	—
Interest Income	271,587	120,103	168,278
Interest Expense	(75,377)	(1,078,635)	(1,028,677)
Total Other (Expense) Income, Net	71,246	(6,231,094)	(1,302,361)
Net Loss	(14,385,039)	(11,488,392)	(6,377,646)

Accretion of preferred stock dividends	(38,411)	(22,500)	—

Preferred Stock Dividends attributable to Beneficial Conversion and Warrant Amortization	—	(4,066,796)	—
Net Loss Attributable to Common Shareholders	$(14,423,450)	$(15,577,688)	$(6,377,646)

Net Loss applicable per Common Share (basic and diluted)	$(0.09)	$(0.11)	$(0.07)

Weighted Average Common Shares Outstanding used in Per Share Calculation (Basic and Diluted)	168,960,895	135,921,421	93,767,378

The Notes to the Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2007	2006	2005
		(Restated)

Cash Flows from Operating Activities:
Net loss attributable to common shareholders	$(14,423,450)	$(15,577,688)	$(6,377,646)
Preferred stock dividends attributable to Beneficial Conversion and Warrant amortization	—	4,066,746	—
Accretion of preferred stock dividends	38,411	22,500	—

Adjustments to reconcile net cash used in operating activities:
Issuance of warrants as inducement for warrant exercise	—	1,588,432	—
Beneficial conversion and warrant amortization	124,964	3,399,998	6
Stock based employee compensation cost	1,017,721	1,123,755	—
Interest expense attributable to increase in value of warrant liability	—	439,000	—
Amortization of interest expense	—	333,823	654,126
Amortization of intangibles and loan origination costs	40,000	330,688	498,214
Issuance of stock for service	246,500	227,481	211,272
Issuance of options and warrants for services	60,000	70,000	—
Share based non-employee compensation cost	8,500	52,780	—
Amortization of deferred compensation	—	45,000	30,000
Issuance of stock in lieu of interest	25,736	68,973	371,087
Loss on disposal of fixed assets	160,279	—	—
Depreciation and amortization	119,457	30,272	67,015

Changes in assets and liabilities:
Accounts receivable	(4,867,348)	(4,933,503)	1,223,339
Accounts receivable — related parties	22,500	9,926	(32,426)
Rebates receivable	(1,153,800)	—	—
Inventory	(650,698)	(364,748)	(381,272)
Costs and estimated earnings/losses in excess of billings	(3,000,204)	(2,081,442)	(466,985)
Prepaid expenses and deposits	745,232	(1,621,248)	(61,337)
Advances to employees	(9,348)	(16,394)	(3,049)

Accounts payable and other accrued expenses	4,412,033	2,574,270	(275,619)

Accrued losses on construction in progress	—	(155,090)	155,090
Billings in excess of costs and estimated earnings/losses	(146,345)	117,443	31,802
Renewable energy credits guarantee liability	(55,236)	(67,017)	22,954
Customer deposits	(39,453)	(46,266)	28,920
Customer deposits — related party	775,000	—	—
Net Cash (Used in) Operating Activities	(16,549,549)	(10,362,259)	(4,304,509)

Cash Flows from Investing Activities:
Purchase of equipment and leasehold improvements	(1,391,442)	(175,465)	(35,872)
Deferred costs on and advances to acquiree —	(3,004,593)	(790,769)	—
Net Cash (Used in) Investing Activities	(4,396,035)	(966,234)	(35,872)

Cash Flows from Financing Activities:
Proceeds from issuance of debt, and notes payable with detachable warrants	185,050	—	3,780,000
Proceeds from exercise of warrants and stock options	3,621,555	3,532,085	1,316,955
Proceeds from issuance of redeemable convertible preferred stock and warrants	(250,000)	12,884,388	—
Proceeds from issuance of common stock	18,482,000	—	1,222,222
Increase/(Decrease) in Restricted Cash and Restricted Cash Equivalents	31,257	(19,114)	—
Increase in Loan Origination costs	—	—	(418,832)
Payments on long-term debt	(21,425)	(96,920)	(855,402)
Net Cash Provided by Financing Activities	22,048,437	16,300,439	5,044,943

Net effect of currency translation on cash	—	—	55,235

Net Increase in cash and cash equivalents	1,102,853	4,971,946	759,797

Cash and cash equivalents, Beginning of year	5,770,595	798,649	38,852

Cash and cash equivalents, End of year	$6,873,448	$5,770,595	$798,649

Supplemental Disclosure:
Beneficial Conversion and Warrants on Preferred Stock Dividend	$—	$4,066,796	$—
Accretion of preferred stock dividends	(38,411)	(22,500)	—

The Notes to the Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIENCY)

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

					Additional	Additional
					Paid-In	Paid-In
	Preferred Stock		Common Stock		Capital	Capital	Accumulated
	Shares	Par Value	Shares	Par Value	(Preferred)	(Common)	Deficit	Total
Balance, December 31, 2004	611,111	$6,111	79,834,341	$79,834	$537,331	$22,864,141	$(27,761,058)	$(4,273,641)

Beneficial conversion feature of convertible notes	—	—	—	—	—	2,171,444	—	2,171,444
						94,149	—	94,149
Conversion of convertible notes	—	—	12,530,017	12,530	—	2,222,470	—	2,235,000
Issuance of Common Stock:	—	—				—	—	—
For Services	—	—	361,416	361	—	111,189	—	111,550
Under SPA (SBI & CAMOFI)	—	—	5,000,001	5,000	—	1,217,222	—	1,222,222
Exercise of Warrants	—	—	6,177,605	6,179	—	1,149,996	—	1,156,175
Exercise of “cash-less” Warrants	—	—	1,207,341	1,207	—	(1,207)	—	—
Exercise of options	—	—	1,430,382	1,430	—	320,325	—	321,755
In lieu of payment of interest	—	—	1,495,837	1,496	—	369,590	—	371,086
Purchase of Quantum Energy Net Assets	—	—	750,000	750	—	239,250	—	240,000
Warrants granted for financing commissions	—	—	—	—	—	282,001	—	282,001
Warrants granted for services	—	—	—	—	—	60,523	—	60,523
Detachable warrants granted with convertible debt	—	—	—	—	—	1,447,310	—	1,447,310
Amortization of deferred compensation	—	—	—	—	—	—	30,000	30,000
Comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(6,378,491)	(6,378,491)
Other comprehensive expense -	—	—	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	56,080	56,080
Total comprehensive loss	—	—	—	—	—	—	—	—
Balance, December 31, 2005	611,111	6,111	108,786,940	108,787	537,331	32,548,403	(34,053,469)	(852,837)

Beneficial Conversion and Warrants on Preferred Stock Dividend	—	—	—	—	—	4,066,796	(4,066,796)	—
Conversion of convertible notes	—	—	21,422,223	21,422	—	3,771,078	—	3,792,500
Issuance of common stock:	—	—
For services and to induce exercise of warrants	—	—	425,000	425	—	228,171	—	228,576
Exercise of warrants	—	—	16,620,276	16,620	—	3,404,679	—	3,421,299
Exercise of options	—	—	450,561	451	—	109,220	—	109,671
In lieu of payment of interest	—	—	206,630	207	—	68,765	—	68,972
Warrants granted to induce exercise of warrants	—	—	1,447,422	1,447	—	1,586,985	—	1,588,432
Warrants granted for services	—	—	—	—	—	70,000	—	70,000
Share-based employee compensation cost	—	—	—	—	—	1,123,755	45,000	1,168,755
Share-based non-employee compensation cost	—	—	—	—	—	52,780	—	52,780
Accretion of Preferred Stock Dividends						—	(22,500)	(22,500)
Net loss	—	—	—	—	—	—	(11,488,392)	(11,488,392)
Balance, December 31, 2006	611,111	6,111	149,359,052	149,359	537,331	47,030,632	(49,586,157)	(1,862,724

Beneficial Conversion and Warrants on Preferred Stock Dividend						—	—	—
Conversion of convertible notes	—	—	1,233,666	1,234	—	183,816	—	185,050
Stock issued for services	—	—	755,000	755	—	245,745	—	246,500
Sale of Common Stock			18,400,000	18,400		18,463,600		18,482,000
Exercise of warrants	—	—	12,745,271	12,745	—	1,868,439	—	1,881,184
Exercise of options	—	—	6,139,194	6,139	—	1,734,232	—	1,740,371
Conversion of Preferred C Stock	—	—	641,025	641	—	249,359	—	250,000
In lieu of payment of interest	—	—	79,466	80	—	25,657		25,737
Warrants granted for services	—	—	—	—	—	60,000	—	60,000
Share-based employee compensation cost	—	—	—	—	—	1,017,721	—	1,017,721
Share-based non-employee compensation cost	—	—	—	—	—	8,500	—	8,500
Accretion of Preferred Stock Dividends						—	(38,411)	(38,411)
Net loss	—	—	—	—	—	—	(14,385,039)	(14,385,039)
Balance, December 31, 2007	611,111	$6,111	189,352,674	$189,353	$537,331	$70,887,701	$(64,009,607)	$7,610,889

The Notes to Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note (1) Liquidity and Capital Resources

At December 31, 2007, our current ratio was 2.19. As of December 31, 2007, we had $14,215,991 of working capital. Cash and cash equivalents were $6,873,448 as of December 31, 2007.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales. Management plans to continue to raise funds through the sale of capital and forecasts increased revenues.

On September 28, 2007, the Company raised $13,365,000 through a Stock and Warrant Purchase Agreement with the Quercus Trust, whereby the Quercus Trust purchased 7.5 million shares of WorldWater’s common stock at a price of $1.782 per share.

On January 28, 2008, the Company announced that is has closed the merger with ENTECH, Inc. (ENTECH) of Keller, Texas.  For the years ended September 30, 2007 and 2006, ENTECH had revenue of $1,102,253 and $1,135,069, respectively and net income (loss) of $71,228 and $(106,167), respectively. This transaction was made possible through agreement with one of WorldWater’s largest investors, the Quercus Trust (Quercus). Quercus exchanged 19.7 million of its common shares of WorldWater for 19,7000 shares of convertible preferred stock and supplied WWAT with a $6 million bridge loan. The 19.7 million common shares and the bridge loan were subsequently utilized to complete the ENTECH merger. Pursuant to the exchange agreement, once a shareholders meeting is held and a sufficient amount of additional common shares are authorized, a subsequent exchange with Quercus will be implemented. As a result, Quercus will receive 19.7 million common shares in exchange for the 19,700 shares of convertible preferred stock previously issued.

Specifically, ENTECH merged with and into a wholly-owned subsidiary of the Company. Under the terms of the merger agreement, WorldWater gave the following consideration to ENTECH stockholders in 2008:

•                          $4.5 million in cash, and (in addition, $500,000 was paid during 2007); and

•                          19,672,131 shares of the Company’s common stock for an aggregate value of $42,295,082. This determination of value is based on a $2.15 per share value of our common stock, which is our estimate of the fair market value of our common stock for a reasonable period before and after the date of merger agreement, October 29, 2007.

On January 28, 2008, and in connection with the merger described above, the Company entered into a $6 million Promissory Note (the “Note”) with The Quercus Trust.  The Note bears interest at a rate of 8% per annum. The outstanding principal amount of the Note and all accrued and unpaid interest was repaid on February 12, 2008.

On February 13, 2008 the Company raised $35.64 million from The Quercus Trust in a private placement of 20,000 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share.

The Company has budgeted for $5.5 million of capital expenses in 2008, mainly consisting of machinery and equipment for its 71,000 square foot technical and manufacturing facility leased in the County of Tarrant, TX.

The Company believes that its existing cash balance together with its other existing financial resources, including a capital raise in 2008, and revenues from sales of its solar systems, will be sufficient to meet its operating and capital requirements beyond the first quarter of 2009.

Note (2)  Nature of the Business

       Effective May 2, 2007 the Company announced that the Board of Directors had approved a change in its corporate name to WorldWater & Solar Technologies Corp. (“WorldWater” or the “Company”).  On September 7, 2007, legal confirmation of the name change was confirmed. The Company stock symbol, WWAT.OB, remains the same.

WorldWater is an international solar engineering and project management company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers in both domestic and international markets. Until 2002, WorldWater’s business was focused exclusively on providing developing countries with water and power solutions. Since then, the Company has placed increasing emphasis on domestic markets, principally in California, New Jersey, and their surrounding states, and is addressing the needs of residential, commercial and industrial customers, in both the public and private sectors. The Company will continue to selectively submit proposals to various foreign governments in need of solving critical water supply and energy problems using the Company’s proprietary solar technology.

With significantly rising energy prices and related shortages, along with significant state and federal incentives, and utility company rebate programs, domestic markets have emerged as the Company’s highest priority. The Company is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value. The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, and Mobile MaxPure®.

On January 28, 2008, the Company completed the acquisition of ENTECH, Inc.   With the combined technologies of the Company and ENTECH, it is believed the Company’s solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Due to the advantages of ENTECH’s concentrator, a significantly lesser amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power. Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply. ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU’s of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

Information with respect to the Company’s geographic segments for the years ended December 31, 2007, 2006 and 2005 is presented below:

	Revenue
	2007	2006	2005
United States	$18,461,272	$17,141,808	$1,998,937
Asia	4,748	191,873	32,543
Total	18,466,020	17,333,681	2,031,480

All of the Company’s assets are located in the United States.

Note (3) Restatement of Financial Statements

The Company has re-evaluated its classification and valuation of the warrants to purchase Series D Preferred Stock.  In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”), more specifically paragraph 22 which indicates, “the instruments shall be measured subsequently at the amount of cash that would be paid under the conditions specified in the contract if settlement occurred at the reporting date, recognizing the

resulting change in that amount from the previous reporting date as interest cost.”   Based on this guidance, the Company has restated its December 31, 2006 Consolidated Balance Sheet and its Consolidated Statement of Operations for the year then ended with respect to the value and classification of such warrants to reflect their redemption value as a current liability at December 31, 2006.  The net effect of this adjustment resulted in an increase to current liabilities, a decrease to Series D Preferred Stock Warrants (mezzanine) and an increase in interest expense and net loss attributable to common shareholders in the amount of $439,000.  There was no impact on net loss applicable per common share.

A summary of all adjustments relating to the December 31, 2006 consolidated financial statements included in this Annual Report on Form 10-K is detailed below.

The following table reflects the impact of the restatement on the Consolidated Balance Sheet:

	December 31, 2006	December 31, 2006
	(as previously reported and amended)	(restated)

Selected Balance Sheet Data:
Series D preferred stock warrants	$—	$1,393,827
Current liabilities	5,518,182	6,912,009
Total liabilities	5,807,482	7,201,309
Series D preferred stock warrants	954,827	—
Total convertible redeemable preferred stock	12,884,388	11,929,561
Accumulated deficit	(49,147,157)	(49,586,157)
Total stockholders’ deficiency	(1,423,724)	(1,862,724)

The following reflects the impact of the restatement on the Consolidated Statement of Operations:

	Fiscal Year Ended
	December 31, 2006	December 31, 2006
	(as previously reported and amended)	(restated)

Selected Statement of Operations Data:
Interest expense, net	$(662,135)	$(1,078,635)
Total other (expense) income, net	(5,814,594)	(6,231,094)
Net loss	(11,071,892)	(11,488,392)
Accretion of preferred stock dividends*	—	(22,500)
Net loss attributable to common shareholders	(15,138,688)	(15,577,688)

* This amount was included in Interest expense, net and has been reclassified on the restated financial statements.

The following table reflects the impact of the restatement on the Consolidated Statement of Cash Flows:

	Fiscal Year Ended
	December 31, 2006	December 31, 2006
	(as previously reported and amended)	(restated)

Selected Cash Flow Data:
Net loss attributable to common shareholders	$(15,138,688)	$(15,577,688)
Accretion of preferred stock dividends*	—	22,500
Interest expense attributable to increase in value of warrant liability	—	439,000
Net cash (used in) operating activities*	(10,384,759)	(10,362,259)
Payments on long-term debt*	(74,420)	(96,920)
Net cash provided by financing activities*	16,322,939	16,300,439

* See note above.

The following table reflects the impact of the restatement on the Consolidated Statement of Stockholders’ Deficiency:

	Fiscal Year Ended
	December 31, 2006	December 31, 2006
	(as previously reported and amended)	(restated)

Selected Statement of Stockholders’ Deficiency Data:
Accretion of preferred stock dividends*	$—	$(22,500)
Net loss	(11,071,892)	(11,488,392)
Accumulated deficit	(49,147,157)	(49,586,157)

* See note above.

See Note 21 Quarterly Financial Data (Unaudited) for the Balance Sheet effect of these restatements for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and the effect on the financial data for the quarter ended December 31, 2006.

Note (4) Summary of Significant Accounting Policies

A summary of the major accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company’s subsidiaries WorldWater (Phils) Inc. and WorldWater Holdings Inc., a Delaware Corporation, and certain other inactive subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Effective April 17, 2006, the Company divested its Philippines subsidiary.

The Company’s wholly-owned inactive subsidiaries include:

WorldWater, Inc., a Delaware Corporation

WorldWater East Africa Ltd., a Tanzanian Corporation

WorldWater Pakistan (PVT.), LTD., a Pakistan Company

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, costs to complete contracts, warranty expense, depreciation, taxes, the guaranty liability for the value of Renewable Energy Credits, losses on uncompleted contracts and the value of shares issued. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable, and accrued expenses approximate their respective fair values due to their short-term nature. The fair value of the Company’s notes payable and debt are estimated based on the current rates offered to the Company for debt of the same remaining maturities and similar terms. See “Guarantor Agreements” below for disclosures regarding the fair value of the Company’s exposure for Renewable Energy Credits (“RECs”) which have been accrued on the Balance Sheet as of December 31, 2007 and 2006.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with a high quality financial institution. With respect to accounts receivable as of December 31, 2007, 90% of the receivables, including related party receivables, were from one commercial customer, and were paid in 2008.   The Company does not require collateral or other security against accounts receivable; however, it maintains reserves for potential credit losses and such losses have historically been within management’s expectations. The Company had one major customer accounting for 72% of revenue for the year ended December 31, 2007, one customer accounting for 45% of revenue for the year ended December 31, 2006, and two customers accounting for 64% of revenue for the year ended December 31, 2005.

Guarantor Arrangements

In November 2002, the FASB issued FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The following is a summary of the Company’s agreements that have been determined to fall within the scope of FIN No. 45.

Renewable Energy Credit Guarantee (RECs)

Under the equipment sales contract for a 267,840 kW (DC) solar-driven irrigation and energy system built in 2004 and a 42.7 kW solar-pumping and energy system currently in construction, the Company has guaranteed the price of certain Renewable Energy Certificates (RECs) to be generated by the installation during the first seven years of operation. Based on current market indications, the Company estimates its guarantee obligation may result in a potential loss of $452,907 which is tied to the future market and trading value of RECs traded in California. The liability was recorded in accordance with FIN 45, paragraph 8, whereby the Company determined the maximum number of kwh to be generated over the seven year span to be 3,148,936 (449,848 x 7), multiplied by the guaranteed amount of $0.125, resulting in a liability of $393,617. Without the knowledge of the future value of these RECs, the Company recorded as reductions of Contract Revenue: estimated losses of $0 in the year ended December 31, 2007, and $0, $59,290 and $393,617 in the years ended December 31, 2006, 2005, and 2004, respectively. Adjustments to the estimated guarantee obligation will be recognized as an adjustment of revenue over the seven year term of the respective guarantee obligations. As of December 31, 2007 the Company has made payments on this guarantee in the amount of $55,236.

The offering of renewable energy credit guarantee was an isolated incident, and the Company does not expect to continue this in the future. Further, the maximum liability described is fixed and accrued for and not subject to change over the life of the agreement.

Product Warranty

The Company provides for the estimated cost of product warranties at the time revenue is recognized. Since the Company has a limited operating history, adjustments in future periods may be required as its installations mature. The following table summarizes the activity regarding the Company’s warranty accrual:

Balance, December 31, 2005	$109,387
Accruals for warranties issued during 2006	272,086
Utilization of warranty reserve during 2006	(3,511)
Balance, December 31, 2006	377,962
Accruals for warranties issued during 2007	276,990
Utilization of warranty reserve during 2007	(240,456)
Balance, December 31, 2007	$414,496

The product warranty accrual is included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheet.

Comprehensive Loss

Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income” establishes standards for reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss consists of net loss and foreign currency translation and is presented in the consolidated statements of stockholders’ equity (deficiency) SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company’s financial position or results of operations.

Revenue Recognition

The Company derives revenue primarily from fixed-price contracts through which the Company provides engineering, design, and procurement services, materials and equipment, and construction / installation services. Revenue is also generated through the sale of solar-related equipment and, to a lesser extent, from consulting projects and government-funded grants.

Contract revenues are recorded when there is persuasive evidence that a binding contractual arrangement exists, the price is fixed and determinable, the Company has commenced work on the project, and collectability is reasonably assured.

Contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct cost of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards, in regard to billing and collection.

Revenues from equipment sales containing acceptance provisions are recognized upon customer acceptance. Cash payments received in advance of product or service revenue are recorded as customer deposits.

Revenues from consulting projects are recognized as services are rendered. Grant revenues are recognized when received, or if based on entitlement periods, when entitlement occurs.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the data we used to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. In recording any additional allowances, a respective charge against income is reflected in the general and administrative expenses, and would reduce the operating results in the period in which the increase is recorded.

Accounting for Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carry-forwards, are recognized to the extent that realization of these benefits is considered more likely than not.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

Inventory

Inventory is stated at the lower of cost or market determined by the First-In, First-Out (FIFO) method. Historically inventory has consisted mainly of purchased system components.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization, and are depreciated and amortized for financial reporting purposes using the straight-line method. Depreciation for income tax purposes is computed using accelerated methods. The estimated useful lives are: computers and information equipment, 5 years; office furniture, vehicles, and test and assembly fixtures, 5 to 7 years; and leasehold improvements, the shorter of the useful life or the life of the lease. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amounts, less any proceeds, are charged or credited to income.

Expenditures for maintenance and repairs are expensed as incurred. Expenditures, which significantly increase asset value or extend useful lives, are capitalized.

Loan Origination Costs

The Company finances part of its operations through the issuance of debt and incurs a substantial amount of costs associated with the acquisition of such debt. The Loan Origination Costs are capitalized and amortized over the life of the debt using the effective interest method. Upon early termination of the debt, any remaining costs are charged to Debt Sourcing Fees.

Research and Development

Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred and were approximately $157,093, $56,949, and $42,472 for the years ending December 31, 2007, 2006 and 2005 respectively.

Share-Based Compensation

On January 1, 2006, The Company adopted SFAS No. 123R, “Share-Based Payment,” which requires all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors. SFAS No. 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation plans for employees and directors under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, and accordingly, the Company recognized no compensation expense related to the stock-based plans for grants to employees or directors. Grants to consultants under the plans were recorded under SFAS No. 123.

Under the modified prospective approach, SFAS No. 123R applies to new grants of options and awards of stock as well as to grants of options that were outstanding and unvested on January 1, 2006 and that may subsequently be repurchased, cancelled or materially modified. Under the modified prospective approach, compensation cost recognized for the years ended December 31, 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on fair value as of the prior grant-date and estimated in accordance with the provisions of SFAS No. 123R. Prior periods were not required to be restated to reflect the impact of adopting the new standard.

SFAS No. 123R also requires companies to calculate an initial “pool” of excess tax benefits available at the adoption date to absorb any tax deficiencies that may be recognized under SFAS No. 123R. The pool includes the net excess tax benefits that would have been recognized if the Company had adopted SFAS No. 123 for recognition purposes on its effective date. The Company has elected to calculate the pool of excess tax benefits under the alternative transition method described in FASB Staff Position (“FSP”) No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” which also specifies the method to calculate excess tax benefits reported on the statement of cash flows. The Company is in a net operating loss position; therefore, no excess tax benefits from share-based payment arrangements have been recognized for the years ended December 31, 2007 and 2006.

The pro-forma information presented in the following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” to stock-based employee compensation for the year ended December 31, 2005:

Year Ended
December 31, 2005
Net loss:
As reported	$(6,377,646)
Add: Stock based employee compensation expense included in reported net loss, net of related tax effects	30,000
Deduct: Stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(840,210)
Pro-forma	$(7,187,856)
Net loss per share:
As reported	$(0.07)
Pro-forma	$(0.08)

The Company uses the Black-Scholes option-pricing model to estimate fair value of grants of employee and director stock options, with the following weighted average assumptions:

	Year Ended December 31,
Assumptions for Option Grants	2007	2006	2005
Risk-free interest rate	5%	5%	4%
Volatility	89%	34%	49%
Expected dividend yield	0%	0%	0%
Expected term	4-5 years	10 years	10 years
Estimated forfeiture rate	3%	1%	N/A

The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of our common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant.  SFAS No. 123R also requires that estimated forfeitures be included as a part of the estimate of expense as of the grant date. The Company has used historical data to estimate expected employee behaviors related to option term, exercises and forfeitures. Prior to our adoption of SFAS No. 123R, the Company reduced pro-forma share-based compensation expense, presented in the notes to its financial statements, for actual forfeitures as they occurred.

With respect to both grants of options and awards of restricted stock, the risk free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

The Company adopted Statement 123(R) on January 1, 2006. This statement applies to all awards granted after the date of adoption and to awards modified, repurchased, or cancelled after that date. The value of the unvested stock options at December 31, 2006 and 2005 was approximately $240,720, which was expensed in 2007 under General & Administrative Expense on the Consolidated Statement of Operations.

Net Loss Per Common Share

Basic loss per share includes no dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. As presented, the Company’s basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per common share for the years ended December 31, 2007, 2006 and 2005 does not include other potential common shares, including shares issuable upon exercise of options, warrants and conversion rights, since their effect would be anti-dilutive due to the Company’s losses. Below is a table of the potential issuable shares as of December 31, 2007, 2006 and 2005, respectively:

	December 31, 2007	December 31, 2006	December 31, 2005
Warrants	13,484,226	24,792,873	36,789,366
Debt conversion rights	1,454,470	2,688,137	24,332,581
Stock options	14,589,417	20,270,623	11,810,392
Stock Purchase Agreement Rights	—	1,542,000	—
Preferred stock conversion rights	55,842,797	51,462,759	611,111
Total	85,370,910	100,756,392	73,543,450

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree, and the goodwill acquired. FAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“FAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning January 1, 2009. We are currently evaluating the potential impact, if any, of the adoption of FAS 160 on our consolidated financial position, results of operations and cash flows.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for us beginning with the first quarter of 2008. We have not yet determined the impact of the adoption of SFAS No. 159 on our financial statements and footnote disclosures.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Note (5)  Acquisition

In June, 2006, the Company announced that it entered into a letter of intent with ENTECH, Inc., based in Keller, Texas, to acquire all the outstanding stock of ENTECH upon completion of the necessary due diligence and after obtaining appropriate financing. ENTECH, a private company formed in 1983, is a developer and manufacturer of advanced concentrating solar photovoltaic and thermal technologies for terrestrial and space power applications. ENTECH has developed concentrator solar power systems, supplied solar power for space missions for NASA, and installed ground-based concentrating solar systems in North America.

To obtain the exclusive opportunity through December 31, 2006 to conduct due diligence, the Company made a $500,000 non-refundable payment to ENTECH in 2006. From June 2006 through early 2007, we performed due diligence reviews of business, legal and financial matters relating to the acquisition of ENTECH, and negotiations were ongoing regarding the terms of definitive agreements, however, no agreement was completed as originally anticipated under the original letter of intent.

On May 25, 2007, the Company entered into a second letter of intent to acquire ENTECH. This letter of intent was subsequently amended on August 1, 2007 to extend the date by which the merger must be completed. On October 29, 2007, the Company and ENTECH entered into an Agreement and Plan of Merger. The merger was completed on January 28, 2008. Specifically, ENTECH merged with and into a wholly-owned subsidiary of the Company and the subsidiary survived the merger as a wholly-owned subsidiary of the Company. Under the terms of the merger agreement, WorldWater paid the following consideration to ENTECH stockholders in 2008:

•                  $4.5 million in cash, (in addition, $500,000 was paid during 2007).

•                  19,672,131 shares of the Company’s common stock for an aggregate value of $42,295,082. This determination of value is based on a $2.15 per share value of the Company’s common stock, which was its estimate of the fair market value of its common stock for a reasonable period before and after the date of merger agreement, October 29, 2007.

Additionally, the ENTECH stockholders are entitled to receive future earn-out consideration calculated as 5% of Merger Sub’s gross revenues determined in accordance with generally accepted accounting principles until the accumulated total of such earn-out payments paid by the Company to the ENTECH stockholders equals $5.0 million. The Company also was responsible for the payment of $1.3 million of ENTECH’s liabilities, which was paid at the closing on January 28, 2008.

In addition to the $500,000 non-refundable standstill payment to ENTECH in 2006, the Company made another $500,000 standstill payment in the second quarter 2007 which was released to the ENTECH stockholders prior to the Completion of the merger transaction. Due diligence fees of $411,442 were recorded on the balance sheet through September 30, 2007, and along with the two $500,000 payments to ENTECH, resulted in a capitalized amount of $1,411,442 on the balance sheet at September 30, 2007, classified as deferred cost on proposed acquisition.   Such amount will be added to the total purchase price consideration.

In addition to the consideration to be paid to ENTECH’s stockholders, the Company was required to provide to ENTECH $5.0 million of working capital to provide research and development engineering related to the implementation of a new manufacturing plant in Texas.  Approximately $2.7 million of working capital was provided to ENTECH as of December 31, 2007, of which $500,000 was expensed as research and development expense on the Company’s Consolidated Statement of Operations in the quarter ending September 30, 2007.   The balance of such funds was recorded as tangible assets or was in the bank accounts of ENTECH as of the acquisition date.  The remaining $2.3 million of working capital was provided to ENTECH subsequent to December 31, 2007 and prior to the merger which was completed on January 28, 2008.

Note (6) Contracts

	As of December 31,
	2007	2006
Costs incurred on contracts	$16,727,182	$14,411,406
Estimated earnings, less foreseeable losses	1,738,838	2,705,383
	18,466,020	17,116,789
Billings to date	(12,920,289)	(14,717,607)
Net costs and estimate earnings/losses in excess of billings	$5,545,731	$2,399,182
These amounts are included in the accompanying consolidated balance sheets under the following captions:
Costs and estimated earnings/losses in excess of billings	5,548,631	2,548,427
Billings in excess of costs and estimated earnings/losses	(2,900)	(149,245)
	$5,545,731	$2,399,182

The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to, initial permits being satisfied, delivery of materials, and installation when substantially complete.

Note (7) Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following at December 31, 2007 and 2006:

	As of December 31,
	2007	2006
Office furniture and equipment	$284,820	$130,551
Vehicles	216,425	78,143
Computers	341,710	16,568
Leasehold improvements	$779,202	$5,453
	1,622,157	230,715
Less accumulated depreciation and amortization	(154,363)	(34,907)
Equipment and leasehold improvements, net	$1,467,794	$195,808

Depreciation and amortization expense in 2007, 2006, and 2005 were $133,051, $30,271, and $25,991 respectively. During 2007, the Company abandoned equipment and leasehold improvements totaling $210,037 of which $43,758 was previously depreciated and amortized.

Note (8) Intangible Assets

Intangible assets are listed below as of December 31, 2007 and 2006 and the associated amortization.

	As of December 31,
	2007	2006
Loan origination costs	$—	$287,688
Accumulated amortization	—	(287,688)
Loan origination costs, net	$—	$—

Non-compete agreement, customer list and trade name	$123,000	$123,000
Accumulated amortization	(96,333)	(56,333)
Non-compete agreement, net	$26,667	$66,667

Amortization expenses for 2007 and 2006 were $40,000 and $330,688 respectively.

Note (9) Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at December 31, 2007 and 2006:

	As of December 31,
	2007	2006
Accounts payable—contracts	$4,944,525	$2,328,963
Accounts payable—other	1,449,708	760,702
Accrued salaries	307,424	271,039
Accrued interest	240,734	268,501
Accrued warranty reserve	414,496	377,962
Accrued sales commission	165,513	190,140
Accrued sales and use taxes	1,004,408	302,000
Accrued project costs	665,855	143,890
Accrued project contingency	—	45,000
Preferred dividend payable	5,895	22,500
Accrued legal expenses	31,560	73,708
Other accrued expenses	162,826	78,472
Total	$9,392,944	$4,862,877

Note (10) Long-Term Debt and Notes Payable

Long-term debt (including convertible debt) and notes payable consist of the following uncollateralized loans outstanding at December 31, 2007 and 2006:

					Option to
					Pay		Potential
					Interest in	Conversion	Number of
					either	Price	Shares Upon	December 31, 2007		December 31, 2006
Maturity Date	Loans Holder	Stated Rate	Effective Interest Rate	Interest Period	Stock or Cash	of Common Stock	Conversion @ 12/31/2007	Face Amount	Net Amount Outstanding	Face Amount		Net Amount Outstanding

2007	Funds & Qualified individual investors	10%	19 - 30%	Semi-Annual	Yes	$0.15	—	$185,050	$—	$185,050	(a)	$165,050
2008	Funds & Qualified individual investors	10%	625%	Majority Monthly	Yes	$0.18	1,111,111	200,000	122,245	200,000	(b)	20,000
On Demand	Qualified individuals	0 - 10%	0 - 15%	Majority Monthly & Semi- annually	No	N/A	N/A	30,347	30,347	30,347	(c)	30,347
On Demand	Qualified individual investors	10%	10%	Maturity	No	$0.40	132,500	53,000	53,000	53,000	(d)	53,000
Stated Maturity Date 1997	Qualified individual investors	8%	8%	Maturity	No	$0.40	125,000	50,000	50,000	50,000	(e)	50,000
Not Stated	Qualified individual investors	4.5%	4.5%	Not stated	N/A	$0.50	85,859	42,500	42,500	42,500	(f)	42,500
2010	Financial Institution	8%		Monthly principal & interest payments	No		N/A	38,456	38,456	38,456	(g)	38,456
							1,454,470	$599,353	$336,548	$599,353		$399,353
							Less current portion		298,092			360,897
							Long-term portion		$38,456			$38,456

(a)           In 2004, the Company entered into loan agreements with individual investors totaling $912,550. These loan agreements bear a stated interest rate of 10%, an effective interest rate of between 19-30%, with a conversion price of $0.15.  These loans were paid off in the quarter ending March 31, 2007.

(b)           In July 2005, the Company entered into a $3,250,000 10% convertible note due July 21, 2008, for total proceeds of $3,000,000, which was convertible into 18,055,556 shares of the Company’s common stock. The note was convertible into the Company’s common stock at a price equal to the lesser of $0.18 or the average of the preceding 10 trading days prior to closing of the transaction.  The preceding 10-day average was $0.28, therefore the $0.18 price was used.  The shares were fixed and determinable as of the date of the closing of the loan.  In addition, the Company also issued 9,611,112 of detachable warrants in connection with the aforementioned convertible debt.  The warrants are exercisable immediately to shares of the Company’s common stock.  The value of the stock purchase warrants (“warrants”) were determined by using the Black-Scholes Method.  The assumptions used were the following:  Stock price: $0.28, Exercise Price: $0.18, Term: 4 years, Volatility: 41%, Dividend Rate:  0.0% and Risk Free Interest Rate:  3.99%.  The result was a fair value of approximately $0.1486 for each of the warrants issued.  The number of warrants issued was 9,611,112, resulting in a total value of $1,428,641.

The warrants issued are not treated as a derivative in accordance with FAS 133, as they do not meet all the criteria in paragraph 6.  As a result, in accordance with EITF 00-19, as the warrants do not require a cash settlement or company repurchase option,  the warrants are classified as permanent equity in accordance with consensus reached in paragraph 9 of EITF 00-19.

The warrants were accounted for as equity and the allocation of the proceeds were based upon the relative fair values of the debt and warrants in accordance with paragraph 15 of APB 14.

As of December 31, 2007 there was $122,245 of the July 2005 convertible note outstanding.

In July 2005, the Company entered into two convertible notes totaling $350,000: $250,000 with an investment fund and $100,000 with a private investor. The notes bear 10% interest which at the option of the Company can be paid in cash or in shares of the common stock of the Company, or a combination of both. The note holders have the option to convert all or any part of the outstanding principal into common stock of the Company at a conversion price of $0.18 per share. Through the third quarter of 2006, the investment fund holder converted $125,000, respectively, of their outstanding principal into 694,444 common shares of the Company.

The Company determined that the fair market value of the stock on the date of issuance was lower than the conversion price of $0.18 (effective conversion price of $0.13). The Company noted a debt discount attributable to the fair value of the warrants and the Beneficial Conversion Feature (“BCF”) in the amount of $1,428,547 and $2,171,452, respectively.  The Company determined that the total debt discount attributable to the debt would have exceeded the cash proceeds allocated to the debt, however EITF 98-5, paragraph 6 indicates that the amount of the discount assigned to the debt is limited to the amount of the proceeds allocated to the convertible instrument, therefore the amounts attributed to the BCF is limited to $2,171,452. As a result, the face value of the debt upon issuance is essentially $1.

The Company will be amortizing the debt discount over the term of the debt using the effective interest method (EITF 00-27, Issue #6). If and when a conversion (or partial conversion) occurs, any unamortized debt discount will be accelerated (proportionately) and recognized in that period’s statement of operations.

The aggregate fair value of the common stock that the holder received (assuming all $3,600,000 of debt was converted to 20,000,000 shares of common stock) was $5,600,000.  This amount exceeded the proceeds of $3,600,000 by $2,000,000.

For the years ended December 31, 2007, 2006, and 2005, the Company recognized interest expense related to the July 2005 convertible notes in the amount of $124,964 and $3,399,992,and $6 respectively.

(c)           Loans payable to individual investors totaling $518,600. These loans were entered into in 1997. The notes bear 10% interest and are payable on demand.  The loan balance as of December 31, 2007 was $30,347.

(d)           Loans payable to individual investors totaling $53,000. These loans were entered into in 2000. The notes bear 10% interest and are payable on demand.

(e)           Loans payable to individual investors totaling $50,000. These loans were entered into in 1992. The notes bear 8% interest and had an original maturity date of October 14, 1997.

(f)            Loans payable to individuals, with no stated interest rate or maturity date. Imputed interest is calculated at a rate of 4.50% and is included in accrued interest.  Accrued interest as of December 31, 2007 was $44,556.

(g)           Loans payable to individual investors totaling $110,747. These loans were entered into in 2005. The notes bear 8% interest and had an original maturity date in 2010.  The loan balance as of December 31, 2007 was $38,456.

The maturities of long-term debt (face amount) are:

2008	$560,897
2009	—
2010	38,456
Total	$599,353

Note (11) Related Party Transactions

Notes Payable

The Company had outstanding notes payable owed to directors, officers and employees of the Company as of December 31, 2007 and 2006 as follows:

	2007	2006
Directors	$—	$3,000
Officers and employees	—	32,748
Total	—	35,748
Less current maturities	—	(35,748)
Total long term note payable, related party	$—	$—

Notes payable to directors, officers and employees are due on demand and accrue interest at 10% per annum.

Other Related Party Transactions

The Company recorded a related party sale to a principal shareholder of twelve Mobile MaxPure® units, recognizing revenue of $900,000 in 2007. The principal shareholder in turn, donated such units to a charitable foundation. The Company also recorded a related party deposit, from the same principal shareholder of $775,000 on the balance sheet at December 31, 2007, in relation to 10 additional units, to be donated to a charity and shipped in 2008.

The Company leased office and laboratory facilities from the Chairman of the Company. Lease payments to the Chairman were $0, $18,000 and $36,000 in 2007, 2006 and 2005, respectively, plus utilities and maintenance. This lease was terminated as of June 30, 2006.

Note (12) Convertible Preferred Stock

In 2001, the Company issued a total of 66,667 shares of Series A 7% three-year Convertible Preferred Stock in exchange for financial public relations services. The shares were issued at $0.90 per share and the services were valued at $60,000 and recorded in the financial statements. In October 2004, the shares of Series A Preferred Stock were converted into 66,667 shares of common stock issued at $0.90 per share.

In 2000, the Company issued 611,111 shares of Series B 7% three-year Convertible Preferred Stock at $0.90 per share. The Series B Preferred Stock proceeds were intended to be used by the Company for the initial operating requirements of WorldWater (Phils) Inc., the Company’s Philippine subsidiary. The conversion privileges, which expired September 2003, were convertible either into 10% of WorldWater (Phils) Inc. or into 611,111 common shares of the Company.

It is the Company’s position that the holder of these preferred shares failed to convert to shares of the Company’s common stock in accordance with the terms of issuance, and that the preferred shares expired on September 8, 2003. It is the Company’s position that the obligations for the payment of dividends on such shares also terminated on that date. The Company is engaged in negotiations with the holder of the Series B preferred shares to resolve the disputed terms of conversion.

Dividends on the Series B were accrued through September 30, 2004 at the rate of 7% and shown as “Accretion of preferred stock dividends’ in the Consolidated Statements of Operations.

Series C Convertible Preferred Stock

The Company issued 750,000 shares of Series C 6% Convertible Preferred Stock at $1.00 per share. The Series C Convertible Preferred Stock proceeds were used to fund: (i) a $500,000 payment made to the ENTECH, Inc. (“ENTECH”) to secure a binding letter of intent allowing the Company the opportunity to conduct due diligence for the proposed acquisition of all of the common shares of ENTECH by the Company or an affiliate; and (ii) due diligence expenses directly incurred in connection with the proposed acquisition transaction.

The Series C Convertible Preferred Stock held by each subscriber is convertible on an all or none basis, into either: (i) common stock of the Company; or (ii) each holder’s proportionate share of a 6.5% interest in the entity formed for the purpose of purchasing the common shares of ENTECH. Each holder of the Series C Convertible Preferred Stock may elect to convert into his or her proportionate share of a 6.5% interest in the entity formed to purchase the common stock of ENTECH during the 120 day period following the closing of the ENTECH transaction or, alternatively, may convert into the common stock of the Company at any time prior to January 1, 2009. The conversion price to be used for conversions into common stock of the Company will be equal to the closing bid price of the common stock on December 31, 2006, equal to $0.39 per share of our common stock.

Dividends on the Series C Convertible Preferred Stock accrue at the annual rate of 6%, payable the first day of each month, except that during the period July 1, 2006 through June 30, 2007 dividends will be accrued but not paid.  As of December 31, 2007, the Series C Convertible Preferred Stock had accrued and unpaid dividends in the aggregate amount of $5,895, which will be payable upon conversion.

Series D Convertible Preferred Stock

On November 30, 2006, the Company issued a press release announcing its entry into three agreements with Emcore Corporation (“Emcore”), involving Emcore’s agreement to purchase up to 26.5% of the Company on a fully-diluted basis in exchange for $18 million. The three agreements entered into on November 29, 2006, are an Investment Agreement (the “Investment Agreement”), a Registration Rights Agreement (the “Registration Right Agreement”) and a Letter Agreement (the “Letter Agreement”, and together with the Investment Agreement and Registration Rights Agreement, the “Agreements”). The Boards of Directors of Emcore and the Company approved the Agreements.

Pursuant to the Investment Agreement, Emcore agreed to invest up to $18.0 million (the “Investment”) in return for (i) six million, five hundred and twenty-three thousand, eight hundred and ten (6,523,810) shares of Series D Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series D Stock”) and (ii) six hundred and sixty-eight thousand, one hundred and thirty-nine (668,139) warrants to purchase six hundred and sixty-eight thousand, one hundred and thirty-nine (668,139) shares of Series D Stock (the “Warrants”). The Series D Stock and Warrants to be received by Emcore are equivalent to an approximately thirty-one percent (31%) equity ownership in the Company, or approximately twenty-six and half percent (26.5%) on a fully diluted basis.

On November 29, 2006, EMCORE invested $13.5 million in the Company, representing the first tranche of its $18 million investment, in return for which the Company issued to Emcore (i) four million, eight hundred and ninety two thousand, eight hundred and fifty seven (4,892,857) shares of Series D Convertible Preferred Stock and (ii) five hundred and five thousand and forty-four (505,044) warrants (the “Tranche A Warrants”) to purchase five hundred and five thousand and forty-four (505,044) shares of Series D Stock.

The investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) will be consummated subject to the execution of a definitive strategic agreement between the Parties and certain other conditions set forth in the Investment Agreement.  At the Tranche B Closing, the Company would issue to Emcore (i) an additional one million, six hundred and thirty thousand, nine hundred and fifty-three (1,630,953) shares of Series D Convertible Preferred Stock and (ii) one hundred and sixty-three thousand and ninety-five (163,095) warrants to purchase one hundred and sixty-three thousand and ninety-five (163,095) shares of Series D Stock.

In the Investment Agreement, the Company and Emcore  made customary representations, warranties and covenants and the Company agreed to indemnify Emcore and its affiliates, successors and assigns against certain potential losses incurred in connection with its investment in the Company, including any and all costs and expenses actually incurred by them resulting from the breach of any representation or warranty made by the Company in connection with Emcore’s investment; the breach of or failure to perform any covenant or agreement by the Company contained in the Investment Agreement or related documents; or any action instituted against Emcore or any of its affiliates, by any stockholder of the Company who is not an affiliate of Emcore, with respect to any of the transactions contemplated by the Investment Agreement or related documents.  Pursuant to the terms of the Investment Agreement, Emcore has been granted the following rights, among others: (i) the right to participate pro-rata in future financings and equity issuances by the Company; (ii) certain rights to obtain information regarding the financial results, financial performance, business and operations of the Company; and (iii) the right to nominate and appoint two individuals to the Company’s Board of Directors.

The Series D Stock has the designations, preferences and rights set forth in the certificate of designation filed with the Secretary of State for the State of Delaware on November 29, 2006 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, holders of Series D Stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D Stock at any time and from time to time into such number of fully paid and non-assessable shares of common stock, par value $0.001, of the Company (the “Common Stock”) initially equal to such number of shares of Series D Stock multiplied by ten, subject to certain adjustments as more fully set forth in the Certificate of Designation including weighted average anti-dilution rights, (ii) the right to vote together with the holders of Common Stock as a single class on all matters submitted for a vote of holders of Common Stock, (iii) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of Common Stock, the exclusive right to elect two members of the Board of Directors of the Company, (iv) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of Common Stock, the exclusive right to elect one member of the Board of Directors of the Company, (v) certain liquidation preferences as detailed in the Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D Stock into shares of Common Stock as of the date immediately prior to the record date for such dividend. The liquidity event is any change in control whereby the new person or entity has 50% or more beneficial ownership in the existing company. Since the potential change in ownership is outside the control of the Company, the existing preferred shareholders would have the right to demand cash payment equal to the liquidation value of the preferred stock plus accrued dividends.  Closure of the second tranche cannot take place until a sufficient amount of additional common shares are authorized by the Company’s shareholders.

Series C and D Preferred Stock Classification

The Series C and D Preferred Stock were classified out of permanent equity since it fit certain criteria in paragraph #2 of EITF Topic D-98), however it was not classified as a liability since it did not meet the requirements of a liability. The warrants on the Series D Preferred Stock were classified as a current liability under the guidance established in SFAS No. 150.

On November 29, 2006, the Company recorded preferred stock dividends related to a Beneficial Conversion Feature of the Series D Preferred Stock and the value associated with the Series D Preferred Stock Warrants, which needed to be recognized on the preferred shares of 4,892,857 and warrants of 505,044, respectively. After calculating the intrinsic value, based on the relative fair values of the warrants and preferred stock , an adjustment of $4,066,796 was recorded as a preferred stock dividend. EITF 98-5 paragraph 8, indicates the following “ For convertible preferred securities, any recorded discount resulting from allocation of proceeds to the beneficial conversion feature is analogous to a dividend and should be recognized as a return to the preferred shareholders over the minimum period from the date of issuance to the date at which the preferred shareholders can realize that return (that is, through the date of earliest conversion) using the effective yield method .” In the Company’s case, the discount was recognized as a Preferred Stock Dividend on the day of issuance since the earliest conversion date was immediately. The Company recorded a debit to Preferred Stock Dividend and a Credit to Additional Paid in Capital, which is in accordance with Case 1(a) of  EITF 98-5.

The warrants to purchase Series D preferred stock were calculated by converting them to their common share equivalent, then utilizing the Black-Scholes Method to arrive at a fair value.  The amounts allocated to the preferred stock and warrants were equivalent to their relative fair values. At December 31, 2006, in accordance with SFAS No. 150, the warrants were re-valued from $954,827 to their redemption amount of $1,393,827, resulting in interest expense of $439,000 during the fourth quarter of 2006.

Liquidation Preference

Upon liquidation, holders of the Series C and D Convertible Redeemable Preferred Stock will be entitled to the greater of (1) a per share amount equal to the original purchase price plus any dividends accrued but not paid and (2) the amount that the holder would receive in respect of a share of Series C and D, preferred if immediately prior to dissolution and liquidation, all shares of Series C and D Convertible Redeemable Preferred Stock were converted into shares of common stock. The liquidation preference of Series C and D is $772,500 and $13,500,000, respectively.

Note (13) Common Stock Transactions

Common stock transactions during the twelve months ended December 31, 2007 consisted of the following:

		Price Per
	Shares	Share
Shares Issued and Outstanding December 31, 2006	149,359,052
Conversion of Convertible Notes	1,233,666	$0.15-0.18
Warrants exercised	12,745,271	$0.15-0.50
Conversion of Series C Preferred Stock	641,025	$0.39
Shares sold under Stock Purchase Agreements	18,400,000	$0.50-1.78
Shares issued in lieu of payment of cash for interest	79,466	$0.19
Stock options exercised	6,139,194	$0.15-0.70
Shares issued as compensation for public relations and business development	755,000	$0.19
Shares issued during the year ended December 31, 2007	39,993,622	$0.15-1.78
Shares issued and Outstanding December 31, 2007	189,352,674

The common stock issued in connection with the goods and services were issued for past services. The Company and the service provider agreed on a number of shares to be issued based on the fair value of the stock in relation to the value of the services rendered. The Company expensed the fair value of the stock multiplied by the number of shares issued in accordance with FAS 123R, paragraph 7. The Company notes that the amount expensed in the Company’s Consolidated Statement of Operations approximates the fair value of the services rendered had the Company paid cash for the services.

On April 12, 2007, the Company initiated a private offering. The offering was consummated with 10,800,000 Shares of the Company’s Common stock issued at $0.50 per share, with a Five-Year Warrant attached to purchase 2,700,000 Shares of the Company’s Common stock at $0.50. Net proceeds from this offering amounted to $5,400,000.

On September 28, 2007, the Company entered into a Stock and Warrant Purchase Agreement with The Quercus Trust, whereby The Quercus Trust purchased 7.5 million shares of WorldWater’s common stock at a price of $1.782 per share, for total proceeds of $13,365,000. The Agreement also provides for the issuance of warrants to The Quercus Trust for the purchase of 9.0 million additional shares of WorldWater’s common stock at an exercise price of $1.815, subject to certain adjustments. The exercise of warrants into common stock cannot take place until additional shares are authorized by a vote of the Company’s shareholders. Until such time as authorized shares are made available, the Company will not be required to record any warrant related expense. If sufficient additional shares of common stock have not been authorized by September 28, 2008, The Quercus Trust may require the Company to exchange the warrants for a new class of preferred stock with the following rights, preferences and privileges: each share of preferred stock will have rights, preferences and privileges equivalent to 1,000 shares of common stock, and shall in addition be automatically convertible into common stock at such time as the Company has sufficient authorized shares of common stock to allow such conversion. As of December 31, 2007, the warrants and the new class of preferred stock have no cash redemption features and are not considered to be liquid securities.

Note (14) Warrant Transactions

The Company uses the fair value method to account for transactions with non-employees in which unregistered common stock shares are issued in consideration for extensions of short-term loans, commissions for debt and equity financing, and the provision of goods or services. The fair value of all warrants are calculated using the Black-Scholes pricing model with the following assumptions: dividend yield of zero percent; expected volatility (calculated on a case by case situation), utilizing the current risk free interest rate, and an average term of 10 years. The relative fair value of the warrants resulted in non-cash expense charges of $0, $528,000, and $1,985,000 for the years ended December 31, 2007, 2006, and 2005, respectively. All warrants below are exercisable immediately. All warrants are exercisable into common stock only and do not include Series D Preferred Stock warrants and the common stock warrants issued to The Quercus Trust discussed in Note 13.

Warrant transactions consisted of the following during the year ended December 31, 2007:

	Exercisable
	Warrants	Stock Price
Warrants Outstanding As of December 31, 2006	24,792,873	$0.15 to $0.50
a) Warrants issued	3,500,000	0.50
Exercise of warrants	(12,745,271)	0.19
Expiration of outstanding warrants	(2,063,376)	$0.15 to $0.50
	(11,308,647)
Warrants Outstanding As of December 31, 2007	13,484,226	$0.15 to $0.50

Terms and conditions of the above warrant transactions are listed below:

a) On April 12, 2007, the Company initiated a private offering. A summary of the offering included 10,900,000 Shares of the Company’s Common stock issued at $0.50 per share, with a five-year warrant attached to purchase 3,500,000 Shares of the Company’s common stock at $0.50. Net proceeds from this offering amounted to $5,117,000. The net proceeds from this Offering were used by the Company primarily for working capital. Utilizing the Black-Scholes method, the warrants issued in 2007 had a term of 5 years. The Company used the then current stock price of $0.50, modified exercise price, volatility of 70%, and interest rate of 6%.

Warrants outstanding expire as follows:

Year	Warrants Expiring	Strike Price
2008	700,696	$0.15-0.30
2009	5,064,670	0.15-0.41
2010	—	—
2011	4,318,860	0.22-0.38
2012	3,400,000	0.50
	13,484,226

Note (15) Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carry-forwards, are recognized to the extent that realization of these benefits is considered more likely than not.

Income tax benefit for the years ended December 31, 2007, 2006 and 2005 were as follows:

	2007	2006	2005
Federal:
Current	$—	$—	$—
Deferred	—	—	—
	—	—	—
State:
Current	—	—	—
Deferred	—	—	—
Benefit from sale of net operating losses and research credits	—	—	(200,953)
	$—	$—	$(200,953)

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following for the years ended December 31, 2007, 2006, and 2005:

	2007	2006	2005
Income tax benefit at US federal statutory tax rate	$(4,891,000)	$(3,906,000)	$(2,168,400)
State income taxes, net of federal tax effect	(781,300)	(211,200)	(426,800)
Permanent items	405,900	1,362,300	(274,400)
Change in deferred tax asset valuation allowance	5,266,400	2,754,900	2,869,600
Benefit from sale of New Jersey net operating losses and research credits	—	—	(200,953)
	$—	$—	$(200,953)

As of December 31, 2007, the Company had Federal and State net operating loss carry-forwards totaling approximately $44,845,500 and $29,409,800, respectively, available to reduce future taxable income and tax liabilities which expire at various dates between 2008 and 2027. In addition, as of December 31, 2007, the Company had federal research and development tax credit carry-forwards of approximately $180,600 available to reduce future taxable income and tax liabilities which expire at various dates between 2009 and 2024. Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may limit the amount of net operating loss carry-forwards and research and development credit carry-forwards, which can be used in future years.

The Company participates in the State of New Jersey’s corporation business tax benefit certificate transfer program (the “Program”), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers and research and development tax credits to other New Jersey corporation business taxpayers. In 2005, the Company submitted applications to the New Jersey Economic Development Authority (the “EDA”) to participate in the Program for the years 2004 and 2003, and the applications were approved. The EDA then issued certificates certifying the Company’s eligibility to participate in the Program for these years.

During 2005, the Company sold approximately $2,207,000 and $210,000 of its 2004 and 2003 New Jersey State net operating loss carry-forwards, respectively, and $10,800 of its 2004 research and development tax credits, resulting in the recognition of a $200,953 tax benefit.

Deferred Taxes at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Gross deferred tax assets
Net operating loss carry-forwards	$17,807,000	$12,327,100
Warranty reserve	165,600	169,000
Accrued expenses and deferred compensation	323,900	534,000
Gross deferred tax liabilities	18,296,500	13,030,100

Deferred tax valuation allowance	(18,296,500)	(13,030,100)
	$—	$—

The Company is required to estimate its income taxes in each of the jurisdictions in which it operates as part of its consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carry-forwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that the Company determines that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense. As of December 31, 2007 and 2006 an allowance equal to 100% of the deferred tax asset was recorded.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN No.48”), which clarifies the accounting for uncertainty in Income taxes recognized in the financial statement in accordance with FASB Statement No. 109 Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded on the Company’s consolidated financial statements for the year ended December 31, 2007.

Additionally, FIN No. 48 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of and for the years ended December 31, 2007, 2006 and 2005.

The Company files corporate income tax returns to the United States, both in the Federal Jurisdiction and in various state jurisdictions. The Company is subject to Federal income tax examination for calendar tax years 2005 through 2007 and is also subject to various state income tax examinations for calendar years 2002 through 2007.

Note (16) Stock-Based Compensation Plans

Incentive Stock Option Plan

In 1999, the Board of Directors and stockholders approved the Company’s 1999 Incentive Stock Option Plan (the “1999 Plan”), which was amended in 2006 with the approval of the Board of Directors and stockholders to increase the amount of available shares under the plan to a maximum of 25,000,000 shares. The 1999 Plan authorizes the issuance of incentive stock options and nonqualified stock options. The Compensation Committee determines the type, amount and terms, including vesting, of any award made under the incentive plan. Incentive stock options granted generally vest as follows: grants to officers—generally over a defined term up to three years; and grants to employees—over the succeeding twelve months and expire between three and ten years from the date of the grant. Nonqualified stock option grants to directors and consultants generally vest immediately upon grant and expire three years from the date of grant.

The following is a summary of stock option activity:

	Shares	Weighted- Average Exercise Price
Balance, December 31, 2004	10,015,325	$0.25
Granted	3,430,988	0.31
Forfeited or expired	(205,539)	0.27
Exercised	(1,430,382)	0.23
Balance, December 31, 2005	11,810,392	0.27
Granted	2,996,000	0.30
Forfeited or expired	(997,600)	0.32
Exercised	(450,561)	0.24
Balance, December 31, 2006	13,358,231	0.27
Granted	7,539,000	0.42
Forfeited or expired	(218,620)	0.32
Exercised	(6,089,194)	0.28
Balance, December 31, 2007	14,589,417	0.27
Options Exercisable, December 31, 2007	9,006,956	0.26

The Company adopted Statement 123(R) on January 1, 2006. This statement applies to all awards granted after the date of adoption and to awards modified, repurchased, or cancelled after that date. The value of the unvested stock options at December 31, 2007 is approximately $1,330,865, of which $473,365 will be expensed in 2008, with the remaining $857,500 to be expensed in 2009 and beyond, under General & Administrative Expense on the Consolidated Statement of Operations.

Summarized information about stock options outstanding is as follows:

Range	Number of Options Outstanding at December 31, 2007	Average Remaining Life	Average Exercise Price	Options Exercisable, As of December 31, 2007	Average Exercise Price of Exercisable Options
$0.02-0.15	2,163,846	4.13	$0.14	2,163,846	$0.14
0.19-0.30	3,589,175	6.36	0.27	3,148,770	0.27
0.31-0.40	7,700,396	8.64	0.38	2,881,788	0.36
0.41-0.50	654,000	8.51	0.44	654,000	0.44
0.51-0.74	482,000	8.13	0.70	158,552	0.64
	14,589,417			9,006,956

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2007 was $15,067,603.

In regard to Paragraph A240(c) of SFAS 123R, for each year for which an income statement is provided:

(1) The weighted-average grant-date fair value (or calculated value for a nonpublic entity that uses that method or intrinsic value for awards measured at that value pursuant to paragraphs 24 and 25 of this Statement) of equity options or other equity instruments granted during the year ended December 31, 2007 was $0.29, and $0.18 for those granted during the year ended December 31, 2006.

(2) The total intrinsic value of options exercised (or share units converted), share-based liabilities paid, and the total fair value of shares vested during the year was $7,723,186 as of December 31, 2007 and $1,432,228 as of December 31, 2006.

Restricted Stock Agreement

In 2002, the Company granted 1,000,000 shares of restricted common stock for the benefit of its Chairman. Compensation expense for the grant was based on the market price ($0.15) for the common stock and is being amortized on a straight-line basis over the five year vesting period based on continuous service. The recipient has the right to vote all shares subject to the grant, whether or not the shares have vested. These shares were issued in January, 2007.

The balance of unearned compensation related to the restricted shares as of December 31, 2007 was $0. Compensation expense recognized in each of the years ended December 31, 2007, 2006, and 2005 was $0, $45,000, and $30,000 respectively.

Note (17) Employees’ Savings Plan

The Company established a 401(k) plan in 2000 for eligible employees. Under the provisions of the plan, eligible employees may voluntarily contribute a portion of their compensation up to the statutory limit. In addition, the Company can make a matching contribution at its discretion. As of December 31, 2007, the Company has never made any contributions to the plan.

Note (18) Commitments and Guarantees

The Company’s commitments as of December 31, 2007*, for the years 2008 through 2012 and thereafter are estimated below:

	2008	2009	2010	2011	2012	Thereafter	Total
Long-term debt maturities (face amount)	$560,897	$—	$38,456	$—	$—	$—	$599,353
Employment obligations	1,352,707	1,440,680	1,082,347	316,667	—	—	4,192,401
Renewable energy credit guarantee obligations	64,701	64,701	64,701	64,701	35,509		294,313
Operating lease payments	885,743	829,469	772,631	772,631	772,631	3,516,555	7,549,660
Total	$2,864,048	$2,334,850	$1,958,135	$1,153,999	$808,140	$3,516,555	$12,635,731

Operating Leases

New Jersey

The Company’s executive office, research and development facility is housed in a 30,000 square foot site located at 200 Ludlow Drive, Ewing, New Jersey 08638. The facility is leased under an operating lease commencing July 1, 2007, and expiring June 30, 2015. The Company also occupies 13,270 square feet at 55 Route 31 South, Pennington, NJ 08534. This facility is leased under an operating lease expiring on June 30, 2008.

Colorado

In September 2007, the Company opened a sales and technical support office in Greenwood Village, CO under a six month lease expiring February 29, 2008.  The Company now leases the facilities on a month to month basis.

California

In September 2005, the Company acquired the assets of MJD Solutions, Inc., dba Quantum Energy Group in Applegate, California which included the transfer of their five year lease expiring April 30, 2009, with two five-year options to extend the lease.

In December 2007, the Company opened a sales office in Poway, CA under a two year lease expiring December 24, 2009.  This office serves as the sales center for Southern California.

In March 2007, the Company opened a technical support office in Fresno, CA under a month to month lease.

Texas*

In January 2008, the Company acquired Entech, Inc. in Keller, TX which included the transfer of their lease expiring June 1, 2009.

On March 7, 2008, the Company entered into a lease for a 71,000 square foot manufacturing facility in Fort Worth, TX.  The lease is for a period of ten (10) years and provides for monthly payments that include rental expense, real estate taxes & common area maintenance of $42,061 per month for the first five (5) years of the lease and payments of $46,395 in the final five (5) years.

Both of these Texas Leases are included in the above table.

Employment Agreements

On December 18, 2006, the Company entered into a five-year employment agreement with Mr. Kelly, our former Chief Executive Officer (see Note 22 as to subsequent events), effective January 1, 2007. Adjusted compensation under the agreement is $250,000 annual salary and $1,200 per month auto allowance. Mr. Kelly participates in the Company’s “fringe benefits” including health coverage and the maintenance of a whole life policy. The benefits continue if employment is terminated without cause or by reason of death or disability to Mr. Kelly or his estate for the remaining term of the agreement or a period of 24 months, whichever is longer. Effective January 19, 2007, Mr. Kelly was granted 5,000,000 stock options at an exercise price of $0.40, fair market value at the date of the grant. These shares will vest twenty percent (20%) per year, with the first twenty percent (20%) vesting immediately upon the grant of the options and the remaining options vesting twenty percent (20%) per year on the annual anniversary of the initial grant.

In July 2002, Mr. Kelly was granted 1,000,000 shares of restricted stock, all of which are vested as of December 31, 2006. Compensation expense recognized in each of the years ended December 31, 2007, 2006, and 2005 was $0, $45,000, and $30,000 respectively.

Included in accrued sales commissions as of December 31, 2006 is $58,622 owed to Mr. Kelly under a Management Services Fee Agreement expired on December 31, 2006, calling for a management services/sales incentive fee equal to one-half percent (0.5%) of the Company’s gross product revenues less any related product returns, rebates, allowances, freight charges, tariffs and sales taxes, not to exceed $250,000 per annum.

On July 10, 2006, the Company entered into an employment agreement with Mr. Larry L. Crawford, Executive Vice President and Chief Financial Officer with a term which expires July 9, 2009. Annual compensation under the agreement is $150,000 and included an initial grant of 600,000 stock options vesting over the term of the employment agreement. On March 8, 2007, the Company entered into a new three-year employment agreement with Mr. Crawford. The contract was effective January 1, 2007 and includes his appointment as Executive Vice President. Adjusted compensation under this contract is $175,000 annual salary and $750 monthly auto allowance.

On December 18, 2006, the Company entered into an employment agreement with Douglas L. Washington, Executive Vice President, Marketing, effective January 1, 2007 for a period of three years. Annual compensation under the agreement is $160,000 and includes an initial grant of 600,000 stock options vesting over the term of the employment agreement.

On May 24, 2004, the Company entered into an employment agreement with James S. Brown. Executive Vice President, Project Finance with a term which expired December 31, 2006. Annual compensation under the agreement is $150,000 and included an initial grant of 250,000 stock options vesting over the term of the employment agreement.

On March 18, 2008, the Company entered into an Executive Employment Agreement (the “Agreement”) with Robert A. Gunther, the Company’s Senior Vice President and General Counsel. The Agreement provides for a three term and an annual base salary of $200,000. Mr. Gunther will receive options to purchase 300,000 shares of the Company’s common stock under the terms of the Company’s 1999 Incentive Stock Option Plan (the “Plan”), subject to the approval of the Company’s stockholders to an increase in the number of authorized shares of common stock in the Plan. Options to purchase 50,000 shares of common stock will vest on July 7, 2008 and the balance will vest in 30 equal monthly installments commencing August 2008 and continuing in each of the next 29 months.

Note (19) Contingencies

The Company is subject to various claims and suits from time to time in the ordinary course of its business. The Company is not aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, financial condition or results of operations.

Note (20) Supplemental Disclosure of Cash Flow Information

	2007	2006	2005
Issuance of stock lieu of Interest (non-cash)	$25,736	$68,973	$371,087
Issuance of stock for services (non-cash)	$246,500	$227,481	$211,272
Issuance of options and warrants for services (non-cash)	$60,000	$70,000	—
Cash paid during the year for interest	$23,467	$80,597	$242,154

Note (21) Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for the years ended December 31, 2007, and 2006 is as follows (in thousands except per share data):

2007	First	Second	Third	Fourth
Total revenues	$949	$2,238	$4,369	$10,910
Gross profit	199	337	564	639
Net loss	(2,160)	(2,807)	(3,753)	(5,665)
Net loss applicable to common shareholders	(2,172)	(2,818)	(3,761)	(5,672)
Basic & diluted net loss per common share (1)	(0.01)	(0.02)	(0.02)	(0.03)

2006	First	Second	Third	Fourth (Restated)
Total revenues	$1,957	$1,787	$6,532	$7,058
Gross profit	131	277	1,452	860
Net loss	(5,728)	(1,999)	(869)	(2,892)
Net loss applicable to common shareholders	(5,728)	(1,999)	(869)	(6,892)
Basic & diluted net loss per common share (1)	(0.05)	(0.01)	(0.01)	(0.05)

(1) Basic and diluted net income (loss) per common share is computed independently for each quarter. Therefore, the sum of the quarters will not necessarily equal the basic and diluted net income (loss) per common share for the full year.

The Company has restated its December 31, 2006 Consolidated Balance Sheet and Consolidated Statement of Operations for the year then ended to correct the classification and valuation of the Series D Preferred Warrants (see Note 3).

The following presents the summarized unaudited quarterly financial data for the quarter ended December 31, 2006, restated for the classification and valuation of the Series D Preferred Warrants:

Quarter Ended:	December 31, 2006	December 31, 2006
	(historic)**	(restated)

Selected Statement of Operations Data:
Interest expense, net	$(343,560)	$(760,060)
Total other (expense) income, net	(1,023,216)	(1,439,716)
Net loss	(2,476,681)	(2,893,181)
Accretion of preferred stock dividends*	—	(22,500)
Net loss applicable to common shareholders	(6,543,477)	(6,982,477)

* This amount was included in Interest expense, net and has been reclassified on the restated financial statements.

** This quarterly financial data was not previously presented, in as much as the Company was a 10-KSB filer for the year ended December 31, 2006.

The following presents the summarized unaudited quarterly balance sheet data for 2007, restated for the classification of the Series D Preferred Warrants:

Quarter Ended:	March 31, 2007	June 30, 2007	September 30, 2007
	(restated)	(restated)	(restated)

Selected Balance Sheet Data:
Series D preferred stock warrants	$1,393,827	$1,393,827	$1,393,827
Current liabilities	4,692,743	4,736,047	7,717,192
Total liabilities	5,009,592	5,080,909	8,069,337
Series D preferred stock warrants	—	—	—
Total convertible redeemable preferred stock	11,929,561	11,929,561	11,679,561
Accumulated deficit	(51,757,866)	(54,576,027)	(58,337,343)
Total stockholders’ equity (deficiency)	(3,272,237)	759,859	12,625,362

Quarter Ended:	March 31, 2007	June 30, 2007	September 30, 2007
	(as previously reported and amended)	(as previously reported and amended)	(as previously reported and amended)

Selected Balance Sheet Data:
Series D preferred stock warrants	$—	$—	$—
Current liabilities	3,298,916	3,342,220	6,323,365
Total liabilities	3,615,765	3,687,082	6,675,510
Series D preferred stock warrants	954,827	954,827	954,827
Total convertible redeemable preferred stock	12,884,388	12,884,388	12,634,388
Accumulated deficit	(51,318,866)	(54,137,027)	(57,898,343)
Total stockholders’ equity (deficiency)	(2,833,237)	1,198,859	13,064,362

Note (22) Subsequent Events

On March 18, 2008, the Company entered into an Executive Employment Agreement (the “Agreement”) with Robert A. Gunther, the Company’s Senior Vice President and General Counsel. The Agreement provides for a three term and an annual base salary of $200,000. Mr. Gunther will receive options to purchase 300,000 shares of the Company’s common stock under the terms of the Company’s 1999 Incentive Stock Option Plan (the “Plan”), subject to the approval of the Company’s stockholders to an increase in the number of authorized shares of common stock in the Plan. Options to purchase 50,000 shares of common stock will vest on July 7, 2008 and the balance will vest in 30 equal monthly installments commencing August 2008 and continuing in each of the next 29 months.

On March 14, 2008 the Company announced that its Chief Executive Officer, Quentin T. Kelly was resigning his position as CEO effective March 20, 2008; Mr. Kelly will remain as a non-executive Chairman. Mr. Kelly’s contract compensation package and stock options will not be affected as he will continue to provide services to the Company.

As of March 7, 2008, Entech, Inc. entered into a lease for a 71,000 square foot manufacturing facility in Fort Worth, TX. The lease is for a period of ten (10) years and provides for monthly payments that include rental expense, real estate taxes & common area maintenance of $42,061 per month for the first five (5) years of the lease and payments of $46,395 in the final five (5) years. Entech’s obligations under the terms of the lease are guaranteed by the Company.

On March 11, 2008, the Company announced that the City Council of Ocean City, NJ has awarded the Company a contract to build a $4 million solar system for the City which is expected to produce nearly 550,000 kilowatt hours of energy in its first year. The project is expected to be completed in 2008.

On March 5, 2008, the Company announced that it has broken ground on the 2-Megawatt solar system for Denver International Airport (DIA). The solar installation will supply 3.5 million kilowatt-hours of clean energy annually for the airport and is valued at over $13 million. The project is scheduled for completion by August 2008.

On February 21, 2008, the Company announced three additions to its Board of Directors. David Gelbaum, Trustee of The Quercus Trust; David Anthony, Managing Partner of 21Ventures, and Dr. Walter Hesse, founder and leader of ENTECH, were appointed today and joined the Board effective immediately, increasing the Board’s size from 7 members to 10. Mssrs. Gelbaum and Anthony come as representatives of The Quercus Trust, which owns approximately 24.1% of the equity ownership in the Company on a fully diluted basis, following its recent investment of $35.6 million and earlier open market purchases and private stock placements with the Company. Dr. Hesse joins the Board following the successful completion of the ENTECH merger. All are Board interim appointments to be confirmed by shareholder votes at upcoming Annual Meetings.

On February 12, 2008, the Company entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 20,000 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase 29 million shares of the Company’s common stock, at an exercise price of $1.815 per share. The Series F Convertible Preferred Stock has the designations, preferences and rights set forth in the Certificate of Designation filed with the Secretary of State for the State of Delaware on February 19, 2008 (the “CERTIFICATE OF DESIGNATION”). Pursuant to the Certificate of Designation, The Quercus Trust has the right to one vote for each share of the Company’s common stock into which the Series F Convertible Preferred Stock is convertible. These Preferred Shares are not convertible into the Company’s common stock until such time as additional common shares are authorized and available.

On January 28, 2008, and in connection with the merger described in Item 2.01 above, the Company entered into a $6 million Promissory Note (the “Note”) with The Quercus Trust. The Note bears interest at a rate of 8% per annum.  The outstanding principal amount of the Note and all accrued and unpaid interest was repaid on February 12, 2008.

On January 25, 2008, the Company entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. The Series E Convertible Preferred Stock has the designations, preferences and rights set forth in the certificate of designation filed with the Secretary of State for the State of Delaware on January 28, 2008 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, The Quercus Trust has the right to one vote for each share of the Company’s common stock into which the Series E Convertible Preferred Stock is convertible. Each share of the Series E Convertible Preferred Stock will automatically convert into 1,000 shares of the Company’s common stock upon the authorization of a sufficient number of shares of common stock to allow for such conversion.

On March 20, 2008, the Company promoted Dr. Frank Smith from COO to Chief Executive Officer and elected him to the Board of Directors.

On March 18, 2008, the Company entered into an Executive Employment Agreement (the “Agreement”) with Robert A. Gunther, the Company’s Senior Vice President and General Counsel. The Agreement provides for a three term and an annual base salary of $200,000. Mr. Gunther will receive options to purchase 300,000 shares of the Company’s common stock under the terms of the Company’s 1999 Incentive Stock Option Plan (the “Plan”), subject to the approval of the Company’s stockholders to an increase in the number of authorized shares of common stock in the Plan. Options to purchase 50,000 shares of common stock will vest on July 7, 2008 and the balance will vest in 30 equal monthly installments commencing August 2008 and continuing in each of the next 29 months.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 AND DECEMBER 31, 2007

	March 31, 2008	December 31, 2007
	(UNAUDITED)
Assets

Current Assets:
Cash and cash equivalents	$29,352,823	$6,873,448
Accounts receivable - trade, (net of allowance of $260,916 and $220,916 at March 31, 2008 and December 31, 2007)	3,738,356	10,155,589
Rebates receivable	381,757	1,153,800
Inventory	7,540,269	1,399,168
Costs and estimated earnings/losses in excess of billings	3,625,269	5,548,631
Letter of Credit in connection with performance bond	4,000,000	—
Prepaid expenses and deposits	927,352	973,795
Travel advances to employees	27,324	43,024
Total Current Assets	49,593,150	26,147,455

Advances on Machinery and Equipment	1,886,452	—

Equipment and Leasehold Improvements, Net	1,611,913	1,467,794

Intangible And Other Assets
Other intangible assets, net	24,949,998	26,667
Goodwill	23,837,201	—
Deferred costs on and advances to acquiree	—	3,795,362
Other deposits	413,061	52,710
Total Assets	$102,291,775	$31,489,988

Liabilities, Convertible Redeemable Preferred Stock, and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$8,638,448	$9,396,944
Long-term debt and notes payable, current portion	56,528	298,092
Customer deposits - related party	—	775,000
REC guarantee liability, current portion	53,031	64,701
Series D Preferred Stock Warrants	1,393,827	1,393,827
Billings in excess of costs and estimated earnings/losses	598,627	2,900
Accrued losses on contracts	409,326	—
Total Current Liabilities	11,149,787	11,931,464

Long-term debt and notes payable	—	38,456
REC guarantee liability, net of current portion	229,618	229,618
Total Liabilities	11,379,405	12,199,538

Convertible redeemable preferred stock
Series C convertible redeemable preferred stock	440,000	500,000
Series D convertible redeemable preferred stock	11,179,561	11,179,561
Total Convertible Redeemable Preferred Stock	11,619,561	11,679,561

Stockholders’ Equity
Preferred Stock Convertible $.01 par value authorized 10,000,000; issued and outstanding:
Series B 7%- 611,111 shares liquidation preference $550,000	6,111	6,111
Series E - 19,700 shares	197	—
Series F - 20,000 shares	200	—

Common Stock, $.001 par value; authorized 275,000,000; 192,550,704 and 189,352,674 issued at March 31, 2008 and December 31, 2007, respectively	192,551	189,353
Additional paid-in capital	150,422,683	71,425,032
Treasury Stock, 27,868 shares, at cost, as of March 31, 2008	(38,737)	—
Accumulated deficit	(71,290,196)	(64,009,607)
Total Stockholders’ Equity	79,292,809	7,610,889

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity	$102,291,775	$31,489,988

The Notes to Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTERS ENDED MARCH 31, 2008 AND 2007

	2008	2007
	(UNAUDITED)	(UNAUDITED)
Revenues:

Contract	$8,229,174	$949,277
Related Party	775,000	—
Total	9,004,174	949,277

Cost of Revenues:
Contract	10,221,684	749,886
Related Party	673,433	—
Provision for loss on Contracts	409,326	—
Total	11,304,443	749,886

Gross Profit (Loss):
Contract	(2,401,836)	199,391
Related Party	101,567	—
Total	(2,300,269)	199,391

Operating Expenses:
Marketing, general and administrative expenses	5,203,795	2,299,622
Research and development expenses	40,713	47,478
Total Operating Expenses	5,244,508	2,347,100

Loss from Operations	(7,544,777)	(2,147,709)

Other (Expense) Income
Beneficial Conversion and Warrant Amortization	(31,864)	(30,397)
Interest Income/(Expense), net	300,941	17,647
Total Other Income (Expense), Net	269,077	(12,750)
Net Loss	(7,275,700)	(2,160,459)

Accretion of preferred stock dividends	(4,889)	(11,250)

Net Loss Attributable to Common Shareholders	$(7,280,589)	$(2,171,709)

Net Loss applicable per Common Share (basic and diluted)	$(0.04)	$(0.01)

Weighted Average Common Shares Outstanding used in Per Share Calculation (Basic and Diluted)	190,325,720	151,311,763

The Notes to the Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE QUARTERS ENDED MARCH 31, 2008 AND 2007

	2008	2007
	(UNAUDITED)	(UNAUDITED)
Cash Flows from Operating Activities:
Net loss attributable to common shareholders	$(7,280,589)	$(2,171,709)

Accretion of Preferred Stock Dividends	4,889	—
Adjustments to reconcile net cash used in operating activities:
Beneficial Conversion and Warrant Amortization	31,864	30,397
Stock based employee compensation cost	116,075	195,809
Amortization of intangibles and loan origination costs	426,669	10,000
Issuance of stock for service	12,554	132,000
Issuance of options and warrants for services	—	60,000
Issuance of stock in lieu of interest	77,376	25,736
Depreciation	79,686	10,799
Accrued losses on contracts	(409,326)	—
Other	(279,028)	—

Changes in assets and liabilities:
Accounts receivable	6,483,029	1,744,549
Accounts receivable -related parties	—	—
Rebates Receivable	772,043	—
Inventory	(6,141,101)	(1,001,108)
Costs and estimated earnings/losses in excess of billings	1,931,443	(496,392)
Prepaid expenses and deposits	(273,048)	710,615
Advances to employees	15,700	(5,849)

Accounts payable and other accrued expenses	(997,328)	(1,953,625)
Billings in excess of costs and estimated earnings/losses	595,727	(56,045)
Renewable energy credits guarantee liability	(11,670)	(12,728)
Customer deposits	—	(2,000)
Customer deposits - related party	(775,000)	—
Net Cash (Used in) Operating Activities	(5,620,035)	(2,779,551)

Cash Flows from Investing Activities:
Letter of Credit in connection with performance bond	(4,000,000)	—
Purchase of equipment and leasehold improvements	(220,420)	(55,074)
Advances on Machinery & Equipment – ENTECH	(441,896)	—
Acquisition of ENTECH, net of cash of $4.028 million	(3,409,194)	(120,675)
Net Cash (Used in) Investing Activities	(8,071,510)	(175,749)

Cash Flows from Financing Activities:
Proceeds from exercise of warrants and stock options	530,920	163,601
Proceeds from issuance of convertible preferred stock and warrants, net	29,640,000	—
Proceeds from issuance of promissory note	6,000,000	—
Increase/(Decrease) in Restricted Cash and Restricted Cash Equivalents	—	31,257
Payments on short-term debt	—	(12,666)
Net Cash Provided by Financing Activities	36,170,920	182,192

Net Increase in cash and cash equivalents	22,479,375	(2,773,108)

Cash and cash equivalents, Beginning of period	6,873,448	5,770,595

Cash and cash equivalents, End of period	$29,352,823	$2,997,487

Supplemental Disclosure:
Accretion of preferred stock dividends	$4,889	$—

The Notes to the Consolidated Financial Statements are an integral part of these statements.

WORLDWATER & SOLAR TECHNOLOGIES CORP.AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE QUARTER ENDED MARCH 31, 2008

(UNAUDITED)

					Additional	Additional
					Paid-In	Paid-In
	Preferred Stock		Common Stock		Capital	Capital	Treasury		Accumulated
	Shares	Par Value	Shares	Par Value	(Preferred)	(Common)	Shares	Stock	Deficit	Total
Balance, December 31, 2007	611,111	$6,111	189,352,674	$189,353	$537,331	$70,887,701	—	$—	$(64,009,607)	$7,610,889

Conversion of convertible notes	—	—	833,333	833	—	269,667	—	—	—	270,500
Stock issued for services	—	—	8,841	9	—	12,545	—	—	—	12,554
Exercise of warrants	—	—	1,375,967	1,376	—	367,024	—	—	—	368,400
Exercise of options	—	—	574,333	574	—	161,946	—	—	—	162,520
Conversion of Preferred C Stock	—	—	153,846	154	—	59,846	—	—	—	60,000
Stock issued In lieu of payment of interest	—	—	251,710	252	—	77,123	—	—	—	77,376
Share-based employee compensation cost	—	—	—	—	—	116,075	—	—	—	116,075
Series E - Preferred Stock issued in exchange for Common Stock	19,700	197	—	—	27,382,803	—	19,700,000	(27,383,000)	—	—
Entech Purchase	—	—	—	—	—	14,950,821	(19,672,132)	27,344,263	—	42,295,084
Series F Convertible Preferred Stock	20,000	200	—	—	35,599,800	—	—	—	—	35,600,000
Net loss	—	—	—	—	—	—	—	—	(7,280,589)	(7,280,589)
Balance, March 31, 2008	650,811	$6,508	192,550,704	$192,551	$63,519,934	$86,902,749	27,868	$(38,737)	$(71,290,196)	$79,292,809

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note (1)   Liquidity and Capital Resources

At March 31, 2008, the Company’s current ratio was 4.45 compared to 2.19 at December 31, 2007. As of March 31, 2008, the Company had $38,443,363 of working capital compared to working capital of $14,215,991 as of December 31, 2007. Cash and cash equivalents were $29,352,823 as of March 31, 2008, as compared to $6,873,448 as of December 31, 2007.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales. Management plans to continue to raise funds through the sale of capital stock, and projects increased revenues.

On February 13, 2008 the Company announced that it has raised $29.64 million from The Quercus Trust in a private placement of 16,629 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share.

In January 2008, Quercus Trust advanced the Company $6.0 million with an interest rate of 8%. These funds were used primarily to expedite the acquisition of ENTECH on January 28, 2008. The outstanding principal amount of the note and all accrued and unpaid interest were converted into 3,371 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share.

On November 29, 2006, EMCORE invested $13.5 million in the Company, representing the first tranche of its $18 million investment, in return for which WorldWater issued to EMCORE (i) four million, eight hundred and ninety-two thousand, eight hundred and fifty-seven (4,892,857) shares of Series D Convertible Preferred Stock and (ii) five hundred and five thousand and forty-four (505,044) warrants (the “Tranche A Warrants”) to purchase five hundred and five thousand and forty-four (505,044) shares of Series D Stock.

Consummation of the investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) is subject to the execution of a definitive strategic agreement between the Parties and certain other conditions set forth in the Investment Agreement. The execution of the definitive strategic agreement and the Tranche B Closing cannot take place until additional shares are authorized at the forthcoming Special Shareholder Meeting anticipated in June 2008, and other conditions set forth in the Investment Agreements have been satisfied.  At the Tranche B Closing, WorldWater will issue to EMCORE Series D Redeemable Preferred shares convertible into 11,250,000 shares of Common Stock and Warrants to purchase Redeemable Preferred Shares convertible into 2,812,500 shares of Common Stock.

We believe that our existing cash balance together with our other existing financial resources, including our capital raise in 2008, and revenues from sales of our solar systems, will be sufficient to meet our operating and capital requirements at least through the first quarter of 2009.

Note (2)   Nature of the Business

Effective May 2, 2007 the Company announced that the Board of Directors had approved a change in its corporate name to WorldWater & Solar Technologies Corp. On September 7, 2007, legal confirmation of the name change was confirmed. The Company stock symbol, WWAT.OB, remains the same.

WorldWater is an international solar engineering and project management company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers in both domestic and international markets. Until 2002, WorldWater’s business was focused exclusively on providing developing countries with water and power solutions. Since then, the Company has placed increasing emphasis on domestic markets, principally in California, New Jersey, and their surrounding states, and is addressing the needs of residential, commercial and industrial customers, in both the public and private sectors. The Company will continue to selectively submit proposals to various foreign governments in need of solving critical water supply and energy problems using the Company’s proprietary solar technology.

With significantly rising energy prices and related shortages, along with significant state and federal incentives, and utility company rebate programs, domestic markets have emerged as the Company’s highest priority. The Company is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value. The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, and Mobile MaxPure®.

On January 28, 2008, the Company completed the acquisition of  ENTECH, Inc. of Keller, TX (“ENTECH”).  With the combined technologies of the Company and ENTECH, the Company believes its solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Due to the advantages of ENTECH’s concentrator, significantly lesser amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power. Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply. ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

Note (3)   Summary of Significant Accounting Policies

A summary of the major accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Quarterly Financial Information and Results of Operations

The financial statements as of March 31, 2008, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of March 31, 2008, and the results of operations and cash flows for the three months ended March 31, 2008. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the entire year or any future period.  While management of the Company believes that the disclosures presented are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, costs to complete contracts, warranty expense, depreciation, taxes, the guaranty liability for the value of Renewable Energy Credits, losses on uncompleted contracts, lives of intangibles, carrying value of goodwill and other intangibles and the value of shares issued. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable, and accrued expenses approximate their respective fair values due to their short-term nature. The fair value of the Company’s notes payable and debt are estimated based on the current rates offered to the Company for debt of the same remaining maturities and similar terms. See “Guarantor Agreements” below for disclosures regarding the fair value of the Company’s exposure for Renewable Energy Credits (“RECs”) which have been accrued on the Balance Sheet as of March 31, 2008 and December 31, 2007.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, which amounted to $29,352,823 at March 31, 2008, and accounts receivable, which was $3,738,356 at the quarter ended March 31, 2008. The Company places its cash and cash equivalents with a high quality financial institution. With respect to accounts receivable as of March 31, 2008, 89% of the receivables, including related party receivables, were from two commercial customers.   The Company does not require collateral or other security against accounts receivable; however, it maintains reserves for potential credit losses and such losses have historically been within management’s expectations. The Company had one major customer accounting for 69% of revenue for the quarter ended March 31, 2008, and two customers accounting for 39% of revenue for the three months ended March 31, 2007.

Guarantor Arrangements

In November 2002, the FASB issued FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The following is a summary of the Company’s agreements that have been determined to fall within the scope of FIN No. 45.

Renewable Energy Credit Guarantee (RECs)

Under the equipment sales contract for a 267,840 kW (DC) solar-driven irrigation and energy system built in 2004 and a 42.7 kW solar-pumping and energy system currently in construction, the Company has guaranteed the price of certain Renewable Energy Certificates (RECs) to be generated by the installation during the first seven years of operation. Based on current market indications, the Company estimates its guarantee obligation may result in a potential loss of $452,907 which is tied to the future market and trading value of RECs traded in California. The liability was recorded in accordance with FIN 45, paragraph 8, whereby the Company determined the maximum number of kwh to be generated over the seven year span to be 3,148,936 (449,848 x 7), multiplied by the guaranteed amount of $0.125, resulting in a liability of $393,617. Without the knowledge of the future value of these RECs, the Company recorded as reductions of Contract Revenue: estimated losses of $0 for the period ended March 31, 2008 and the year ended December 31, 2007, respectively. Adjustments to the estimated guarantee obligation will be recognized as an adjustment of revenue over the seven year term of the respective guarantee obligations. As of March 31, 2008 the Company has made payments on this guarantee in the amount of $74,703.

The offering of a renewable energy credit price guarantee was an isolated incident, and the Company does not expect to continue this in the future. Further, the maximum liability described is fixed and accrued for and not subject to change over the life of the agreement.

Product Warranty

The Company provides for the estimated cost of product warranties at the time revenue is recognized at a rate of 1.5% of revenues. Since the Company has a limited operating history, adjustments in future periods may be required as its installations mature. The following table summarizes the activity regarding the Company’s warranty accrual:

Balance, December 31, 2007	$414,496
Accruals for warranties issued during 2008	135,625
Utilization of warranty reserve during 2008	(18,592)
Balance, March 31, 2008	$531,529

The majority of the utilization over the three months ended March 31, 2008, resulted from non-recurring, post-completion repairs in relation to projects completed in 2007. The product warranty accrual is included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheet.

Revenue Recognition

The Company derives revenue primarily from fixed-price contracts through which the Company provides engineering, design, and procurement services, materials and equipment, and construction / installation services. Revenue is also generated through the sale of solar-related equipment and, to a lesser extent, from consulting projects and government-funded grants.

Contract revenues are recorded when there is persuasive evidence that a binding contractual arrangement exists, the price is fixed and determinable, the Company has commenced work on the project, and collectability is reasonably assured.

Contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct cost of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards, in regard to billing and collection.

Revenues from equipment sales containing acceptance provisions are recognized upon customer acceptance. Cash payments received in advance of product or service revenue are recorded as customer deposits.

Revenues from consulting projects are recognized as services are rendered. Grant revenues are recognized when received, or if based on entitlement periods, when entitlement occurs.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the data we used to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. In recording any additional allowances, a respective charge against income is reflected in the general and administrative expenses, and would reduce the operating results in the period in which the increase is recorded.

Accounting for Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carry-forwards, are recognized to the extent that realization of these benefits is considered more likely than not.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

Inventory

Inventory is stated at the lower of cost or market determined by the First-In, First-Out (FIFO) method. Historically inventory has consisted mainly of purchased system components, made up primarily of solar panels.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization, and are depreciated and amortized for financial reporting purposes using the straight-line method. Depreciation for income tax purposes is computed using accelerated methods. The estimated useful lives are: computers and information equipment, 5 years; office furniture, vehicles, and test and assembly fixtures, 5 to 7 years; and leasehold improvements, the shorter of the useful life or the life of the lease. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amounts, less any proceeds, are charged or credited to income.

Expenditures for maintenance and repairs are expensed as incurred. Expenditures, which significantly increase asset value or extend useful lives, are capitalized.

Loan Origination Costs

The Company finances part of its operations through the issuance of debt and incurs a substantial amount of costs associated with the acquisition of such debt. The Loan Origination Costs are capitalized and amortized over the life of the debt using the effective interest method. Upon early termination of the debt, any remaining costs are charged to Debt Sourcing Fees.

Research and Development

Research and development costs are expensed as incurred.

Other Intangible Assets

Other intangible assets, which include trademarks and technology, were recorded in connection with the acquisition of Entech, Inc. in January 2008. The assets are being amortized on a straight-line basis over 9 to 13 years. The ENTECH trademark is not being amortized.

Management evaluates the recoverability of such other intangible assets whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. The evaluation is based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of March 31, 2008, no such write-down was required.

Goodwill

Goodwill was recorded in connection with the acquisition of Entech, Inc. in January 2008.

Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases.

The Company follows the provision of SFAS No. 142, Goodwill and Other Intangible Assets .. SFAS No. 142 required an annual impairment test for goodwill and intangible assets with indefinite lives. Under SFAS No. 142, the first step of the impairment test requires that the Company determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, the useful life over which cash flows will occur, and determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for each reporting unit. The Company will perform its annual impairment test on December 31 each year.

Advertising Costs

Advertising costs are expensed as incurred and were approximately $34,000, and $19,000 for the quarters ended March 31, 2008 and 2007, respectively.

Share-Based Compensation

On January 1, 2006, The Company adopted SFAS No. 123R, “Share-Based Payment,” which requires all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors. SFAS No. 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation plans for employees and directors under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, and accordingly, the Company recognized no compensation expense related to the stock-based plans for grants to employees or directors. Grants to consultants under the plans were recorded under SFAS No. 123.

Under the modified prospective approach, SFAS No. 123R applies to new grants of options and awards of stock as well as to grants of options that were outstanding on January 1, 2006 and that may subsequently be repurchased, cancelled or materially modified. Under the modified prospective approach, compensation cost recognized for the years ended December 31, 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on fair value as of the prior grant-date and estimated in accordance with the provisions of SFAS No. 123R. Prior periods were not required to be restated to reflect the impact of adopting the new standard.

SFAS No. 123R also requires companies to calculate an initial “pool” of excess tax benefits available at the adoption date to absorb any tax deficiencies that may be recognized under SFAS No. 123R. The pool includes the net excess tax benefits that would have been recognized if the Company had adopted SFAS No. 123 for recognition purposes on its effective date. The Company has elected to calculate the pool of excess tax benefits under the alternative transition method described in FASB Staff Position (“FSP”) No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” which also specifies the method to calculate excess tax benefits reported on the statement of cash flows. The Company is in a net operating loss position; therefore, no excess tax benefits from share-based payment arrangements have been recognized for the quarter ended March 31, 2008.

The Company uses the Black-Scholes option-pricing model to estimate fair value of grants of employee and director stock options, with the following weighted average assumptions:

	Quarters Ended March 31,
Assumptions for Option Grants	2008	2007
Risk-free interest rate	—%	5%
Volatility	—%	42%
Expected dividend yield	—%	0%
Expected term	—	10 years
Estimated forfeiture rate	—%	1%

There were no stock options granted in the quarter ended March 31, 2008.

The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of our common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant.  SFAS No. 123R also requires that estimated forfeitures be included as a part of the estimate of expense as of the grant date. The Company has used historical data to estimate expected employee behaviors related to option term, exercises and forfeitures. Prior to our adoption of SFAS No. 123R, the Company reduced pro-forma share-based compensation expense, presented in the notes to its financial statements, for actual forfeitures as they occurred.

With respect to both grants of options and awards of restricted stock, the risk free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

The value of the unvested stock options at March 31, 2008 was $1,428,100, of which $348,225 will be expensed over the remaining nine month in 2008, with the remaining $1,079,875 expensed in 2009 and after, all included in General & Administrative Expense on the Consolidated Statements of Operations.

A summary of option activity as of March 31, 2008 and changes during the three months ended is presented below.

		Weighted-
		Average
	Shares	Exercise Price
Balance, December 31, 2007	14,689,417	$0.33
Granted	—
Exercised	(574,333)	0.28
Forfeited or expired	—
Balance, March 31, 2008	14,115,084	0.33
Options Exercisable, March 31, 2008	9,673,920	0.30

Net Loss Per Common Share

Basic loss per share includes no dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. As presented, the Company’s basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per common share for the quarters ended March 31, 2008 and 2007 does not include other potential common shares, including shares issuable upon exercise of options, warrants and conversion rights, since their effect would be anti-dilutive due to the Company’s losses.

Below is a table of the potential issuable shares as of March 31, 2008:

Warrants	11,979,226
Debt conversion rights	416,667
Stock options	14,115,084
Treasury Stock	(27,868)
Preferred stock conversion rights	55,718,326
Total	82,201,435

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree, and the goodwill acquired. FAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“FAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning January 1, 2009. We are currently evaluating the potential impact, if any, of the adoption of FAS 160 on our consolidated financial position, results of operations and cash flows.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for us beginning with the first quarter of 2008. The Company has determined that the adoption of this FASB will not have a material effect on the first quarter 2008 consolidated financial statements. The Company will continue to review any materiality issues that may arise in regard to this pronouncement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for the Company on January 1, 2008. The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company has determined that the adoption of this FASB will not have a material effect on the first quarter 2008 consolidated financial statements. The Company will continue to review any materiality issues that may arise in regard to this pronouncement.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Note (4)   Acquisition

On January 28, 2008, the Company completed the acquisition of  ENTECH, Inc. of Keller, TX (“ENTECH”).  With the combined technologies of the Company and ENTECH, the Company believes its solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Due to the advantages of ENTECH’s concentrator, significantly lesser amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power. Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply. ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

The following summarizes the purchase price of and advances to ENTECH.

(000’s)

Cash	$5,000
*Common Stock	42,295
Acquisition Costs	911

Total Purchase Price	48,206

Advances from WorldWater	4,508

Total Purchase Price of and Advances to Entech	$52,714

* 19,672,131 shares of the Company’s common stock valued at $42.3 million at the $2.15 fair market value of our common stock agreement on October 29, 2007, the date the terms of the merger agreement was announced.

Additionally, the ENTECH stockholders are entitled to receive future earn-out consideration calculated as 5% of ENTECH’s gross revenues determined in accordance with generally accepted accounting principles until the accumulated total of such earn-out payments paid by WorldWater to the ENTECH stockholders equals $5,000,000.

This transaction was accounted for as a purchase in accordance with SFAS 141, Business Combinations ; therefore, the tangible assets acquired and liabilities assumed were recorded at fair value on the acquisition date. In accordance with SFAS 141, Business Combinations, the excess of the purchase price over the net assets acquired was assigned to goodwill.  The operating results of the ENTECH businesses are included in the accompanying consolidated statement of operations from the date of acquisition.

The allocation of purchase price and advances on the net assets of Entech is as follows:

Tangible and intangible assets acquired:

Intangible Assets - Trademark	$1,600
Intangible Assets - Technology	23,750
Goodwill	23,837
Cash	4,028
Deposits on Machinery and Equipment	1,445
Other	78
Total assets	54,738

Less current liabilities assumed	(1,057)
Less long-term debt and accrued expenses assumed	(967)

Total Purchase Price and Advances	$52,714

The purchase price allocation for the business has been prepared by an outside service provider, on a preliminary basis and is subject to change as new facts and circumstances emerge.  The Company is currently completing the purchase price allocation and valuation of the acquired assets.  The Company will adjust the preliminary purchase price allocation to reflect changes in the final valuation report, which is expected to be completed by June 2008.

The following un-audited pro forma consolidated results of operations for the period assumes the acquisition of ENTECH had occurred as of January 1, 2007, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had those companies been operated as part of the Company since January 1, 2007.

Condensed Consolidated Pro Forma Statement of Operations

	Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2008
	Actual	Pro Forma	Actual	Pro Forma
Revenues	$949,277	$1,098,298	$9,004,174	$9,037,255

Net Loss	(2,160,459)	(2,998,423)	(7,275,700)	(7,545,060)

Net Loss Attributable to Common Shareholders	(2,171,709)	(3,009,673)	(7,280,589)	(7,549,949)

Net loss per basic and diluted shares	$(0.01)	$(0.02)	$(0.04)	$(0.04)

Note (5)   Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following at March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Office furniture and equipment	$504,449	$284,820
Vehicles	318,179	216,425
Computers	413,395	341,710
Leasehold improvements	785,856	779,202
	2,021,879	1,622,157
Less accumulated depreciation and amortization	(409,966)	(154,363)
Equipment and leasehold improvements, net	$1,611,913	$1,467,794

Depreciation expense for the three months ended March 31, 2008 and 2007 was $79,686 and $10,798, respectively.

The increase in office furniture and equipment of $219,628 from December 31, 2007 to March 31, 2008 is mainly due to assets acquired in the purchase of ENTECH on January 28, 2008.

Note (6)   Intangible Assets

Intangible assets are listed below and associated accumulated amortization as of March 31, 2008 and December 31, 2007.

	March 31, 2008	December 31, 2007
ENTECH trademark	$1,600,000	$—
ENTECH technology	23,750,000	—
Accumulated amortization	(416,669)	—
ENTECH intangibles, net	$24,933,331	$—

Non-compete agreement, customer list and trade name	$123,000	$123,000
Accumulated amortization	(106,333)	(96,333)
Non-compete agreement, net	$16,667	$26,667

Amortization expense for the three months ended March 31, 2008 and 2007 was $426,669, and $10,000, respectively.

Based on the carrying amount of the intangible assets, and assuming no future impairment of the underlying assets, the estimated future amortization expense is as follows:

Nine month period ended December 31, 2008	$1,892,000
Year ended December 31, 2009	2,500,016
Year ended December 31, 2010	2,500,016
Year ended December 31, 2011	2,500,016
Year ended December 31, 2012	2,500,016
Thereafter	11,457,934
Total future amortization expense	$23,349,998

The Company is not amortizing the ENTECH trademark.

Note (7)   Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at March 31, 2008 and December 31, 2007:

	As of
	March 31, 2008	December 31, 2007
Accounts payable - contracts	$5,175,278	$4,944,525
Accounts payable - other	613,974	1,449,708
Accrued salaries	266,543	307,424
Accrued interest	1,263	240,734
Accrued warranty reserve	531,528	414,496
Accrued sales commission	—	165,513
Accrued sales & use tax	75,424	1,004,408
Accrued project costs	1,718,839	665,855
Accrued legal expenses	56,677	31,560
Other accrued expenses	198,922	172,721
Total	$8,638,448	$9,396,944

Note (8)   Long-Term Debt and Notes Payable

Long-term debt (including convertible debt) and notes payable, excluding related party transactions (see Related Party Transaction note below), consist of the following uncollateralized loans outstanding at March 31, 2008 and December 31, 2007:

Maturity Date	Loan Holder	Stated Rate	Effective Rate	Interest Period	Stock or Cash	Conversion Price of Common Stock	Potential Number of Shares Upon Conversion @ 3/31/08	Face Amount		Outstanding at March 31, 2008	Face Amount	Outstanding at December 31, 2007
2008	Funds & Qualified Individual Investors	10%	19-30%	Majority Monthly	Yes	$0.15	500,000	$75,000	(a)	$56,528	$599,353	$336,548
						Total	500,000	$75,000		$56,528	$599,353	$336,548
							Less current portion			56,528		298,092
							Long-term portion			—		$38,456

(a) In July 2005, the Company entered into a $3,250,000 10% convertible note due July 21, 2008, for total proceeds of $3,000,000, which was convertible into 18,055,556 shares of the Company’s common stock. The note was convertible into the Company’s common stock at a price equal to the lesser of (i) the volume-weighted average stock price for the 10 trading days prior to conversion, and (ii) $0.18 per share; provided that the conversion price shall not exceed the closing price on the day prior to conversion. As of December 31, 2007, the note was fully converted.

Also in July 2005, the Company entered into two convertible notes totaling $350,000: $250,000 with an investment fund and $100,000 with a private investor. The notes bear 10% interest which at the option of the Company can be paid in cash or in shares of the common stock of the Company, or a combination of both. The note holders have the option to convert all or any part of the outstanding principal into common stock of the Company at a conversion price of $0.18 per share. Through the first quarter of 2008, the investment fund holder converted $525,000, of their outstanding principal into 694,444 common shares of the Company.

In July 2005, the Company issued Convertible notes to three investors (terms discussed above). The Company determined that the embedded conversion options did not require bifurcation and fair value accounting in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”. The Company concluded that EITF 00-27: “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”) should be applied.

The Company noted that the fair market value of the stock on the date of issuance was lower than the conversion price of $0.18. The Company noted a debt discount attributable to the fair value of the warrants and the Beneficial Conversion Feature (“BCF”) in the amount of $1,428,547 and $2,171,452, respectively. We note that the total debt discount attributable to the debt would have exceeded the cash proceeds allocated to the debt, however EITF 98-5, paragraph 6 indicates that the amount of the discount assigned to the discount is limited to the amount of the proceeds allocated to the convertible instrument, therefore the amounts attributed to the BCF is limited to $2,171,452. As a result, the face value of the debt upon issuance is essentially $1.

The Company will be amortizing the debt discount over the term of the debt using the effective interest method (EITF 00-27, Issue #6). If and when a conversion (or partial conversion) occurs, any unamortized debt discount will be accelerated (proportionately) and recognized in that period’s statement of operations.

For the three months ended March 31, 2008, the Company recognized interest expense related to the July 2005 convertible notes  in the amount of $31,864. For the three months ended March 31, 2007, the Company recognized interest expense related to the July 2005 convertible notes in the amount of $30,397. As of March 31, 2008 there was $18,472 of unamortized debt discount.

Note (9)    Related Party Transactions

The Company recorded a related party sale to a principal shareholder of ten Mobile MaxPure ® units, recognizing revenue of $775,000 in the quarter ended March 31, 2008. The principal shareholder in turn, donated such units to a charitable foundation.

On January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. The Quercus Trust has the right to one vote for each share of the Company’s common stock into which the Series E Convertible Preferred Stock is convertible. Each share of the Series E Convertible Preferred Stock will automatically convert into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to the increase in our authorized common stock in a sufficient amount.

Also on January 25, 2008, we borrowed $6 million from The Quercus Trust as evidenced by a Promissory Note (the “Note”) dated as of that date. The Note bears interest at a rate of 8% per annum. The outstanding principal amount of the Note and all accrued and unpaid interest were due and payable on July 28, 2008.  The outstanding principal amount of the note and all accrued and unpaid interest were converted into 3,371 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share.

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 16,629 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase twenty nine million shares of the Company’s common stock, at an exercise price of $1.815 per share. The Quercus Trust has the right to one vote for each share of the Company’s common stock into which the Series F Convertible Preferred Stock is convertible. Each share of the Series F Convertible Preferred Stock will automatically convert into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to the increase in our authorized common stock in a sufficient amount. As of March 31, 2008, the warrants and new class of preferred stock have no redemption features and are not considered to be liquid securities.

Transactions between the Company and The Quercus Trust or its trustee, David Gelbaum, are considered related party transactions. Under the terms of our Related Party Transaction Policy and Procedures, transactions with related parties requiring disclosure under United States securities laws require prior approval of (a) the Board of Directors and the Audit Committee (acting in each case by a majority of the directors then in office who have no interest in a proposed related party transaction) or (b) the Board of Directors and a committee of not less than two independent directors appointed by the Board of Directors who have no interest in the proposed related party transaction being considered (a “Special Committee”).

The Board of Directors and either the Audit Committee or a Special Committee will review the material facts of all related party transactions that require approval in accordance with the Company’s policy and either approve or disapprove of the entry into the related party transaction. In determining whether to approve a related party transaction, the Board of Directors, the Audit Committee and the Special Committee, as applicable, will take into account, among other factors each deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The issuance of the Series E Convertible Preferred Stock, the loan evidenced by the Note and the issuance of the Series F Convertible Preferred Stock occurred prior to the adoption of our Related Party Transaction Policy and Procedures and, although approved by the board of directors, were not considered by the Audit Committee or a Special Committee.

Note (10)   Convertible Preferred Stock

In 2001, the Company issued a total of 66,667 shares of Series A 7% three-year Convertible Preferred Stock in exchange for financial public relations services. The shares were issued at $0.90 per share and the services were valued at $60,000 and recorded in the financial statements. In October 2004, the shares of Series A Preferred Stock were converted into 66,667 shares of common stock issued at $0.90 per share.

In 2000, the Company issued 611,111 shares of Series B 7% three-year Convertible Preferred Stock at $0.90 per share. The Series B Preferred Stock proceeds were intended to be used by the Company for the initial operating requirements of WorldWater (Phils) Inc., the Company’s Philippine subsidiary. The conversion privileges, which expired September 2003, were convertible either into 10% of WorldWater (Phils) Inc. or into 611,111 common shares of the Company.

It is the Company’s position that the holder of these preferred shares failed to convert to shares of the Company’s common stock in accordance with the terms of issuance, and that the preferred shares expired on September 8, 2003. It is the Company’s position that the obligations for the payment of dividends on such shares also terminated on that date. It is the Company’s intention to engage in negotiations with the holder of the Series B preferred shares to resolve the disputed terms of conversion.

Dividends on the Series B were accrued through September 30, 2004 at the rate of 7% and shown as “Accretion of preferred stock dividends’ in the Consolidated Statements of Operations.

Series C Convertible Preferred Stock

The Company issued 750,000 shares of Series C 6% Convertible Preferred Stock at $1.00 per share. The Series C Convertible Preferred Stock proceeds were used to fund: (i) a $500,000 payment made to the ENTECH, Inc. (“ENTECH”) to secure a binding letter of intent allowing the Company the opportunity to conduct due diligence for the proposed acquisition of all of the common shares of ENTECH by the Company or an affiliate; and (ii) due diligence expenses directly incurred in connection with the proposed acquisition transaction.

The Series C Convertible Preferred Stock held by each subscriber is convertible on an all or none basis, into either: (i) common stock of the Company; or (ii) each holder’s proportionate share of a 6.5% interest in the entity formed for the purpose of purchasing the common shares of ENTECH. Each holder of the Series C Convertible Preferred Stock may elect to convert into his or her proportionate share of a 6.5% interest in the entity formed to purchase the common stock of ENTECH during the 120 day period following the closing of the ENTECH transaction or, alternatively, may convert into the common stock of the Company at any time prior to January 1, 2009. The conversion price to be used for conversions into common stock of the Company will be equal to the closing bid price of the common stock on December 31, 2006, equal to $0.39 per share of our common stock.

Dividends on the Series C Convertible Preferred Stock accrue at the annual rate of 6%, payable the first day of each month, except that during the period July 1, 2006 through June 30, 2007 dividends will be accrued but not paid.

Series D Convertible Preferred Stock

On November 30, 2006, the Company issued a press release announcing its entry into three agreements with EMCORE Corporation (“EMCORE”), involving EMCORE’s agreement to purchase up to 26.5% of the Company on a fully-diluted basis in exchange for $18 million. The three agreements entered into on November 29, 2006, are an Investment Agreement (the “Investment Agreement”), a Registration Rights Agreement (the “Registration Right Agreement”) and a Letter Agreement (the “Letter Agreement”, and together with the Investment Agreement and Registration Rights Agreement, the “Agreements”). The Boards of Directors of EMCORE and the Company approved the Agreements.

Pursuant to the Investment Agreement, EMCORE agreed to invest up to $18.0 million (the “Investment”) in return for (i) six million, five hundred and twenty-three thousand, eight hundred and ten (6,523,810) shares of Series D Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series D Stock”) and (ii) six hundred and sixty-eight thousand, one hundred and thirty-nine (668,139) warrants to purchase six hundred and sixty-eight thousand, one hundred and thirty-nine (668,139) shares of Series D Stock (the “Warrants”). The Series D Stock and Warrants to be received by EMCORE are equivalent to an approximately thirty-one percent (31%) equity ownership in the Company, or approximately twenty-six and half percent (26.5%) on a fully diluted basis.

On November 29, 2006, EMCORE invested $13.5 million in the Company, representing the first tranche of its $18 million investment, in return for which the Company issued to EMCORE (i) four million, eight hundred and ninety two thousand, eight hundred and fifty seven (4,892,857) shares of Series D Convertible Preferred Stock and (ii) five hundred and five thousand and forty-four (505,044) warrants (the “Tranche A Warrants”) to purchase five hundred and five thousand and forty-four (505,044) shares of Series D Stock.

Consummation of the investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) is subject to the execution of a definitive strategic agreement between the Parties and certain other conditions set forth in the Investment Agreement. At the Tranche B Closing, the Company would issue to EMCORE (i) an additional one million, six hundred and thirty thousand, nine hundred and fifty-three (1,630,953) shares of Series D Convertible Preferred Stock and (ii) one hundred and sixty-three thousand and ninety-five (163,095) warrants to purchase one hundred and sixty-three thousand and ninety-five (163,095) shares of Series D Stock.

In the Investment Agreement, the Company and EMCORE made customary representations, warranties and covenants and the Company agreed to indemnify EMCORE and its affiliates, successors and assigns against certain potential losses incurred in connection with its investment in the Company, including any and all costs and expenses actually incurred by them resulting from the breach of any representation or warranty made by the Company in connection with EMCORE’s investment; the breach of or failure to perform any covenant or agreement by the Company contained in the Investment Agreement or related documents; or any action instituted against EMCORE or any of its affiliates, by any stockholder of the Company who is not an affiliate of EMCORE, with respect to any of the transactions contemplated by the Investment Agreement or related documents. Pursuant to the terms of the Investment Agreement, EMCORE has been granted the following rights, among others: (i) the right to participate pro-rata in future financings and equity issuances by the Company; (ii) certain rights to obtain information regarding the financial results, financial performance, business and operations of the Company; and (iii) the right to nominate and appoint two individuals to the Company’s Board of Directors.

The Series D Stock has the designations, preferences and rights set forth in the certificate of designation filed with the Secretary of State for the State of Delaware on November 29, 2006 (the “Certificate of Designation”). Pursuant to the Certificate of

Designation, holders of Series D Stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D Stock at any time and from time to time into such number of fully paid and non-assessable shares of common stock, par value $0.001, of the Company (the “Common Stock”) initially equal to such number of shares of Series D Stock multiplied by ten, subject to certain adjustments as more fully set forth in the Certificate of Designation including weighted average anti-dilution rights, (ii) the right to vote together with the holders of Common Stock as a single class on all matters submitted for a vote of holders of Common Stock, (iii) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of Common Stock, the exclusive right to elect two members of the Board of Directors of the Company, (iv) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of Common Stock, the exclusive right to elect one member of the Board of Directors of the Company, (v) certain liquidation preferences as detailed in the Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D Stock into shares of Common Stock as of the date immediately prior to the record date for such dividend. The liquidity event is any change in control whereby the new person or entity has 50% or more beneficial ownership in the existing company. Since the potential change in ownership is outside the control of the Company, the existing preferred shareholders would have the right to demand cash payment equal to the liquidation value of the preferred stock plus accrued dividends.   Closure of the second tranche cannot take place until a sufficient amount of additional common shares are authorized by the Company’s shareholders and other conditions set forth in the Investment Agreement have been satisfied.

Series C and D Preferred Stock Classification

The Series C and D Preferred Stock were classified out of permanent equity since it fit certain criteria in paragraph #2 of EITF Topic D-98), however it was not classified as a liability since it did not meet the requirements of a liability. The warrants on the Series D Preferred Stock were classified as a current liability under the guidance established in SFAS No. 150.

On November 29, 2006, the Company recorded preferred stock dividends related to a Beneficial Conversion Feature of the Series D Preferred Stock and the value associated with the Series D Preferred Stock Warrants, which needed to be recognized on the preferred shares of 4,892,857 and warrants of 505,044, respectively. After calculating the intrinsic value, based on the relative fair values of the warrants and preferred stock, an adjustment of $4,066,796 was recorded as a preferred stock dividend. EITF 98-5 paragraph 8, indicates the following “ For convertible preferred securities, any recorded discount resulting from allocation of proceeds to the beneficial conversion feature is analogous to a dividend and should be recognized as a return to the preferred shareholders over the minimum period from the date of issuance to the date at which the preferred shareholders can realize that return (that is, through the date of earliest conversion) using the effective yield method .” In the Company’s case, the discount was recognized as a Preferred Stock Dividend on the day of issuance since the earliest conversion date was immediately. The Company recorded a debit to Preferred Stock Dividend and a Credit to Additional Paid in Capital, which is in accordance with Case 1(a) of EITF 98-5.

The warrants to purchase Series D preferred stock were calculated by converting them to their common share equivalent, then utilizing the Black-Scholes Method to arrive at a fair value.  The amounts allocated to the preferred stock and warrants were equivalent to their relative fair values. At December 31, 2006, in accordance with SFAS No. 150, the warrants were re-valued from $954,827 to their redemption amount of $1,393,827, resulting in interest expense of $439,000 during the fourth quarter of 2006.

Series E Convertible Preferred Stock

On January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. The Quercus Trust has the right to one vote for each share of the Company’s common stock into which the Series E Convertible Preferred Stock is convertible. Each share of the Series E Convertible Preferred Stock will automatically convert into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to the increase in our authorized common stock in a sufficient amount.

Series F Convertible Preferred Stock

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 16,629 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase twenty nine million shares of the Company’s common stock, at an exercise price of $1.815 per share. The Quercus Trust has the right to one vote for each share of the Company’s common stock into which the Series F Convertible Preferred Stock is convertible. Each share of the Series F Convertible Preferred Stock will automatically convert into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to the increase in our authorized common stock in a sufficient amount.

Liquidation Preference

Upon liquidation, holders of the Series C and D Convertible Redeemable Preferred Stock will be entitled to the greater of (1) a per share amount equal to the original purchase price plus any dividends accrued but not paid and (2) the amount that the holder would receive in respect of a share of Series C and D Convertible Redeemable Preferred Stock if immediately prior to dissolution and liquidation, all shares of Series C and D Convertible Redeemable Preferred Stock were converted into shares of common stock. The liquidation preference of Series C and D is $437,589 and $13,500,000, respectively at March 31, 2008.

Note (11)   Warrant Transactions

The Company accounts for transactions with non-employees, in which financing, goods or services are the consideration received for the issuance of equity warrant instruments under the fair value method. The fair value of warrants issued is calculated using the Black-Scholes pricing model. All warrants are exercisable into common stock only and do not include Series D Preferred Stock warrants and the common stock warrants issued to The Quercus Trust.

There were no new warrants issued in the first quarter of 2008.

In the three months ended March 31, 2008, the Company raised $368,400 through the exercise of 1,375,967 warrants at an average price of $0.23 per share.

Warrant transactions consisted of the following during the three months ended March 31, 2008:

	Exercisable
	Warrants	Stock Price
Warrants Outstanding As of December 31, 2007	13,484,226	$0.32
Warrants Issued	—
Exercise of Warrants	(1,375,967)	0.23
Warrants Cancelled	(129,033)	0.25
Warrants Outstanding As of March 31, 2008	11,979,226	$0.32

Warrants outstanding expire as follows:

	Warrants	Strike
Year	Expiring	Price
2008	570,696	$0.24
2009	5,014,670	0.23
2010	—	—
2011	3,518,860	0.30
2012	2,875,000	0.51
	11,979,226	0.32

Note (12)   Commitments and Guarantees

The Company’s commitments and guarantees as of March 31, 2008, for the remainder of 2008 and the years 2009 through 2012 and thereafter are estimated below:

	2008	2009	2010	2011	2012	Thereafter	Total
Long-term debt maturities (face amount)	$75,000	$—	$—	$—	$—	$—	$75,000
Employment obligations	1,043,010	1,440,680	1,082,347	316,667	—	—	$3,882,704
Renewable energy credit guarantee obligations	53,032	64,701	64,701	64,701	35,509		$282,649
Operating lease payments	700,860	829,469	772,631	772,631	772,631	3,516,555	$7,364,777
Total	$1,871,902	$2,334,850	$1,919,679	$1,153,999	$808,140	$3,516,555	$11,605,130

Operating Leases

New Jersey

The Company’s executive office, research and development facility is housed in a 30,000 square foot site located at 200 Ludlow Drive, Ewing, New Jersey 08638. The facility is leased under an operating lease commencing July 1, 2007, and expiring June 30, 2015. The Company also occupies 13,270 square feet at 55 Route 31 South, Pennington, NJ 08534. This facility is leased under an operating lease expiring on June 30, 2008.

Colorado

In September 2007, the Company opened a sales and technical support office in Greenwood Village, CO under a six month lease expiring February 29, 2008.  The Company now leases the facilities on a month to month basis.

California

In September 2005, the Company acquired the assets of MJD Solutions, Inc., doing business as Quantum Energy Group in Applegate, California which included the transfer of their five year lease expiring April 30, 2009, with two five-year options to extend the lease.

In December 2007, the Company opened a sales office in Poway, CA under a two year lease expiring December 24, 2009.  This office serves as the sales center for Southern California.

In March 2007, the Company opened a technical support office in Fresno, CA under a month to month lease.

Texas

In January 2008, the Company acquired Entech, Inc. in Keller, TX which included the transfer of their lease expiring June 1, 2009.

On March 7, 2008, the Company entered into a lease for a 71,000 square foot manufacturing facility in Fort Worth, TX.  The lease is for a period of ten (10) years and provides for monthly payments that include rental expense, real estate taxes & common area maintenance of $42,061 per month for the first five (5) years of the lease and payments of $46,395 in the final five (5) years.

Employment Agreements

On December 18, 2006, the Company entered into a five-year employment agreement with Mr. Kelly, our former Chief Executive Officer and current Chairman, effective January 1, 2007. Adjusted compensation under the agreement is $250,000 annual salary and $1,200 per month auto allowance. Mr. Kelly participates in the Company’s “fringe benefits” including health coverage and the maintenance of a whole life policy. The benefits continue if employment is terminated without cause or by reason of death or disability to Mr. Kelly or his estate for the remaining term of the agreement or a period of 24 months, whichever is longer. Effective January 19, 2007, Mr. Kelly was granted 5,000,000 stock options at an exercise price of $0.40, fair market value at the date of the grant. These shares will vest twenty percent (20%) per year, with the first twenty percent (20%) vesting immediately upon the grant of the options and the remaining options vesting twenty percent (20%) per year on the annual anniversary of the initial grant.

In July 2002, Mr. Kelly was granted 1,000,000 shares of restricted stock, all of which are vested as of December 31, 2006. Compensation expense recognized in each of the years ended December 31, 2007, 2006, and 2005 was $0, $45,000, and $30,000 respectively.

Included in accrued sales commissions as of December 31, 2006 is $58,622 owed to Mr. Kelly under a Management Services Fee Agreement expired on December 31, 2006, calling for a management services/sales incentive fee equal to one-half percent (0.5%) of the Company’s gross product revenues less any related product returns, rebates, allowances, freight charges, tariffs and sales taxes, not to exceed $250,000 per annum.

On July 10, 2006, the Company entered into an employment agreement with Mr. Larry L. Crawford, Executive Vice President and Chief Financial Officer with a term which expires July 9, 2009. Annual compensation under the agreement is $150,000 and included an initial grant of 600,000 stock options vesting over the term of the employment agreement. On March 8, 2007, the Company entered into a new three-year employment agreement with Mr. Crawford. The contract was effective January 1, 2007 and includes his appointment as Executive Vice President. Adjusted compensation under this contract is $175,000 annual salary and $750 monthly auto allowance.

On December 18, 2006, the Company entered into an employment agreement with Douglas L. Washington, Executive Vice President, Marketing, effective January 1, 2007 for a period of three years. Annual compensation under the agreement is $160,000 and includes an initial grant of 600,000 stock options vesting over the term of the employment agreement. Effective February 1, 2008, the Company entered into a consulting agreement with Washington Power, LLC, and the aforementioned employment agreement was superseded.

On February 5, 2007 the Company entered into an employment agreement with Dr. Frank W. Smith, Chief Operating Officer, with a term that expires February 4, 2010. Annual compensation under the agreement is $200,000, which included an initial grant of 600,000 stock options vesting over the term of the employment agreement.

On March 18, 2008, the Company entered into an Executive Employment Agreement (the “Agreement”) with Robert A. Gunther, the Company’s Senior Vice President and General Counsel. The Agreement provides for a three term and an annual base salary of $200,000. Mr. Gunther will receive options to purchase 300,000 shares of the Company’s common stock under the terms of the Company’s 1999 Incentive Stock Option Plan (the “Plan”), subject to the approval of the Company’s stockholders to an increase in the number of authorized shares of common stock in the Plan. Options to purchase 50,000 shares of common stock will vest on July 7, 2008 and the balance will vest in 30 equal monthly installments commencing August 2008 and continuing in each of the next 29 months.

Note (13)   Contingencies

The Company is subject to various claims and suits from time to time in the ordinary course of its business. The Company is not aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, financial condition or results of operations.

Note (14)   Supplemental Disclosure of Cash Flow Information

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Cash paid for interest	$40,000	$19,515
Issuance of Stock in lieu of interest	77,376	—
Issuance of Stock for Services	12,554	—
Issuance of Series E Convertible Preferred Stock for Common Stock	27,383,000	—
Issuance of Common stock for acquisition of Entech	42,295,082	—

Note (15)   Subsequent Events

On April 24, 2008, Joseph Cygler, Lange Schermerhorn, Davinder Sethi and W. Harrison Wellford resigned from the Board of Directors of the Company; none of whom, to the knowledge of the Company, resigned due to any disagreement with the Company’s operations, policies or practices. Joseph Cygler, Lange Schermerhorn and Davinder Sethi formerly served as the members of both the Company’s Audit Committee and Compensation Committee. David Anthony and Reuben F. Richards, Jr.

were appointed to the Company’s Audit Committee and Compensation Committee at a board of directors meeting held on April 24, 2008. Dr. Frank Smith, the Company’s Chief Executive Officer, was unanimously elected to the board of directors.

Effective March 26, 2008, the position of Executive Vice President and Chief Technology Officer of WorldWater & Solar Technologies Corp. has been eliminated and the employment of Dr. Anand Rangarajan, who served in that position, has been terminated.

Effective June 18, 2008, Larry Crawford resigned as the Chief Financial Officer of the Company.

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee	$5,000
Printing fees	$7,500
Legal fees and expenses	$30,000
Accounting fees and expenses	15,000

Total	$57,500

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company’s directors for monetary damage resulting from breaches of their fiduciary duty, and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.  In addition, the Company has entered into indemnification agreements with the Company’s directors (collectively, “Director Indemnification Agreements”).  The obligation to indemnify generally means that we are required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.  The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has obtained directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement, or payment of a judgment under certain circumstances.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions of Delaware law, the Director Indemnification Agreements, the Company’s Certificate of Incorporation and our By-Laws, WorldWater provides indemnification of any person who is, was or shall be a director, officer, employee or agent of the Company, to the fullest extent permitted by the DGCL, as amended from time to time.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below in chronological order is certain information regarding securities issued by the Company since January 1, 2005  in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by the Company for such issuances.  None of these transactions involved any underwriters or any public offerings. Each of these transactions was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. With respect to each transaction, no general solicitation was made by either the Company or any person acting on its behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom.

Quarter Ended June 30, 2005

•                  611,300 shares were issued in lieu of payment of $147,577 in interest on outstanding convertible notes and short-term bridge notes at an average price of $0.24 per share.

•                  115,201 shares of common stock were issued at an average price of $0.24 per share in consideration for the purchase of Renewable Energy Credits (RECs) and investor research analysis, in lieu of cash payments totaling $26,040.

Quarter Ended September 30, 2005

•                  The Company issued 72,215 shares of common stock at $0.27 per share as consideration for investor relations services.

•                  The Company issued 750,000 shares of common stock at $0.32 per share as consideration to acquire the net assets of MJD Solutions, Inc., dba Quantum Energy Group and 213,355 shares of common stock were issued as the result of exercise of warrants of which the re-sale of shares issued had not been registered when issued.  Of the shares issued as a result of exercise of warrants, 213,132 were in the Company’s registration which became effective November 3, 2005.

•                  361,806 shares of common stock were issued at an average price of $0.25 per share in lieu of the payment of interest on convertible notes and short-term bridge notes.

Quarter Ended June 30, 2006

•                  The Company issued 750,000 shares of Series C 6% Convertible Preferred Stock at $1.00 per share.

Quarter Ended September 30, 2006

•                  Convertible notes having a face amount of $125,000 were converted into 722,223 shares of common stock at an average conversion price of $0.17 per share.  Associated with the conversion of the convertible notes accrued interest of $17,659.72 was paid in common stock in lieu of cash. The Company issued 56,367 shares at an average price of $0.31.

•                  To induce the early exercise of warrants, the Company issued 1,111,111 shares valued at $0.22 per share.

Quarter Ended December 31, 2006

•                  The Company repaid $500,000 borrowed for short-term working capital requirements.  In accordance with the terms of the loan agreement, the Company issued warrants for a total of 500,000 common shares with an exercise price of $0.22 per share and an August 25, 2011 expiration date.

Quarter Ended June 30, 2007

•                  The Company issued 17,770,085 shares of common stock at a weighted average price of $0.44 per share.

•                  The Company initiated a private offering.  A summary of the offering included 10,900,000 shares of the Company’s Common stock issued at $0.50 per share, with a five-year warrant attached to purchase 3,500,000 shares of the Company’s common stock at $0.50.  Net proceeds from this offering amounted to $5,117,000.

Quarter Ended September 30, 2007

•                  The Company issued 16,838,246 shares of common stock at a weighted average price of $0.50 per share.

•                  The Company entered into a Stock and Warrant Purchase Agreement with The Quercus Trust, whereby The Quercus Trust purchased 7.5 million shares of WorldWater’s common stock at a price of $1.782 per share, for total proceeds of $13,365,000.  The Agreement also provides for the issuance of warrants to The Quercus Trust for the purchase of 9.0 million additional shares of WorldWater’s common stock at an exercise price of $1.815, subject to certain adjustments and an expiration date of March 28, 2013.

Quarter Ended March 31, 2008

•                  The Company privately placed 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust.

•                  The Company issued a total of 19,672,132 shares of unregistered common stock in connection with the purchase of ENTECH.

•                  The Company privately placed 20,000 shares of WorldWater Series F Convertible Preferred Stock with The Quercus Trust at a price of $1,782.00 per share and raised $35,640,000 from the private placement.  The Quercus Trust also received warrants for 29,000,000 common shares at an exercise price of $1.815, subject to certain adjustments and an expiration date of August 12, 2013.

FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

(a)    Financial Statements.   The following documents are filed as Appendix F hereto and are included after the Exhibit Index as part of this Registration Statement on Form S-1.

Consolidated Financial Statements:

•                  Report of Independent Registered Public Accounting Firm—Amper, Politziner & Mattia, P.C.

•                  Consolidated Statements of Operations for the fiscal years ended December 31, 2007, 2006 and 2005

•                  Consolidated Balance Sheets as of  December 31, 2007 and 2006

•                  Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2007, 2006 and 2005

•                  Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the fiscal years ended December 31, 2007, 2006 and 2005

Notes to Consolidated Financial Statements

Interim Unaudited Consolidated Financial Statements

•                  Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007

•                  Condensed Consolidated Balance Sheets as of March 31, 2008 and December 31, 2007

•                  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007

Notes to Consolidated Financial Statements

(b)    Exhibits.  The following exhibits to this Registration Statement on Form S-1are either incorporated herein by reference or appended hereto, and we refer you to them for a more complete understanding of these documents.

Exhibit Number
2.1

Plan of Merger of WorldWater, a Nevada corporation with and into WorldWater, a Delaware corporation, filed with the State of Delaware April 30, 2001. Incorporated by reference to Exhibit 2.1 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.2

State of Nevada Articles of Merger, filed with the State of Nevada May 9, 2001. Incorporated by reference to Exhibit 2.2 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.3

Certificate of Merger of Domestic Corporation and Foreign Corporation filed with State of Delaware April 30, 2001. Incorporated by reference to Exhibit 2.3 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

3.1

Certificate of Incorporation. Incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 dated July 23, 2001 filed with the Securities and Exchange Commission on August 1, 2001 (File No. 333-66484).

3.2

Certificate of Amendment of Certificate of Incorporation. Incorporated by reference to Exhibit 3.2 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

3.3

Amended and Restated By-laws of WorldWater Incorporated by reference to Exhibit 4.2 to the Company’s Form S-8 dated July 23, 2001 filed with the Securities and Exchange Commission on August 1, 2001 (File No. 333-66484).

3.4

Certificate of Amendment of Certificate of Incorporation dated July 7, 2005. Incorporated by reference to Exhibit 3.4 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2006 (File No. 00016936).

3.5	Certificate of Amendment of Certificate of Incorporation dated October 11, 2006.

4.1

Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock dated November 29, 2006. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

4.2

Certificate of Designation of Series E Convertible Preferred Stock dated January 25, 2008. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008.

4.3

Certificate of Designation of Series F Convertible Stock dated February 12, 2008. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 18, 2008.

5.1	Opinion of Salvo Landau Gruen & Rogers regarding the validity of the securities offered hereby.*

10.1

Securities Purchase Agreement between WorldWater Corp. and SBI Brightline VIII LLC dated April 1, 2004. Incorporated by reference to Exhibit 10.1 to the Company’s Form SB-2filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.2	Stock Purchase Warrant dated March 29, 2004. Incorporated by reference to Exhibit 10.3 to Company’s Form SB-2 filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.3

Registration Rights Agreement by and between WorldWater and SBI Advisors, LLC dated as of March 29, 2004 Incorporated by reference to Exhibit 10.4 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.4

Forms of Warrant Purchase Agreements between WorldWater and certain Selling Stockholders. Incorporated by reference to Exhibit 10.5 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.5

Form of Registration Rights Agreement between WorldWater and certain Selling Stockholders. Incorporated by reference to Exhibit 10.6 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.6

Restricted Stock Agreement for Quentin T. Kelly dated July 1, 2002. Incorporated by reference to Exhibit 10.12 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

10.7	Quentin T. Kelly Employment Agreement dated effective as of January 1, 2007.

10.8	Larry Crawford Employment Agreement dated effective as of January 1, 2007.

10.9

Securities Purchase Agreement dated as of July 21, 2005 between WorldWater & Power Corp., a Delaware corporation as the Company and CAMOFI Master LDC, its successors and assigns as Purchaser. Incorporated by reference to 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.10

Registration Rights Agreement dated as of July 21, 2005 between WorldWater & Power Corp., a Delaware corporation and CAMOFI Master LDC as Purchaser. Incorporated by reference to 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.11

Common Stock Purchase Warrant dated July 21, 2005 issued to CAMOFI Master LDC as Holder for 9,027,778 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.18 per share and terminating on July 21, 2009. Incorporated by reference to 10.5 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.12

Common Stock Purchase Warrant dated July 21, 2005 issued to CAMOFI Master LDC as Holder for 1,277,778 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on July 21, 2009. Incorporated by reference to 10.6 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.13

Common Stock Purchase Warrant dated July 25, 2005 issued to The Water Fund, LP for 416,667 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on August 15, 2009. Incorporated by reference to 10.17 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on October 21, 2005 (File No. 33-0123045).

10.14

Common Stock Purchase Warrant dated July 25, 2005 issued to The Water Fund, LP for 416,667 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on August 15, 2009. Incorporated by reference to 10.18 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on October 21, 2005 (File No. 33-0123045).

10.15

Investment Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation as the Company and Emcore Corporation. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.16

Registration Rights Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation and Emcore Corporation. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.17

Letter Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation and Emcore Corporation. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.18

Series D Convertible Preferred Stock Purchase Warrant dated November 29, 2006 issued to Emcore Corporation for 505,044 shares of Series D Convertible Preferred Stock of WorldWater & Power Corp. at the exercise price of $3.17 per share and terminating on November 29, 2016. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.19	Lease Agreement dated as of March 7, 2008 by and between ENTECH, Inc., as tenant, and Alliance Gateway No. 23, Ltd., as landlord.

10.20	Lease Guarantee dated as of March 7, 2008 by and between WorldWater & Solar Technologies Corp. as guarantor, and Alliance Gateway No. 23, Ltd.

10.21	Dr. Frank W. Smith Employment Agreement dated effective as of February 5, 2007.*

10.22

Promissory Note dated January 25, 2008 by WorldWater & Solar Technologies Corp. in favor of The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008.

10.23

Stock Exchange Agreement dated January 25, 2008 by and between WorldWater & Solar Technologies Corp. and The Quercus Trust. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008.

10.24

Stock and Warrant Purchase Agreement dated February 12, 2008 by and among WorldWater & Solar Technologies Corp. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008.

23.1	Consent of Independent Registered Public Accounting Firm -- Amper, Politziner & Mattia LLP*

23.2	Consent of Salvo Landau Gruen & Rogers (included in Exhibit 5.1 hereto).

* Filed herewith as an Exhibit to this Registration Statement on Form S-1.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, WorldWater & Solar Technologies Corp. (formerly WorldWater & Power Corp.), has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ewing, State of New Jersey, on the 8th day of August, 2008.

By:	/s/ FRANK W. SMITH	Date:	August 8, 2008
Frank W. Smith
Chief Executive Officer and Director

By:	/s/ JAMES VITTOR		August 8, 2008
James Vittor
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

DAVID ANTHONY *	Director	August 8, 2008
David Anthony

DAVID GELBAUM *	Director	August 8, 2008
David Gelbaum

DR. WALTER HESSE *	Director	August 8, 2008
Dr. Walter Hesse

Director
Dr. Hong Hou

QUENTIN KELLY *	Director	August 8, 2008
Quentin Kelly

Director
Reuben F. Richards, Jr.

* Pursuant to Power of Attorney

By:	/s/ JAMES VITTOR
James Vittor
Attorney-In-Fact

EXHIBIT INDEX

5.1           Opinion of Salvo Landau Gruen & Rogers regarding the validity of the securities offered hereby.*

10.21       Dr. Frank W. Smith Employment Agreement dated effective as of February 5, 2007.*

23.1         Consent of Independent Registered Public Accounting Firm – Amper, Politziner & Mattia, LLP*